Exhibit A

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of October 12, 2020

among

HUYA Inc.,

Tiger Company Ltd.,

DouYu International Holdings Limited

and

Nectarine Investment Limited

(solely for purposes of the Specified Provisions)

AGREEMENT AND PLAN OF MERGER

i

EXHIBITS

EXHIBIT A –	Plan of Merger
EXHIBIT B –	Principles of Lockup Undertaking and Securities Account Monitoring Agreement

Glossary of Defined Terms

Accelerating RSU Holders	65
Accelerating RSUs	65
Acquisition Proposal	54
Additional Huya Shares	29
Affiliate	77
Aggregate ADS Payment	7
Agreement	1
Articles of Association	3
Assumed RSU Award	5
Bankruptcy and Equity Exception	14
Business Day	77
Cayman Companies Law	2
Certificates	7
Claim	58
Closing	2
Closing Date	2
Code	77
Contract	18
COVID-19 Measures	77
Data Protection Laws	20, 36
Dissenters Shares	9
DouYu	1
DouYu ADSs	4
DouYu Affiliate	19, 35
DouYu Agreements	18
DouYu Benefit Plan	20
DouYu Board	1
DouYu Board Recommendation	54
DouYu Change of Recommendation	54
DouYu Closing Dividend	63
DouYu Deposit Agreement	6
DouYu Depositary	6
DouYu Disclosure Schedule	11
DouYu Dividend Record Date	63
DouYu Employees	77
DouYu Financial Advisor	27
DouYu Intellectual Property	77
DouYu IP Agreements	77
DouYu IT Systems	25
DouYu Licensed Intellectual Property	77
DouYu Material Adverse Effect	77
DouYu Material Contract	24
DouYu Memorandum and Articles of Association	12
DouYu Owned Intellectual Property	78
DouYu Permits	18

v

DouYu PRC Subsidiaries	26
DouYu Record ADS Holders	55
DouYu Related Party	78
DouYu Restricted Share Unit Scheme	78
DouYu RSU Awards	78
DouYu RSU Trustee	4
DouYu SEC Reports	15
DouYu Share	4
DouYu Share Incentive Plan	78
DouYu Shareholders	1
DouYu Shareholders Meeting	78
DouYu Shares	4
DouYu Software	78
DouYu Special Committee	78
DouYu VIE Contracts	78
DouYu VIEs	78
DouYu Voting Agreement	1
DouYu Voting Agreements	1
DouYu Voting Shareholders	1
Effective Time	2
ERISA	78
Exchange Act	15
Exchange Agent	6, 10
Exchange Fund	6, 10
Exchange Ratio	4
Excluded Shares	4
Expenses	60
FCPA	19
Form F-4	52
GAAP	15
Government Official	19
Governmental Entity	17
HKIAC	75
HKIAC Rules	75
Huya	1
Huya ADSs	4
Huya Agreements	34
Huya Benefit Plan	36
Huya Board	1
Huya Class A Shares	4
Huya Class B Shares	29
Huya Closing Dividend	63
Huya Deposit Agreement	6
Huya Depositary	6
Huya Disclosure Schedule	28
Huya Dividend Record Date	63

Huya Employees	78
Huya Financial Advisor	43
Huya Financial Information	15, 32
Huya Intellectual Property	78
Huya IP Agreements	78
Huya IT Systems	42
Huya Licensed Intellectual Property	79
Huya Material Adverse Effect	79
Huya Material Contract	40
Huya Memorandum and Articles of Association	29
Huya Option	79
Huya Owned Intellectual Property	79
Huya Permits	35
Huya PRC Subsidiaries	42
Huya Related Party	79
Huya RSU Awards	79
Huya SEC Reports	31
Huya Share Incentive Plan	79
Huya Shareholders	30
Huya Shares	29
Huya Software	79
Huya Special Committee	79
Huya VIE Contracts	79
Huya VIEs	79
Indemnified Parties	57
Intellectual Property	79
IT Assets	80
Judgment	18
know	80
knowledge	80
Law	80
Lien	80
Material Adverse Effect	80
Merger	1
Merger Consideration	4
Merger Sub	1
No Vote Termination Fee	81
Non-Required Remedy	57
Notice Date	64
Off-the-Shelf Software	81
Outside Date	68
Parties	1
Per ADS Merger Consideration	4
Per Share Merger Consideration	4
Permitted Liens	81
Person	82

Plan of Merger	2
PRC	82
PRC Anti-Bribery Laws	19
PRC Regulatory Filings	82
Proceedings	18
Proxy Mailing Date	52
Proxy Statement	52
Public Software	82
Purported Dissenting Shareholder	9
Reassignment Agreement	2
Record Date	55
Registered	82
Representative	53
Required DouYu Vote	14
Review Date	16
SAFE	19
SAFE Circular 37	82
SAFE Circular 7	82
Schedule 13E-3	52
SEC	82
Section 238	9
Section 239	9
Securities Act	14
Share Issuance	52
Software	82
Specified Provisions	1
Statutory DouYu Benefit Plan	20
Statutory Huya Benefit Plan	37
Subsidiary	83
Surviving Corporation	2
Takeover Statute	60
Tax	83
Tax Group	22
Tax Returns	83
Taxes	83
Taxing Authority	83
Tencent	1
Tencent Indemnitees	64
Termination Fee	83
Transaction Agreements	83
UGC Agreements	83
Uncertificated Shares	7
US$	83
Vesting Acceleration	65
Wholly Owned DouYu Subsidiaries	13
Wholly Owned Huya Subsidiaries	30
Wuhan DouYu	83
Wuhan Ouyue	83

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated October 12, 2020, is by and among HUYA Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Huya”), Tiger Company Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly owned Subsidiary of Huya (“Merger Sub”), DouYu International Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“DouYu”, together with Huya, Merger Sub and DouYu, the “Parties”), and, solely for purposes of Sections 1.3, 6.1, 6.2, 6.3, 7.1, 7.3, 7.4, 7.7, 7.11, 7.12, 7.13, 7.14, 7.17, 7.18, 7.19, 7.20, 7.22 and Articles III, IV, V, VIII, IX and X (collectively, the “Specified Provisions”), Nectarine Investment Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands and a wholly owned Subsidiary of Tencent Holdings Limited (“Tencent”). Certain capitalized terms used in this Agreement are used as defined in Section 10.13.

WHEREAS, (a) the board of directors of Huya (the “Huya Board”), acting upon the unanimous recommendation of the Huya Special Committee, and the sole director of Merger Sub have (i) approved the merger of Merger Sub with and into DouYu (the “Merger”), with DouYu surviving the Merger as the surviving company (as defined in the Cayman Companies Law) upon the terms and subject to the conditions set forth in this Agreement and becoming a direct wholly owned Subsidiary of Huya as a result of the Merger, (ii) approved the execution, delivery and performance by Huya and Merger Sub, as the case may be, of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, including the Share Issuance and the Huya Closing Dividend, and (iii) approved the execution, delivery and performance by Merger Sub of the Plan of Merger; and (b) Huya, as the sole shareholder of Merger Sub, has approved the execution, delivery and performance by Merger Sub of this Agreement, the Plan of Merger and the consummation of the Merger and the other transactions contemplated hereby and thereby;

WHEREAS, the board of directors of DouYu (the “DouYu Board”), acting upon the unanimous recommendation of the DouYu Special Committee, has (i) determined that it is in the best interests of DouYu and its shareholders (the “DouYu Shareholders”), and declared it advisable, to enter into this Agreement and the Plan of Merger, (ii) approved the execution, delivery and performance by DouYu of this Agreement and the Plan of Merger and the consummation of the Merger and the other transactions contemplated hereby and thereby, including the DouYu Closing Dividend, and (iii) resolved to recommend the approval and authorization by way of special resolution of this Agreement, the Merger, the Plan of Merger and other transactions contemplated herein by the DouYu Shareholders;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Parties to enter into this Agreement, each of Shaojie Chen and Wenming Zhang (together, the “DouYu Voting Shareholders”), has executed and delivered to Tencent, Huya and DouYu a voting agreement dated as of the date hereof, between each such DouYu Voting Shareholder, Tencent, Huya and DouYu (together with the schedules and exhibits attached thereto, each, a “DouYu Voting Agreement” and together, the “DouYu Voting Agreements”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, Tencent and DouYu entered into that certain Reassignment Agreement, dated the date hereof (the “Reassignment Agreement”), pursuant to which, among other things, Tencent agreed to novate and transfer certain business cooperation agreement and control agreements to DouYu, and Tencent agreed to cause Shenzhen Tencent Computer Systems Company Limited (in Chinese, “深圳市腾讯计算机系统有限公司”), and Shenzhen Chuanghai Digital Company Limited (in Chinese, “深圳市创海数码有限公司”) (“Chuanghai Digital”), and DouYu agreed to cause Wuhan Douyu Culture Network Technology Co., Ltd. (in Chinese “武汉斗鱼鱼乐网络科技有限公司”), a wholly owned Subsidiary of DouYu, to enter into certain other documents, such that upon completion of the transactions contemplated in the Reassignment Agreement, DouYu would beneficially own and take control of Chuanghai Digital, which would own and operate the Acquired Business (as defined under the Reassignment Agreement). The closing of the transactions contemplated under the Reassignment Agreement is conditioned on, and is expected to occur substantially concurrently with, the closing of the Merger.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties and, with respect to the Tencent Provisions, Tencent hereby agree as follows:

ARTICLE I.

THE MERGER

Section 1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the Cayman Islands Companies Law (2020 Revision) (the “Cayman Companies Law”), Merger Sub shall be merged with and into DouYu. Following the Merger, Merger Sub shall cease to exist and will be struck off the Register of Companies in the Cayman Islands and DouYu shall continue as the surviving company (as defined in the Cayman Companies Law) (the “Surviving Corporation”) under the Laws of the Cayman Islands and become a wholly-owned Subsidiary of Huya.

Section 1.2 Effective Time. Subject to the provisions of this Agreement, Merger Sub and DouYu shall execute a plan of merger (the “Plan of Merger”) substantially in the form contained in Exhibit A hereto and the Parties shall file the Plan of Merger and other documents required to effect the Merger pursuant to the Cayman Companies Law with the Registrar of Companies of the Cayman Islands as provided in Section 233 of the Cayman Companies Law on or as soon as practicable after the Closing Date. The Merger shall become effective on the date specified in the Plan of Merger in accordance with the Cayman Companies Law (the “Effective Time”).

Section 1.3 Closing of the Merger. Unless otherwise mutually agreed in writing among the Parties and Tencent, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. (Hong Kong time) electronically, on a date to be agreed among DouYu, Huya and Tencent (the “Closing Date”), which shall be no later than the fifth (5th) Business Day immediately following the satisfaction or waiver of the last of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing) or another time agreed in writing by DouYu, Huya and Tencent.

Section 1.4 Effects of the Merger. The Merger shall have the effects specified in the Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall succeed to and assume all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges, mortgages, charges or security interests and all contracts, obligations, claims, debts and liabilities of Merger Sub and DouYu in accordance with the Cayman Companies Law.

Section 1.5 Memorandum and Articles of Association. At the Effective Time, in accordance with the Plan of Merger, DouYu will adopt the memorandum of association and articles of association of Merger Sub as in effect immediately prior to the Effective Time as the memorandum of association and articles of association (the “Articles of Association”) of the Surviving Corporation until thereafter amended in accordance with applicable Law and the Articles of Association; save and except (a) all references to the name of the Surviving Corporation shall be amended to “DouYu International Holdings Limited” and (b) all references therein to the authorized share capital of the Surviving Corporation shall be amended to refer to the correct authorized share capital of the Surviving Corporation as approved in the Plan of Merger; and (c) the Articles of Association shall include such indemnification provisions as required by Section 7.6.

Section 1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, each to hold office in accordance with the Articles of Association until their respective death, resignation, or removal or until their respective successors are duly elected and qualified.

Section 1.7 Officers. The officers of DouYu immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Association until their respective death, resignation, or removal or until their successors are duly elected or appointed and qualified.

Section 1.8 Regulatory filings. Each of Merger Sub and DouYu agrees and undertakes with the other that it will, and/or will procure that a member of its board of directors will, give, execute and file with the Registrar of Companies of the Cayman Islands such certificates, documents, declarations, undertakings and confirmations, and pay such fees, as may be required to be filed pursuant to section 233 of the Cayman Companies Law in order to consummate the Merger.

ARTICLE II.

CONVERSION OF SECURITIES

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any of the Parties or the DouYu Shareholders:

(a) Securities of Merger Sub. Each ordinary share, par value US$0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable ordinary share, par value US$0.0001 per share, of the Surviving Corporation. Such conversion shall be effected by means of the cancellation of such shares of Merger Sub, in exchange for the right to receive one such ordinary share of the Surviving Corporation. Such ordinary share shall be the only issued and outstanding share capital of the Surviving Corporation.

(b) Merger Consideration.

(i) Other than as provided in Section 2.1(b)(ii), each ordinary share, par value US$0.0001 per share, of DouYu issued and outstanding immediately prior to the Effective Time (individually, a “DouYu Share” and collectively, the “DouYu Shares”) (other than DouYu Shares represented by DouYu ADSs, the Excluded Shares and any Purported Dissenters Shares), shall be cancelled in exchange for the right of the holder of the relevant DouYu Share to receive 7.30 (the “Exchange Ratio”) validly issued, fully paid, non-assessable Class A ordinary shares, par value US$0.0001 per share, of Huya (“Huya Class A Shares”) (such number of shares, the “Per Share Merger Consideration”).

(ii) Each American depositary share of DouYu, each of which represents one-tenth (1/10) of a DouYu Share (the “DouYu ADSs”), issued and outstanding immediately prior to the Effective Time, together with the DouYu Shares represented by such DouYu ADSs, shall be cancelled in exchange for the right of the holder of the relevant DouYu ADS, at the direction of the DouYu Depositary, to receive 0.730 American depositary shares of Huya, each of which represents one Huya Class A Share (the “Huya ADSs”) (such number of Huya ADSs, the “Per ADS Merger Consideration” and together with the Per Share Merger Consideration, the “Merger Consideration”).

As of the Effective Time, all DouYu Shares, including DouYu Shares represented by DouYu ADSs, shall, by virtue of the Merger and without any action on the part of its holder, automatically be cancelled, shall no longer be issued or outstanding and shall cease to exist and the register of members of DouYu will be amended accordingly. Each DouYu Share (other than DouYu Shares represented by DouYu ADSs, the Excluded Shares and any Purported Dissenters Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration and each DouYu Share represented by ten (10) DouYu ADSs, together with such DouYu ADSs, shall thereafter represent only the right to receive the Per ADS Merger Consideration, as the case may be, without interest, and any Purported Dissenters Shares shall thereafter represent only the right to receive the applicable payments due and owing as referred to in Section 2.6.

(c) Cancellation of DouYu Shares. Notwithstanding Section 2.1(b), each DouYu Share and each DouYu ADS issued and outstanding immediately prior to the Effective Time that is (i) issued to and held by DouYu Employee Benefit Trust (the “DouYu RSU Trust”), or (ii) repurchased and held by DouYu in treasury either in the form of DouYu Shares or DouYu ADSs (collectively, the “Excluded Shares”) shall, by virtue of the Merger and without any action on the part of its holder, automatically be cancelled, shall no longer be issued or outstanding and shall cease to exist, and the register of members of DouYu will be amended accordingly, and no consideration shall be delivered or deliverable in exchange therefor.

(d) Untraceable Shareholders. The Per Share Merger Consideration shall not be issued or delivered to DouYu Shareholders who are untraceable unless and until, except as provided below, they notify the Exchange Agent of their current contact details prior to the Effective Time. A DouYu Shareholder will be deemed to be untraceable if (i) it, he or she has no registered address in the register of members maintained by DouYu, (ii) on the last two consecutive occasions on which a dividend has been paid by DouYu, a check payable to such shareholder either (A) has been sent to such shareholder and has been returned undelivered or has not been cashed or (B) has not been sent to such shareholder because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to DouYu or (iii) notice of the DouYu Shareholders Meeting has been sent to such shareholder and has been returned undelivered.

(e) Certain Adjustments. Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the issued and outstanding DouYu Shares or Huya Class A Shares, as applicable, or securities convertible into or exchangeable or exercisable for DouYu Shares or Huya Class A Shares, as applicable, shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any share dividend, subdivision, reclassification, recapitalization, split, combination, consolidation, readjustment, exchange of shares or similar transaction, the Per Share Merger Consideration and Per ADS Merger Consideration shall be appropriately adjusted to reflect such share dividend, subdivision, reclassification, recapitalization, split, combination, consolidation, readjustment, exchange of shares or similar transaction.

Section 2.2 Treatment of DouYu RSU Awards.

(a) As of the Effective Time, without any action on the part of the holders thereof, each DouYu RSU Award that is outstanding and unvested and held directly by the applicable grantee immediately prior to the Effective Time shall be assumed by Huya and converted into a restricted share unit award (an “Assumed RSU Award”) with respect to a number of Huya Class A Shares equal to the product obtained by multiplying (i) the applicable number of DouYu Shares subject to such DouYu RSU Award immediately prior to the Effective Time by (ii) the Exchange Ratio, rounded to the nearest whole share. Each Assumed RSU Award shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding DouYu RSU Award immediately prior to the Effective Time (taking into account any changes thereto by reason of this Agreement or the Merger), except that (x) Huya shall take all necessary actions to reflect such changes to the terms and conditions applicable to the Assumed RSU Awards as set forth in Section 2.2(a) of the DouYu Disclosure Schedule, effective as of the Effective Time and (y) Huya may modify terms rendered inoperative by reason of the Merger or make such other adjustments as in the reasonable and good faith determination of Huya are appropriate to effectuate the administration of the Assumed RSU Award, provided that any such modification or adjustment shall not cause any adverse economic impact on the Assumed RSU Awards.

(b) As of the Effective Time, without any action on the part of the holders thereof, each DouYu RSU Award that is outstanding and vested and held directly by the applicable grantee immediately prior to the Effective Time shall be cancelled in exchange for the right to receive a number of Huya Class A Shares equal to the product obtained by multiplying (i) the applicable number of DouYu Shares subject to such DouYu RSU Award immediately prior to the Effective Time by (ii) the Exchange Ratio, rounded to the nearest whole share. For the avoidance of doubt, each vested DouYu RSU Award that has exchanged for DouYu Shares or DouYu ADSs prior to the Effective Time shall be deemed cancelled and shall not be entitled to any right under this Section 2.2(b).

(c) DouYu shall take all actions necessary to (i) effect the measures contemplated in this Section 2.2, including but not limited to the adoption of any plan amendments, obtaining DouYu Board approval, and/or obtaining the necessary employee consents and (ii) to ensure that from and after the Effective Time neither Huya nor the Surviving Corporation will be required to issue DouYu Shares, other share capital of the Surviving Corporation or any other consideration (other than as required by this Section 2.2) to any Person pursuant to or in settlement of DouYu RSU Awards or any other awards granted under the DouYu Restricted Share Unit Scheme.

(d) Subject to the terms of this Section 2.2, at the Effective Time, Huya shall assume all the obligations of DouYu under the DouYu Restricted Share Unit Scheme with such amendment and modification as the Huya Board may decide, each Assumed RSU Award and the agreements evidencing the grants thereof, and the number and kind of shares available for issuance under the DouYu Restricted Share Unit Scheme shall be adjusted to reflect Huya Class A Shares and any other change that the Huya Board may decide, provided that any such modification or adjustment shall not cause any adverse economic impact on the Assumed RSU Awards.

Section 2.3 Exchange Fund.

(a) Subject to the conditions and terms of the deposit agreement, dated as of July 16, 2019 (the “DouYu Deposit Agreement”), entered into by and among DouYu, JPMorgan Chase Bank, N.A. (the “DouYu Depositary”), as depositary, and all holders and beneficial owners from time to time of DouYu ADSs, prior to the Effective Time, Huya shall, subject to DouYu’s prior approval (which approval shall not be unreasonably withheld, conditioned or delayed), appoint a commercial bank or trust to act as exchange agent hereunder for the purpose of canceling DouYu Shares and DouYu ADSs in exchange for the Per Share Merger Consideration and the Per ADS Merger Consideration, as applicable (the “Exchange Agent”).

(b) At or prior to the Effective Time, Huya shall (i) deposit with, allot and issue to, the Exchange Agent, for the benefit of the holders of DouYu Shares (other than holders of Excluded Shares and Purported Dissenters Shares) a number of Huya Class A Shares sufficient to settle the Per Share Merger Consideration provided in Section 2.1(b) and (ii) cause Deutsche Bank Trust Company Americas, as depositary (the “Huya Depositary”), to deposit with, allot and issue to, the Exchange Agent, for the benefit of the holders of DouYu ADSs (other than holders of Excluded Shares) a number of Huya ADSs sufficient to settle the Per ADS Merger Consideration provided in Section 2.1(b). The Huya ADSs shall be issued in accordance with the deposit agreement, dated as of May 10, 2018 (the “Huya Deposit Agreement”), entered into by and among Huya, the Huya Depositary and all holders and beneficial owners from time to time of the Huya ADSs. The Huya Class A Shares and Huya ADSs deposited with, allotted and issued to, the Exchange Agent are collectively referred to as the “Exchange Fund”.

Section 2.4 Exchange Procedures.

(a) Holders of DouYu Shares: (i) promptly after the Effective Time (and in any event within five (5) Business Days thereafter), the Surviving Corporation shall cause the Exchange Agent to mail to each registered holder of DouYu Shares (other than the DouYu Depositary and holders of Excluded Shares and Purported Dissenters Shares) (A) a form of letter of transmittal (which shall specify how the delivery of the Merger Consideration to such registered holders of DouYu Shares shall be effected) and (B) instructions for effecting the surrender of any and all share certificates which have been issued representing such DouYu Shares (the “Certificates”). Each registered holder of DouYu Shares (including DouYu Shares not represented by a Certificate (“Uncertificated Shares”)), excluding for the avoidance of doubt the DouYu Depositary and holders of Excluded Shares and Purported Dissenters Shares, shall be entitled to receive the Per Share Merger Consideration, without interest, for each DouYu Share (including DouYu Shares formerly represented by a Certificate and Uncertificated Shares) cancelled at the Effective Time multiplied by (x) the number of DouYu Shares represented by such Certificate (or declaration of loss or non-receipt and, if applicable, indemnity in the required form and in compliance with Section 2.9) or (y) the number of Uncertificated Shares, as the case may be, provided that each holder of a Certificate shall be required to surrender such Certificate (or a declaration of loss or non-receipt and, if applicable, indemnity in the required form and in compliance with Section 2.9) to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, and the Certificate so surrendered shall forthwith be cancelled; and (ii) if the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the cancelled DouYu Shares are registered, it shall be a condition of payment that (A) a share transfer form in respect of DouYu Shares represented by the Certificate so surrendered (if any) shall be in a proper form to transfer the relevant DouYu Shares and (B) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of such cancelled DouYu Shares and shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Upon the cancellation of any DouYu Shares at the Effective Time, the registered holder of such cancelled DouYu Shares shall have no further rights in respect of such cancelled DouYu Shares, and each Certificate in respect of such cancelled DouYu Shares shall be deemed at any time after the Effective Time to represent only the right to receive the Per Share Merger Consideration as contemplated by this Article II, without interest.

(b) Holders of DouYu ADSs. Notwithstanding anything to the contrary set forth in Section 2.4(a) above, promptly after the Effective Time (and in any event within five (5) Business Days thereafter), the Surviving Corporation and the Exchange Agent shall mail to the DouYu Depositary (A) a form of letter of transmittal (which shall specify how the delivery of the Per ADS Merger Consideration to (or to the order of) the DouYu Depositary shall be effected); and (B) instructions for effecting the surrender of any and all Certificates representing DouYu Shares in the form of DouYu ADSs. The DouYu Depositary shall be entitled to receive the Per ADS Merger Consideration, without interest, for each DouYu Share held by the DouYu Depositary in respect of which a DouYu ADS has been issued (the “Aggregate ADS Payment”), provided that the DouYu Depositary shall be required to surrender such Certificates it holds to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, and the Certificates so surrendered shall forthwith be cancelled. Promptly after the payment of the Aggregate ADS Payment (and in any event within five (5) Business Days thereafter), and subject to the DouYu Deposit Agreement, the Surviving Corporation and the Exchange Agent shall cause the DouYu Depositary to mail to each registered holder of DouYu ADSs (other than holders of Excluded Shares) (X) a form of letter of transmittal (which shall specify how the delivery of the Per ADS Merger Consideration to the registered holders of DouYu ADSs shall be effected); and (Y) instructions for effecting the surrender of any and all ADRs (as such term is defined in the DouYu Deposit Agreement) evidencing DouYu ADSs. Each holder registered on the register of ADRs of DouYu of such DouYu ADSs cancelled at the Effective Time shall be entitled to receive the Per ADS Merger Consideration for each DouYu ADS cancelled at the Effective Time multiplied by the number of DouYu ADSs held by such holder, provided that each holder of an ADR shall be required to surrender such ADR to the DouYu Depositary together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the DouYu Depositary, and the ADRs so surrendered shall forthwith be cancelled pursuant to the DouYu Deposit Agreement. Each ADR in respect of such cancelled DouYu ADS shall be deemed at any time after the Effective Time to represent only the right to receive the Per ADS Merger Consideration as contemplated by this Article II. Notwithstanding anything to the contrary set forth in this Section 2.4(b), DouYu ADS Holders shall pay the DouYu ADS cancellation fee payable to DouYu Depositary and the Huya ADS issuance fee payable to the Huya Depositary.

(c) Settlement of Fractional Securities. No fractional Huya Class A Shares or Huya ADSs shall be issued to holders of DouYu Shares and DouYu ADSs as part of the total Merger Consideration. The Exchange Agent shall (i) receive all Huya ADSs not used for share exchange in the Merger because of the existence of fractional Huya Class A Shares or Huya ADSs and (ii) sell such Huya ADSs on behalf of the holders of fractional Huya Class A Shares or Huya ADSs on the New York Stock Exchange and pass on the net proceeds due and payable to such holders of DouYu Shares and DouYu ADSs in cash. Each holder of DouYu Shares or DouYu ADSs (except the holders of the Excluded Shares and Purported Dissenters Shares) who would have received fractional Huya Class A Shares or Huya ADSs but for this Section 2.4(c) shall receive a cash payment representing such holder’s proportionate interest in the net proceeds from the sale by the Exchange Agent pursuant to this Section 2.4(c).

(d) Arrangements with Depositaries. Each of Huya and DouYu will use reasonable efforts to put into place appropriate arrangements with the Huya Depositary and the DouYu Depositary to give effect to this Article II.

Section 2.5 Transfer Books; No Further Ownership Rights. Subject to Section 2.6, the Merger Consideration paid in respect of the cancellation of DouYu Shares and DouYu ADSs in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to DouYu Shares (including DouYu Shares represented by Certificates and Uncertificated Shares) or ADRs. At the Effective Time, the register of members of DouYu and the register of ADRs of DouYu shall be closed, and thereafter there shall be no further registration of transfers on the register of members of the Surviving Corporation of DouYu Shares or on the register of ADRs of DouYu of DouYu ADSs that were issued and outstanding immediately prior to the Effective Time, provided that nothing herein shall prevent the Surviving Corporation from maintaining a register of members in respect of its ordinary shares after the Effective Time and from registering transfers of such ordinary shares after the Effective Time. From and after the Effective Time, (i) the holders of DouYu Shares issued and outstanding immediately prior to the Effective Time and (ii) subject to the DouYu Deposit Agreement, the holders of ADRs that evidenced ownership of DouYu ADSs outstanding immediately prior to the Effective Time, shall cease to have any rights with respect to such DouYu Shares or ADRs, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.6(a), if, at any time after the Effective Time, Certificates or ADRs are presented to the Surviving Corporation, or the DouYu Depositary, where applicable, for any reason, they shall be cancelled as provided in this Article II.

Section 2.6 Purported Dissenting Shares.

(a) The Merger shall be governed by Section 239 of the Cayman Companies Law (“Section 239”) and none of the rights of dissenters under Section 238 of the Cayman Companies Law (“Section 238”) shall be available in respect of the Merger; provided, however, that if a DouYu Shareholder (such DouYu Shareholder, a “Purported Dissenting Shareholder”) provides any notice of objection, notice of dissent, written demand for appraisal or takes any other action that purports to exercise any dissenter rights pursuant to Section 238, such Purported Dissenting Shareholder shall not be entitled to receive the Per Share Merger Consideration with respect to DouYu Shares owned by such Purported Dissenting Shareholder (the “Purported Dissenters Shares”) unless and until either (i) such Purported Dissenting Shareholder shall have withdrawn such objection, dissent, demand or other action in such manner as would render such Purported Dissenting Shareholder to be deemed to have effectively withdrawn its dissent from the Merger if Section 238 were to apply in such case, or (ii) a court of the Cayman Islands with competent jurisdiction either strikes out the petition for determination of fair value under Section 238 on the grounds that Section 239 applies to the Merger, or makes a declaration, or otherwise grants a final and non-appealable judgement confirming, that Section 239 applies to the Merger. If a Purported Dissenting Shareholder withdraws its demand for dissent from the Merger in such manner as would render such Purported Dissenting Shareholder to be deemed to have effectively withdrawn its dissent from the Merger, or fails to validly exercise its dissenter rights, in each case as if Section 238 were to apply in such case, then the DouYu Shares held by such Purported Dissenting Shareholder shall cease to be Purported Dissenters Shares.

(b) With respect to each Purported Dissenters Share, the holder thereof shall be entitled to receive: (A) in the event a Cayman Islands court either (i) strikes out the petition for determination of fair value under Section 238 on the grounds that Section 239 applies to the Merger, or (ii) makes a declaration, or otherwise grants a final and non-appealable judgment confirming, that Section 239 applies to the Merger, the Per Share Merger Consideration, without interest; (B) in the event a Cayman Islands court either (i) grants a final and non-appealable judgment determining the fair value of the Purported Dissenters Share required to be paid to the Purported Dissenting Shareholder under Section 238, or (ii) makes a declaration that Section 239 does not apply to the Merger, only the payment resulting from the procedure in Section 238; provided that, in the event that a petition under Section 238(9) is not filed within the time limits specified therein (subject to any additional time periods resulting from any stay of proceedings under Section 238 which may be ordered by the Cayman Islands court), then such holder shall receive the Per Share Merger Consideration with respect to each Purported Dissenters Share, without interest. DouYu shall promptly give Huya (i) copies of notices of objection, notices of dissent, any written demands for appraisal, attempted withdrawals of such demands, and any other instruments that are received by DouYu relating to any purported exercise of rights to dissent from the Merger by any Purported Dissenting Shareholder and (ii) the opportunity to direct or approve all offers, negotiations and proceedings with respect to such purported exercise of dissenter rights. DouYu shall not, except with the prior written consent of Huya, voluntarily make any payment with respect to any purported exercise by a shareholder of its rights to dissent from the Merger, any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(c) Prior to the Effective Time, Huya shall appoint a qualified trustee to act as trustee (the “Trustee”) for the purpose of holding the Per Share Merger Consideration that would otherwise have been payable to the Purported Dissenting Shareholders in exchange for the cancellation of each Purported Dissenters Share held by it but for the purported exercise of dissenter rights by such Purported Dissenting Shareholders. At the Effective Time, Huya shall deposit with, allot and issue to, the Trustee, for the benefit of the Purported Dissenting Shareholders a number of Huya Class A Shares equal to the product obtained by multiplying (i) the number of Purported Dissenters Shares as of the Effective Time by (ii) the Exchange Ratio. Huya shall cause the Trustee to (a) hold for the benefit of each Purported Dissenting Shareholder the Per Share Merger Consideration with respect to each Purported Dissenters Share held by it until such Purported Dissenting Shareholder becomes entitled to receive the Per Share Merger Consideration pursuant to Section 2.6(b), and (b) promptly after such Purported Dissenting Shareholder becomes so entitled, transfer the Per Share Merger Consideration to such Purported Dissenting Shareholders with respect to each Purported Dissenters Share held by it in accordance with the same procedure and subject to the same terms and conditions as provided in Section 2.4, as if applied to such transfer mutatis mutandis; provided that in the event such Purported Dissenting Shareholder becomes entitled to receive consideration other than the Per Share Merger Consideration pursuant to Section 2.6(b), the corresponding Huya Shares held by the Trustee shall be returned to the Surviving Corporation and becomes properties of the Surviving Corporation, or disposed of on behalf of the Surviving Corporation with the proceeds from such disposal paid to the Surviving Corporation.

Section 2.7 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of DouYu Shares and DouYu ADSs (other than the Excluded Shares and the Purported Dissenters Shares) at the date nine (9) months after the Effective Time shall be delivered to the Surviving Corporation on the instruction of the Surviving Corporation, and any holder of DouYu Shares and DouYu ADS (other than holders of Excluded Shares and Purported Dissenters Shares) who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Huya (subject to this Agreement and abandoned property, escheat and similar laws) for the Per Share Merger Consideration or the Per ADS Merger Consideration, as the case may be, to which such holder is entitled, without any interest on any portion thereof. Any such portion of the Exchange Fund remaining unclaimed by such holders of DouYu Shares and DouYu ADSs at such time at which amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by Law, become the property of the Surviving Corporation or its designee, free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.8 No Liability. None of Huya, Merger Sub, DouYu, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.9 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit or declaration of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or by the Exchange Agent, an indemnity or the posting by such Person of a bond in such reasonable amount as the Surviving Corporation or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Per Share Merger Consideration with respect to DouYu Shares formerly represented thereby pursuant to this Agreement.

Section 2.10 Withholding Rights. Each of the Surviving Corporation, DouYu, Huya, the Exchange Agent and their respective Affiliates shall be entitled to deduct and withhold from any payment otherwise payable pursuant to this Agreement such amounts as it reasonably determines is required to deduct and withhold with respect to the making of such payment under any provisions of Tax Law of the United States, the PRC, or other applicable jurisdictions. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Surviving Corporation, DouYu, Huya, the Exchange Agent or their respective Affiliates, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. A Party that becomes aware prior to the time of payment that it must deduct or withhold amounts from such payment pursuant to this Agreement (other than in respect of amounts treated as compensation) shall promptly notify the other Party of such requirement, and the Parties shall cooperate in good faith to minimize any such required deduction or withholding.

Section 2.11 Agreement of Fair Value. Huya, Merger Sub and DouYu respectively agree that the Per Share Merger Consideration represents not less than the fair value of DouYu Shares for the purposes of Section 238(8) of the Cayman Companies Law.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF DOUYU

Except as (A) disclosed in the DouYu SEC Reports filed with, or furnished to, the SEC prior to the date hereof (other than disclosures in such DouYu SEC Reports contained in the “Risk Factors” and “Forward-Looking Statements” sections thereof or any other disclosures of risks or uncertainties in the DouYu SEC Reports which are nonspecific, cautionary, predictive or forward-looking in nature) or (B) set forth in the section of the disclosure schedule delivered to Huya by DouYu on the date hereof (the “DouYu Disclosure Schedule”) that specifically relates to a specified section or subsection of this Article III, or any other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection, DouYu hereby represents and warrants to Huya, Merger Sub and Tencent, that:

Section 3.1 Organization and Qualification; Subsidiaries.

(a) DouYu is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each Subsidiary of DouYu is a corporation or legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its incorporation or organization. DouYu and each of its Subsidiaries has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted. Except as listed in Section 3.1(a) of the DouYu Disclosure Schedule, DouYu and each of its Subsidiaries is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed is not material. An accurate and complete copy of the Fourth Amended and Restated Memorandum and Articles of Association of DouYu, as in effect as of the date of this Agreement (the “DouYu Memorandum and Articles of Association”), has been publicly filed or furnished by DouYu as part of the DouYu SEC Reports.

(b) Section 3.1(b) of the DouYu Disclosure Schedule sets forth a list of (i) all Subsidiaries of DouYu and (ii) DouYu’s interest in any Person which is not a Subsidiary, including any Person in which DouYu has a non-controlling equity interest. Except as listed in Section 3.1(b) of the DouYu Disclosure Schedule, DouYu does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other security of any other entity or any other investment in any other entity.

Section 3.2 Capitalization .

(a) As of the date of this Agreement, the authorized share capital of DouYu is US$100,000 divided into (A) 500,000,000 ordinary shares of a nominal or par value of US$0.0001 each, and (B) 500,000,000 shares of a nominal or par value of US$0.0001 each, as the DouYu Board may determine in accordance with the DouYu Memorandum and Articles of Association. As of the date hereof, (A) 32,094,655 DouYu Shares are issued and outstanding (excluding any DouYu Shares held by the DouYu RSU Trust with respect to the unvested DouYu RSU Awards), and (B) no other shares of DouYu are issued and outstanding. As of the date of this Agreement, 2,106,321 DouYu Shares are issued to the DouYu RSU Trust for the purpose of managing the DouYu RSU Awards under the DouYu Restricted Share Unit Scheme, of which 2,080,079 DouYu RSU Awards corresponding to 2,080,079 DouYu Shares have been granted and not forfeited and 809,786 DouYu RSU Awards corresponding to 809,786 DouYu Shares have become vested. No award has been granted and outstanding under the DouYu Share Incentive Plan.

(b) DouYu has made available to Huya accurate and complete copies of the DouYu Share Incentive Plan, the DouYu Restricted Share Unit Scheme and the form of award agreements thereunder in respect of DouYu RSU Awards granted as of the date of this Agreement. All the outstanding DouYu Shares are, and DouYu Shares issuable upon the vesting of outstanding DouYu RSU Awards will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except (i) as set forth in Section 3.2(a), (ii) as set forth in the DouYu Deposit Agreement, (iii) as set forth in the DouYu Voting Agreements, (iv) for the transactions contemplated by this Agreement and the DouYu VIE Contracts, and (v) as listed in Section 3.2(b) of the DouYu Disclosure Schedule, (A) there is no share capital of DouYu authorized, issued or outstanding, (B) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character (whether or not conditional) relating to the issued or unissued share capital of DouYu or any of its Subsidiaries, obligating DouYu or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any share capital or other equity interest in DouYu or any of its Subsidiaries or securities convertible into or exchangeable or exercisable for such share capital or equity interests, or obligating DouYu or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, agreement, arrangement or commitment, and (C) there are no outstanding obligations of DouYu or any of its Subsidiaries to repurchase, redeem or otherwise acquire any DouYu Shares or other share capital of DouYu or any of its Subsidiaries, or to make any payments based on the market price or value of shares or other share capital of DouYu or its Subsidiaries, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity other than loans to Subsidiaries in the ordinary course of business. Other than DouYu ADSs and the DouYu Deposit Agreement, DouYu does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) with the DouYu Shareholders on any matter.

(c) All of the outstanding share capital of DouYu’s Subsidiaries formed outside of the PRC (the “DouYu Offshore Subsidiaries”) has been duly authorized, and validly issued, and is fully paid and non-assessable and owned by DouYu, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be required by applicable Law), and there are no irrevocable proxies with respect to such share capital.

(d) Each DouYu RSU Award was (i) granted under the DouYu Restricted Share Unit Scheme (ii) duly authorized by all necessary action, including, as applicable, approval by the DouYu Board (or a duly authorized committee thereof) and any required shareholder approval by the necessary number of votes or written consents and (iii) granted in compliance with all applicable Law in all material respects and all of the terms and conditions of the DouYu Restricted Share Unit Scheme.

(e) DouYu has no secured creditors and has granted no fixed or floating security interests that are outstanding.

Section 3.3 Authority.

(a) DouYu has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Required DouYu Vote, to consummate the transactions contemplated hereby. The DouYu Board has duly and validly authorized the execution, delivery and performance of this Agreement and approved the consummation of the transactions contemplated hereby, and has at a meeting duly called and held at which a majority of the directors present at such meeting voted in favor of such resolutions in accordance with the DouYu Memorandum and Articles of Association and the applicable listing and corporate governance rules and regulations of The NASDAQ Global Select Market, (i) approved, and declared advisable, this Agreement, the Merger, the Plan of Merger and the other transactions contemplated hereby; (ii) determined that such transactions are advisable and fair to, and in the best interests of, DouYu and the DouYu Shareholders (other than Tencent); and (iii) resolved to recommend that the DouYu Shareholders authorize and approve by way of special resolution this Agreement, the Plan of Merger, the Merger and the other transactions contemplated hereby and thereby (including, without limitation, the adoption of the amended and restated memorandum and articles of association with effect from the Effective Date and the cancellation of the authorised but unissued shares of DouYu pursuant to the terms of this Agreement). No other corporate proceedings on the part of DouYu are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger and the Plan of Merger, the Required DouYu Vote). This Agreement has been duly and validly executed and delivered by DouYu and, assuming the due authorization, execution and delivery by Huya, Merger Sub and Tencent, constitutes a valid, legal and binding agreement of DouYu, enforceable against DouYu in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) Subject to Section 7.2(b), acting upon the unanimous recommendation of DouYu Special Committee, the DouYu Board has directed that this Agreement, the Merger and the Plan of Merger be submitted to the DouYu Shareholders for their authorization and approval by way of special resolution at a meeting to be held for that purpose. The only vote of the holders of any class or series of share capital of DouYu necessary to authorize and approve this Agreement, the Plan of Merger, the Merger and the other transactions contemplated hereby, is a special resolution of DouYu, meaning the affirmative vote of shareholders representing two-thirds or more of DouYu Shares present and voting in person or by proxy as a single class at the DouYu Shareholders Meeting in accordance with Section 233(6) of the Cayman Companies Law authorizing and approving this Agreement, the Plan of Merger, the Merger and the other transactions contemplated therein (including, without limitation, the adoption of the amended and restated memorandum and articles of association with effect from the Effective Date and the cancellation of the authorised but unissued shares of DouYu pursuant to the terms of this Agreement) (the “Required DouYu Vote”). No other vote of the DouYu Shareholders is required by Law, the DouYu Memorandum and Articles of Association or otherwise in order for DouYu to authorize and approve this Agreement, the Merger or the Plan of Merger or to consummate the transactions contemplated hereby.

Section 3.4 SEC Reports; Financial Statements.

(a) DouYu has timely (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) filed or furnished, as applicable, all forms, reports and documents required to be filed or furnished by it with the SEC pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) (such forms, reports and documents so filed, furnished or provided, including any amendments thereto, collectively, the “DouYu SEC Reports”). Each of the DouYu SEC Reports, as of its filing date and except to the extent corrected by a subsequent DouYu SEC Report, has complied or, if filed or furnished after the date hereof and before the Effective Time, will comply, as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed or amended, as the case may be. No Subsidiary of DouYu is subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act. The DouYu SEC Reports did not contain, when filed or furnished (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of DouYu has failed in any respect to make the certifications required of him or her under section 302 or section 906 of the Sarbanes-Oxley Act of 2002, in each case with respect to the DouYu SEC Reports.

(b) The audited and unaudited consolidated financial statements of DouYu and the unaudited financial data included in the earnings release for the quarters ended March 31, 2020 and June 30, 2020, included or incorporated by reference in the DouYu SEC Reports (collectively, the “DouYu Financial Information”) fairly present (except as may be indicated in the notes thereto), or in the case of DouYu SEC Reports filed or furnished after the date of this Agreement, will fairly present, to the extent practicable, in all material respects, the financial position and the results of operations, shareholders’ equity and cash flows of DouYu and its consolidated Subsidiaries as of the times and for the periods then ended (subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments that are not material in the aggregate). Such DouYu Financial Information has been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis (“GAAP”), except as specifically indicated in the notes thereto.

(c) DouYu is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of The NASDAQ Global Select Market.

(d) DouYu has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) as required under Rule 13a-15 or 15d-15 of the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information relating to DouYu, including its Subsidiaries, required to be included in reports filed or furnished under the Exchange Act is accumulated and communicated to DouYu’s management, including the chief executive officer and chief financial officer of DouYu, to allow timely decisions regarding required disclosure. Neither DouYu nor, to DouYu’s knowledge, DouYu’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of DouYu’s internal controls and procedures which could reasonably adversely affect DouYu’s ability to record, process, summarize or report financial data, in each case which has not been subsequently remediated.

Section 3.5 No Undisclosed Liabilities. Neither DouYu nor any of its Subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, required to be recorded or reflected on a balance sheet under GAAP, and there is no existing condition, situation or set of circumstances which could be expected to result in such material liability or obligation, except for liabilities or obligations (a) reflected, accrued or reserved against in DouYu’s consolidated balance sheets or in the notes thereto included in the DouYu SEC Reports filed or furnished prior to the date hereof, (b) incurred since the date of the most recent balance sheet included in the DouYu SEC Reports in the ordinary course of business consistent with past practices, (c) disclosed in Section 3.5 of the DouYu Disclosure Schedule, (d) arising under this Agreement or the performance by DouYu of its obligations hereunder, or (e) arising, directly or indirectly, in connection with the COVID-19 pandemic (or any mutation or variation of the underlying virus thereof or related health condition).

Section 3.6 Absence of Changes. Except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and any COVID-19 Measures and except as disclosed in Section 3.6 of the DouYu Disclosure Schedule, since June 30, 2020 (the “Review Date”), DouYu and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice and there has not been:

(a) any circumstance, event, occurrence or development which has had, or would reasonably be expected to have, individually or in the aggregate, a DouYu Material Adverse Effect;

(b) (i) any declaration, setting aside or payment of any dividend or other distribution with respect to any share capital of DouYu or any of its Subsidiaries (except for dividends or other distributions by any Subsidiary to DouYu or to any wholly-owned Subsidiary of DouYu) or (ii) any redemption, repurchase or other acquisition of any share capital of DouYu or any of its Subsidiaries, other than the payment of DouYu Closing Dividend pursuant to Section 7.16(b);

(c) any material change in any method of accounting or accounting practice by DouYu or any of its Subsidiaries;

(d) any making or revocation of any material Tax election, any settlement or compromise of any material Tax liability, or any change (or request to any Taxing Authority to change) any material aspect of the method of accounting of DouYu or any of its Subsidiaries for Tax purposes;

(e) except to the extent required by applicable Law or otherwise contemplated in this Agreement, any increase in the compensation or benefits payable or to become payable to any of its directors, officers or employees (except for increases for non-officer employees in the ordinary course of business and consistent with past practice);

(f) except to the extent required by applicable Law or otherwise contemplated in this Agreement, (i) any establishment, adoption, entry into, termination or amendment of any bonus, profit sharing, equity, thrift, pension, retirement, deferred compensation, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any director, officer or employee, (ii) any grant or increase in any severance, change in control, termination or similar compensation or benefits payable to any director, officer or employee, or (iii) any acceleration of the time of payment or vesting of, or the lapsing of restrictions with respect to, or any funding or otherwise securing the payment of, any compensation or benefits payable or to become payable to any director, officer or employee under any benefit or compensation plan, agreement or arrangement;

(g) any amendment to the DouYu Memorandum and Articles of Association or any similar governing instrument of any of the Subsidiaries of DouYu or any amendment to or termination of any of the DouYu VIE Contracts;

(h) any incurrence of material indebtedness for borrowed money (other than short term debt incurred in the ordinary course of business and consistent with past practice) or any guarantee of such indebtedness for another Person (other than wholly-owned Subsidiaries of DouYu) or any issue or sale of debt securities, warrants or other rights to acquire any debt security of DouYu or any of its Subsidiaries;

(i) any adoption of, resolution to approve or petition or similar proceeding or order in relation to, a plan of complete or partial liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization of DouYu or any of its Subsidiaries;

(j) any receiver, trustee, administrator or other similar Person appointed in relation to the affairs of DouYu or its property or any part thereof; or

(k) any agreement to do any of the foregoing .

Section 3.7 Consents and Approvals; No Violations.

(a) Except such as shall have been obtained prior to the Closing and except for (i) such filings and approvals as may be required by any federal securities Laws, including compliance with any applicable requirements of the Securities Act and the Exchange Act, (ii) compliance with the rules and regulations of The NASDAQ Global Select Market, (iii) the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands and publication of notice of the Merger in the Cayman Islands Governmental Gazette, in each case as required by the Cayman Companies Law, and (iv) any PRC Regulatory Filing, no filing with or notice to, and no permit, authorization, consent or approval of, any supranational, national, state, municipal or local court or tribunal or administrative, governmental, quasi-governmental or regulatory body, agency or authority (a “Governmental Entity”) is necessary for the execution and delivery by DouYu of this Agreement or the consummation by DouYu of the transactions contemplated hereby, including the Merger.

(b) The execution, delivery and performance of this Agreement by DouYu does not, and the consummation by DouYu of the transactions contemplated hereby will not, constitute or result in, (i) (assuming the Required DouYu Vote is duly obtained and passed) any breach of any provision of the DouYu Memorandum and Articles of Association or of the respective governing documents of any of the Subsidiaries of DouYu, (ii) a violation or breach of, or (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration of any obligation or the creation of any Lien (other than any Lien created as a result of any actions taken by Huya or Merger Sub)) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument (each, a “Contract”) or obligation to which DouYu or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound (collectively, the “DouYu Agreements”), or (iii) (assuming the Required DouYu Vote is duly obtained and passed and compliance with the matters referred to in Section 3.7(a)) violate any Law or Judgment applicable to DouYu or any of its Subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a DouYu Material Adverse Effect or prevent or materially impair the ability of DouYu to consummate the Merger and the other transactions contemplated hereby. There are no third-party consents and approved required to be obtained under the DouYu Agreements as a result of the change-in-control of DouYu which would reasonably be expected to prevent or materially impair the ability of DouYu to consummate the Merger and the other transactions contemplated hereby.

Section 3.8 Property. None of DouYu or its Subsidiaries owns any real property. DouYu or one of its Subsidiaries is the lessee of all leases reflected on Section 3.8 of the DouYu Disclosure Schedule, free and clear of all Liens (other than Permitted Liens), and is in occupancy of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of DouYu, the lessor, except as do not have or would not reasonably be expected to have, individually or in the aggregate, a DouYu Material Adverse Effect.

Section 3.9 Legal Proceedings. Except as listed in Section 3.9 of the DouYu Disclosure Schedule, neither DouYu, nor any of its Subsidiaries, nor, to the knowledge of DouYu, any of their respective directors or officers is a party to any, and there are no pending or, to the knowledge of DouYu, threatened, legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations (the “Proceedings”) of any nature against DouYu, any of its Subsidiaries or their respective directors or officers or to which any of their equity interests or material properties or assets is subject, which (a) has material effects on the financial position or profitability of DouYu and its Subsidiaries, taken as a whole, or (b) challenges or seeks to enjoin, alter, prevent or materially delay the Merger. There is no material judgment, order, injunction or decree (the “Judgment”) outstanding against DouYu, any of its Subsidiaries, any of their equity interests, material properties or assets, or any of their directors and officers (in their capacity as directors and officers).

Section 3.10 Permits; Compliance with Applicable Laws.

(a) Except as listed in Section 3.10(a) of the DouYu Disclosure Schedule, each of DouYu and its Subsidiaries hold all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of all Governmental Entities necessary for it to own, lease, operate and use its properties and assets or to carry on its business (the “DouYu Permits”), and (i) all of the DouYu Permits are valid, in full force and effect, and are not subject to any pending or, to the knowledge of DouYu, threatened Proceedings by any Governmental Entity to suspend, cancel, modify, terminate or revoke any such DouYu Permit, (ii) each of DouYu and its Subsidiaries is in material compliance with the terms and requirements of the DouYu Permits, and (iii) neither DouYu nor any of its Subsidiaries is in material default under, and to the knowledge of DouYu, no condition exists that with notice or lapse of time or both would constitute a material default under or would reasonably be expected to result in any suspension, cancellation, modification, termination or revocation of, any such DouYu Permit.

(b) Neither DouYu nor any of its Subsidiaries is or has been in material violation of any Law applicable to DouYu or its Subsidiaries (including the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the PRC Law on Anti-Unfair Competition adopted on September 2, 1993, if applicable, the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996, if applicable (collectively, the “PRC Anti-Bribery Laws”), and applicable rules and regulations of relevant PRC Governmental Entities), except for violations which would not reasonably be expected to have, individually or in the aggregate, a DouYu Material Adverse Effect. No investigation or review by any Governmental Entity with respect to DouYu or its Subsidiaries is pending or, to DouYu’s knowledge, threatened in writing, nor, to DouYu’s knowledge, has any Governmental Entity indicated in writing an intention to conduct the same, in each case with respect to a material violation of applicable Law.

(c) None of DouYu, any of its Subsidiaries or any of their respective directors, officers or employees or, to DouYu’s knowledge, any agent, or any other person acting for or on behalf of DouYu or any Subsidiary has (individually and collectively, a “DouYu Affiliate”), (i) made any bribe, influence payment, kickback, payoff, or any other type of payment that would be unlawful under any applicable Law; (ii) offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any officer, employee or any other person acting in an official capacity for any Governmental Entity (including any political party or official thereof) or agency or instrumentality thereof (including any state-owned or controlled enterprise), or to any candidate for political office (individually and collectively, a “Government Official”) for the purpose of (A) improperly influencing any act or decision of such Government Official in his official capacity, (B) improperly inducing such Government Official to do or omit to do any act in relation to his lawful duty, (C) securing any improper advantage, or (D) inducing such Government Official to improperly influence or affect any act or decision of any Governmental Entity, in each case, in order to assist DouYu, any Subsidiary, or any DouYu Affiliate in obtaining or retaining business for or with, or in directing business to, any Person; or (iii) accepted or received any unlawful contributions, payments, gifts, or expenditures. DouYu and its Subsidiaries have effective disclosure controls and procedures and an internal accounting controls system applicable to it and its Subsidiaries which are designed to provide reasonable assurances that violations of the FCPA, the PRC Anti-Bribery Laws or any similar Law will be prevented, detected and deterred.

(d) DouYu is aware of, and has been advised as to, the content of the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Tax Administration, the State Administration of Industry and Commerce, the China Securities Regulatory Commission and the State Administration of Foreign Exchange (“SAFE”) on August 8, 2006 and effective as of September 8, 2006. Neither DouYu nor any of its Subsidiaries is or has been in material violation of the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors.

(e) DouYu has taken reasonable steps to comply with SAFE Circular 7 and has taken reasonable steps to cause its beneficiary shareholders who are PRC residents to comply with SAFE Circular 37 with respect to their interests in DouYu.

(f) Except as would not reasonably be expected to have a DouYu Material Adverse Effect, DouYu and its Subsidiaries have in the past two (2) years complied with all Laws applicable to data privacy, data security or personal information (“Data Protection Laws”), as well as its and their own rules, policies and procedures relating to privacy, data protection, and the collection, retention, protection, use and other processing of personal information. No action or claim has been asserted or threatened against any of DouYu or its Subsidiaries alleging a material violation of any Data Protection Law and, to the knowledge of DouYu, there does not exist any basis therefor. Except as would not reasonably be expected to have a DouYu Material Adverse Effect, the transactions contemplated by this Agreement will not result in the violation of any Data Protection Law or the rules, policies and procedures relating to privacy, data protection, and the collection, retention, protection, use and other processing of personal information of DouYu or its Subsidiaries.

Section 3.11 Employee Benefit Plans.

(a) Each employee benefit plan, program or arrangement (whether written or unwritten) for the benefit of any DouYu Employee (including without limitation, any stock option, stock purchase, stock appreciation rights or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, unemployment or severance compensation plan, or employment or consulting agreement) that DouYu or any of its Subsidiaries maintains, sponsors, participates in, is a party to or contributes to (each, a “DouYu Benefit Plan”), is disclosed in the DouYu SEC Reports or listed in Section 3.11(a) of the DouYu Disclosure Schedule, other than any DouYu Benefit Plan mandated by applicable Law to which the sole liability of DouYu and its Subsidiaries is to make contributions required by Law including plans or programs maintained by a Governmental Entity requiring the payment of social insurance taxes or similar contributions by DouYu or its Subsidiaries to a fund of a Governmental Entity with respect to wages of an employee (each of such plan, a “Statutory DouYu Benefit Plan”). True and complete copies of each such DouYu Benefit Plan other than Statutory DouYu Benefit Plan, including all amendments thereto have been provided or made available to Huya and Merger Sub.

(b) Except as permitted by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with another event) will (i) result in any payment becoming due to any DouYu Employee under any of the DouYu Benefit Plans or otherwise; (ii) increase any compensation or benefits due to any DouYu Employee under any of the DouYu Benefit Plans or otherwise; (iii) result in any acceleration of the time of payment or vesting of any compensation or benefits due to any DouYu Employee under any DouYu Benefit Plan or otherwise; or (iv) result in DouYu being obligated to grant any options, restricted share units or other rights to purchase or acquire DouYu Share to any DouYu Employees after the date hereof.

(c) Except as disclosed in the DouYu SEC Reports and severance benefits provided for under applicable Law, DouYu and its Subsidiaries do not maintain any DouYu Benefit Plan that provides benefits in the nature of severance to any DouYu Employees. No DouYu Benefit Plan provides welfare benefits, including, death or medical benefits (whether or not insured), beyond retirement or termination of service, other than coverage mandated solely by applicable Law.

(d) With respect to each DouYu Benefit Plan, neither DouYu nor any of its Subsidiaries has received any notice, letter or other written or oral communications from any Governmental Entity regarding any material non-compliance of employee social benefits requirements.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a DouYu Material Adverse Effect, there are no pending or, to the knowledge of DouYu, threatened Proceedings by or on behalf of any employee or beneficiary covered under any such DouYu Benefit Plan, as applicable, or otherwise involving any such DouYu Benefit Plan (other than routine claims for benefits). Each DouYu Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law.

Section 3.12 Labor Matters. There are no collective bargaining agreements which pertain to DouYu Employees. Except as would not, individually or in the aggregate, be reasonably likely to have a DouYu Material Adverse Effect, as of the date hereof, (i) there are no pending labor disputes between DouYu or any of its Subsidiaries, on the one hand, and any DouYu Employee, on the other hand, (ii) each of DouYu and its Subsidiaries is in compliance with all applicable Laws relating to employment, termination, wages and hours and social security, in each case, with respect to each of the DouYu Employees (including those on layoff, disability or leave of absence, whether paid or unpaid); and (iii) neither DouYu nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits for DouYu Employees other than coverage mandated by applicable Law.

Section 3.13 Taxes.

(a) Each of DouYu and its Subsidiaries has duly and timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns are true, complete and accurate in all material respects. All material Taxes shown to be due and payable on such Tax Returns have been timely paid.

(b) The most recent DouYu Financial Information reflects an adequate reserve for all Taxes payable by DouYu and its Subsidiaries for all Taxable periods and portions thereof through the date of such DouYu Financial Information. To DouYu’s knowledge, no material deficiency with respect to Taxes has been proposed, asserted or assessed against DouYu or any of its Subsidiaries, other than any deficiency which has been paid or is being contested in good faith in appropriate Proceedings and for which adequate reserves have been established in the DouYu SEC Reports. No material Liens for Taxes exist with respect to any asset of DouYu or any of its Subsidiaries, except for Permitted Liens or Liens for which adequate reserves have been established in the DouYu SEC Reports.

(c) All material amounts of Taxes required to be withheld by DouYu and each of its Subsidiaries have been timely withheld, and to the extent required by applicable Law, all such withheld amounts have been timely paid over to the appropriate Governmental Entity.

(d) No audit, investigation, suit or other administrative or court proceedings are pending, in progress or, to the knowledge of DouYu, threatened with respect to any Taxes or Tax assets of DouYu or any of its Subsidiaries, and no written notice thereof has been received.

(e) No written claim has been made by a Taxing Authority in a jurisdiction where neither DouYu nor any of its Subsidiaries files Tax Returns for a particular type of Tax that DouYu or any Subsidiary is or may be subject to this type of Tax or required to file a Tax Return with respect to such type of Tax in that jurisdiction.

(f) Neither DouYu nor any of its Subsidiaries has participated in any transaction that is treated as a tax shelter or similar transaction under Applicable Law.

(g) Neither DouYu nor any of its Subsidiaries (i) has been a member of an affiliated or similar group filing a consolidated, combined, unitary or similar Tax Return (a “Tax Group”) other than a Tax Group of which DouYu was the common parent or (ii) has any liability for the Taxes of any other Person (other than DouYu or any of its Subsidiaries) (x) as a transferee or successor, (y) pursuant to any tax sharing agreement or other contractual obligation (other than pursuant to customary provisions of contractual agreements entered into in the ordinary course of business the principal subject of which does not relate to Taxes) or (z) as a result of such other Person having being at any time a member of a Tax Group of which DouYu or any Subsidiary thereof was also a member.

Section 3.14 Material Contracts.

(a) Except for this Agreement and the Reassignment Agreement, Section 3.14 of the DouYu Disclosure Schedule sets forth a true and complete list of all of the following types of Contracts that currently remain in effect (x) to which DouYu or any of its Subsidiaries is a party or which binds or affects their respective properties or assets, and (y) have not been filed with or furnished to the SEC as an exhibit to the DouYu SEC Reports:

(i) any Contract that would be required to be filed or furnished by DouYu pursuant to Item 19 and paragraph 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act;

(ii) any Contract granting a right of first refusal, first offer or first negotiation;

(iii) any Contract relating to (A) the formation, creation, operation, management or control of a partnership, joint venture, limited liability company or similar arrangement, (B) strategic cooperation or partnership arrangements, or (C) other similar agreements outside the ordinary course of business involving a sharing of profits, losses, costs or liabilities, in each case, more than RMB20,000,000, by DouYu or any of its Subsidiaries;

(iv) any Contract for the acquisition, sale or lease (including leases in connection with financing transactions) of material properties or assets of DouYu (by merger, purchase or sale of assets or stock or otherwise);

(v) any Contract with any Governmental Entity;

(vi) any Contract granting or evidencing a Lien on any material properties or assets of DouYu or any of its Subsidiaries, other than a Permitted Lien;

(vii) any Contract involving the capital expenditure by DouYu or its Subsidiaries, or relating to indebtedness for borrowed money or any financial guaranty, in each case, more than RMB20,000,000;

(viii) any Contract involving a loan (other than accounts receivable from trade debtors in the ordinary course of business) or advance to (other than travel and entertainment allowances to the employees of the Company and any of its Subsidiaries extended in the ordinary course of business), or investment in, any Person, in each case, more than RMB20,000,000, other than a wholly-owned Subsidiary of DouYu or any Contract relating to the making of any such loan, advance or investment that is material to the financial status of DouYu;

(ix) any non-competition Contract or other Contract that purports to limit, curtail or restrict in any material respect the ability of DouYu or any of its Subsidiaries to compete in any geographic area, industry or line of business;

(x) any Contract that contains a put, call or similar right pursuant to which DouYu or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests or assets of any Person that have a fair market value or purchase price of more than RMB20,000,000;

(xi) any Contracts involving any resolution or settlement of any actual or threatened material litigation, arbitration, claim or other dispute, more than RMB5,000,000;

(xii) any Contract (other than Contracts granting DouYu RSU Awards) giving the other party the right to terminate such Contract as a result of this Agreement or the consummation of the transactions contemplated by this Agreement, including the Merger;

(xiii) any Contract that contains restrictions with respect to (A) payment of dividends or any distribution with respect to equity interests of DouYu or any of its Subsidiaries, (B) pledging of share capital of DouYu or any of its Subsidiaries or (C) issuance of guaranty by DouYu or any of its Subsidiaries;

(xiv) any material DouYu IP Agreements with an aggregate contract value exceeding RMB20,000,000;

(xv) Contracts with top twenty streamers and top twenty talent agencies, in each case, in terms of contract value; or

(xvi) any other Contract, a breach or termination of which could reasonably be expected to have a DouYu Material Adverse Effect.

Each Contract of the type described in this Section 3.14(a), together with any Contract that has been filed or furnished by DouYu pursuant to Item 19 and paragraph 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act, is referred to herein as a “DouYu Material Contract”. A true and complete copy of each DouYu Material Contract in effect as of the date hereof has been made available to Huya (including, where applicable, pursuant to agreed-upon procedures to protect competitively sensitive information) or publicly filed with the SEC.

(b) Each DouYu Material Contract constitutes the valid and legally binding obligation of DouYu or its applicable Subsidiary, enforceable in accordance with its terms and is in full force and effect, subject to Bankruptcy and Equity Exception. There is no material breach or default under any DouYu Material Contract either by DouYu or, to DouYu’s knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by DouYu or, to DouYu’s knowledge, any other party. No party to any such DouYu Material Contract has given notice to DouYu of or made a claim against DouYu with respect to any material breach or default thereunder.

Section 3.15 Insurance Matters. Section 3.15 of the DouYu Disclosure Schedule sets forth a list of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets, liabilities, operations and directors and officers of DouYu and its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a DouYu Material Adverse Effect, all such policies, programs and arrangements are in full force and effect, no notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder. Neither DouYu nor any of its Subsidiaries knows of any threatened termination of, or material alteration of coverage under, any of its respective insurance policies.

Section 3.16 Intellectual Property.

(a) List of Intellectual Property. DouYu has provided to Huya and Tencent with a true and complete list of all DouYu Owned Intellectual Property that is Registered, indicating for each such item, as applicable, the application or registration number, date and jurisdiction of filing or issuance, and the identity of the current applicant or registered owner.

(b) Ownership; Sufficiency. Except as would not have a DouYu Material Adverse Effect, (i) DouYu and its Subsidiaries own or have sufficient rights to use all Intellectual Property that is necessary for the operation of their business as currently conducted; (ii) DouYu and its Subsidiaries solely and exclusively own all right, title and interest in the DouYu Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens); and (iii) DouYu and its Subsidiaries have a valid license to use the DouYu Licensed Intellectual Property in connection with and as used in the operation of their business as currently conducted.

(c) Validity and Enforceability. Except as would not have a DouYu Material Adverse Effect, each DouYu Owned Intellectual Property that is Registered is (i), to the knowledge of DouYu, valid, subsisting (or in the case of applications, applied for) and enforceable, (ii) currently in compliance with any and all legal requirements necessary to maintain the validity and enforceability thereof, and (iii) not subject to any outstanding Judgment adversely affecting DouYu’s or its Subsidiaries’ use thereof or rights thereto, or that would impair the validity or enforceability thereof. There has been no action or claim asserted or, to the knowledge of DouYu, threatened challenging the ownership, scope, validity or enforceability of any DouYu Owned Intellectual Property that is Registered, except as would not materially affect the business of DouYu and its Subsidiaries, taken as a whole.

(d) Infringement. Except as would not have a DouYu Material Adverse Effect, (i) neither DouYu nor any of its Subsidiaries has received any notice in writing that DouYu or any such Subsidiary, the operation of the business of DouYu and its Subsidiaries or the use or other exploitation of DouYu Intellectual Property in connection therewith has, in the last two (2) years, infringed, misappropriated or otherwise violated the Intellectual Property rights of any other Person; and (ii) to the knowledge of DouYu, no Person (including current and former officers, employees, consultants and contractors of DouYu or any of its Subsidiaries) is engaging, or has engaged in the last two (2) years, in any activity that infringes, misappropriates or otherwise violates any DouYu Intellectual Property.

(e) Protection Measures. DouYu and its Subsidiaries have taken reasonable measures at a level that is not below industry standards to maintain the confidentiality and value of all material confidential information used or held for use in the operation of the business of DouYu and its Subsidiaries, including the source code for any DouYu Software and all other material confidential DouYu Intellectual Property. To the knowledge of DouYu, (i) no material confidential information, trade secrets or other material confidential DouYu Intellectual Property has been disclosed by DouYu or any of its Subsidiaries to any Person except pursuant to non-disclosure and/or license agreements that obligate such Person to keep such confidential information, trade secrets or other confidential DouYu Intellectual Property confidential and (ii) no party thereto is in material default of any such agreement.

(f) Public Software. Except as would not have a DouYu Material Adverse Effect, no Public Software has been used by DouYu or any of its Subsidiaries in connection with any DouYu Software or any IT Asset of DouYu or any of its Subsidiaries in a manner that requires the licensing, disclosure or distribution of any source code of any DouYu Software or limits the receipt of consideration in connection with the use, licensing or distribution of such DouYu Software or IT Asset of DouYu or any of its Subsidiaries.

(g) IT Assets. Except as would not have a DouYu Material Adverse Effect, (i) the IT Assets owned by, licensed to or otherwise used for the benefit of DouYu and its Subsidiaries (including DouYu Software) (collectively “DouYu IT Systems”) are sufficient for the operation of their business as currently conducted; (ii) the DouYu IT Systems are free from bugs or other defects and, to the knowledge of DouYu, do not contain any viruses; (iii) DouYu and its Subsidiaries have implemented reasonable backup, security and disaster recovery measures and technology to protect the confidentiality, integrity and security of such DouYu IT Systems (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, at a level that is not below industry practices; (iv) there have been no security breaches in the DouYu IT Systems owned by DouYu or its Subsidiaries and, to the knowledge of DouYu, the DouYu IT Systems owned by third parties to the extent used by or on behalf of DouYu or its Subsidiaries; and (v) there have been no disruptions in any DouYu IT Systems that have adversely affected the business of DouYu or its Subsidiaries.

Section 3.17 PRC Subsidiaries.

(a) True and complete copies of each of the constitutional documents and certificates and related contracts and agreements of DouYu’s Subsidiaries formed in the PRC (the “DouYu PRC Subsidiaries”) have been provided or made available to Huya and Merger Sub and have been duly approved or issued (as applicable) by competent PRC Governmental Entities.

(b) All filings and registrations with the PRC Governmental Entities required to be made in respect of the DouYu PRC Subsidiaries and their operations, including, but not limited to, the registrations with the Ministry of Commerce, the State Administration of Industry and Commerce, SAFE, tax bureau and customs authorities have been duly completed in accordance with the relevant rules and regulations, except where failure to make such filings and registration has not had, or would not reasonably be expected to have, a DouYu Material Adverse Effect.

(c) The portion of the contributed registered capital of each DouYu VIE has been contributed in accordance with applicable Law or the constitutional documents of such DouYu VIE.

(d) No approvals are required to be obtained for the performance by the respective parties of their obligations and the transactions contemplated under the DouYu VIE Contracts other than those already obtained or contemplated by the DouYu VIE Contracts.

(e) The execution, delivery and performance by each of the relevant parties of their respective obligations under each of the DouYu VIE Contracts, and the consummation of the transactions contemplated thereunder, did not, do not and will not (i) result in any violation of their respective articles of association, their respective business licenses or constitutive documents; (ii) result in any violation of any applicable PRC Laws, or (iii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any Judgment of any court of the PRC having jurisdiction over the relevant parties to the DouYu VIE Contracts, as the case may be, any agreement or instrument to which any of them is expressed to be a party or which is binding on any of them.

(f) (i) Pursuant to the DouYu VIE Contracts, taken as a whole, and to the extent permitted by applicable Laws, DouYu has effective control over each DouYu VIE and has consolidated the financial results of each DouYu VIE in accordance with GAAP, and (ii) each of the DouYu VIE Contracts constitutes a valid and legally binding obligation of the parties named therein enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(g) DouYu has effective control of and is the primary beneficiary of each DouYu VIE. Except as provided in the DouYu VIE Contracts, equity holders’ equity interests in any DouYu VIE are not subject to any Liens (other than Permitted Liens) or any third-party rights or claims. There are no disputes, disagreements, claims or any legal proceedings of any material nature, raised by any Governmental Entity or any other Person, against or affecting any of DouYu, DouYu VIEs or any of DouYu VIE’s shareholders that: (i) challenge the validity or enforceability of any part or all of the DouYu VIE Contracts taken as whole; (ii) challenge the DouYu VIE structure or the ownership structure as set forth in the DouYu VIE Contracts; (iii) claim any ownership, share, equity or interest in DouYu or DouYu VIEs, or claim any compensation for not being granted any ownership, share, equity or interest in DouYu or DouYu VIEs; or (iv) claim any of the DouYu VIE Contracts or the ownership structure thereof or any arrangements or performance of or in accordance with the DouYu VIE Contracts was, is or will be in violation of any PRC Laws, in each case in the preceding clauses (i) through (iv), where such dispute, disagreement, claim or legal proceeding has a materially disproportionate adverse effect on DouYu, DouYu VIEs or any of their shareholders as compared to other similarly situated enterprises in the PRC which adopt a similar “variable interest entity” structure that allows one entity to exercise voting control and have a substantial economic interest in another entity where such first entity does not, directly or indirectly, own a majority of the equity interests of the second entity.

Section 3.18 Interested Party Transactions. Except for (a) employment agreements and indemnification agreements filed, furnished or incorporated by reference as an exhibit to a DouYu SEC Report filed or furnished prior to the date hereof, (b) the DouYu Restricted Share Unit Scheme, and (c) any Contracts between DouYu or any of its Subsidiaries on the one hand, and Tencent or any of its Subsidiaries, on the other hand, with an aggregate contract value not exceeding RMB5,000,000, Section 3.18 of the DouYu Disclosure Schedule sets forth a correct and complete list of the contracts or agreements under which there are any existing or future liabilities between DouYu or any of its Subsidiaries, on the one hand, and any (i) present executive officer or director of DouYu as of the date of this Agreement or (ii) record or beneficial owner of more than five percent (5%) of the DouYu Shares as reflected in filings of Schedules 13G or 13D with the SEC with respect to DouYu prior to the date of this Agreement, on the other hand, in each case, with an aggregate contract value exceeding RMB5,000,000.

Section 3.19 Opinion of Financial Advisor. MORGAN STANLEY ASIA LIMITED (the “DouYu Financial Advisor”) has delivered to the DouYu Special Committee its written opinion, to the effect that, as of the date of such opinion, and subject to the various assumptions, qualifications and limitations set forth therein, the Exchange Ratio is fair from a financial point of view to the holders of DouYu Shares and DouYu ADSs.

Section 3.20 Brokers. No broker, finder or investment banker (other than the DouYu Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of DouYu or any of its Affiliates.

Section 3.21 Non-Reliance. In connection with the due diligence investigation of Huya and its Subsidiaries by DouYu, its Affiliates and its Representatives, DouYu, its Affiliates and its Representatives have received and may continue to receive after the date hereof from Huya, its Subsidiaries, its Affiliates and their respective Representatives certain estimates, projections, forecasts and other forward looking information, as well as certain business plan information, regarding Huya and its Subsidiaries and their businesses and operations. DouYu hereby acknowledges and agrees (a) that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward looking statements, as well as in such business plans, with which DouYu is familiar, (b) that DouYu is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward looking information or business plans), and (c) that DouYu will have no claim against Huya or any of its Subsidiaries, or any of their respective Affiliates, Representatives or any other Person, with respect thereto. Accordingly, DouYu hereby acknowledges and agrees that none of Huya or any of its Subsidiaries, nor any of their respective Affiliates, Representatives, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward looking statements or business plans.

Section 3.22 No Additional Representations. Except for the representations and warranties made by DouYu in this Article III, neither DouYu nor any other person makes any other express or implied representation or warranty with respect to DouYu or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Huya, Merger Sub, Tencent or any of their respective Affiliates or Representatives, notwithstanding the delivery or disclosure to Huya, Merger Sub, Tencent or any of their respective Affiliates or Representatives of any documentation, forecasts or other information in connection with the transactions contemplated hereby, and each of Huya, Merger Sub and Tencent acknowledges the foregoing.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF HUYA AND MERGER SUB

Except as (A) disclosed in the Huya SEC Reports filed with, or furnished to, the SEC prior to the date hereof (other than disclosures in such Huya SEC Reports contained in the “Risk Factors” and “Forward-Looking Statements” sections thereof or any other disclosures of risks or uncertainties in the Huya SEC Reports which are nonspecific, cautionary, predictive or forward-looking in nature) or (B) set forth in the section of the disclosure schedule delivered to DouYu by Huya on the date hereof (the “Huya Disclosure Schedule”) that specifically relates to a specified section or subsection of this Article IV or any other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection, Huya and Merger Sub hereby jointly and severally represent and warrant to DouYu and Tencent, that:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) Huya is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each Subsidiary of Huya is a corporation or legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its incorporation. Huya and each of its Subsidiaries has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted. Except as listed in Section 4.1(a) of the Huya Disclosure Schedule, Huya and each of its Subsidiaries is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed is not material. An accurate and complete copy of the Fourth Amended and Restated Memorandum and Articles of Association of Huya, as in effect as of the date of this Agreement (the “Huya Memorandum and Articles of Association”), has been publicly filed or furnished by Huya as part of the Huya SEC Reports.

(b) Section 4.1(b) of the Huya Disclosure Schedule sets forth a list of (i) all Subsidiaries of Huya and (ii) Huya’s interest in any Person which is not a Subsidiary, including any Person in which Huya has a non-controlling equity interest. Except as listed in Section 4.1(b) of the Huya Disclosure Schedule, Huya does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other security of any other entity or any other investment in any other entity.

Section 4.2 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of Huya is US$100,000 divided into 1,000,000,000 shares (the “Huya Shares”) comprising (i) 750,000,000 Huya Class A Shares, (ii) 200,000,000 Class B ordinary shares of a par value of US$0.0001 each (the “Huya Class B Shares”) and (iii) 50,000,000 shares of a par value of US$0.0001 as the Huya Board may determine in accordance with the Huya Memorandum and Articles of Association (the “Additional Huya Shares”). As of the date of this Agreement, (A) 82,940,180 Huya Class A Shares are issued and outstanding (including 69,406,966 Huya Class A Shares represented by Huya ADSs and excluding 2,229,610 Huya Class A Shares issued to the Huya Depositary for bulk issuance of Huya ADSs reserved for issuances upon the exercise or vesting of awards under the Huya Share Incentive Plan), (B) 152,357,321 Huya Class B Shares are issued and outstanding and (C) no Additional Huya Shares are outstanding. As of the date of this Agreement, 7,454,818 Huya Class A Shares are underlying outstanding Huya RSU Awards and 1,174,956 Huya Class A Shares are underlying outstanding Huya Options.

(b) Huya has made available to DouYu accurate and complete copies of the Huya Share Incentive Plan and the form of award agreements thereunder in respect of the Huya Options and Huya RSU Awards granted as of the date of this Agreement. All the outstanding Huya Shares are, and Huya Class A Shares issuable upon the exercise of outstanding Huya Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except (i) as set forth in Section 4.2(a), (ii) as set forth in the Huya Deposit Agreement and (iii) for the transactions contemplated by this Agreement and the Huya VIE Contracts, (A) there is no share capital of Huya authorized, issued or outstanding; (B) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character (whether or not conditional) relating to the issued or unissued share capital of Huya or any of its Subsidiaries, obligating Huya or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any share capital or other equity interest in Huya or any of its Subsidiaries or securities convertible into or exchangeable or exercisable for such share capital or equity interests, or obligating Huya or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, agreement, arrangement or commitment, and (C) there are no outstanding obligations of Huya or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Huya Shares or other share capital of Huya or any of its Subsidiaries, or to make any payments based on the market price or value of shares or other share capital of Huya or any of its Subsidiaries, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity other than loans to Subsidiaries in the ordinary course of business. Other than the Huya ADSs and the Huya Deposit Agreement, Huya does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) with the shareholders of Huya (the “Huya Shareholders”) on any matter.

(c) All of the outstanding share capital of Huya’s Subsidiaries formed outside of the PRC (the “Huya Offshore Subsidiaries”) has been duly authorized, and validly issued, and is fully paid and non-assessable and owned by Huya, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be required by applicable Law), and there are no irrevocable proxies with respect to such share capital.

(d) Each Huya Option and Huya RSU was (i) granted under the Huya Share Incentive Plan (ii) duly authorized by all necessary action, including, as applicable, approval by the Huya Board (or a duly authorized committee thereof) and any required shareholder approval by the necessary number of votes or written consents and (iii) granted in compliance with all applicable Law in all material respects and all of the terms and conditions of the Huya Share Incentive Plan.

(e) As of the date of this Agreement, the authorized share capital of Merger Sub consists solely of US$100,000, divided into 1,000,000,000 ordinary shares, par value US$0.0001 per share, of which 1 ordinary share is validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Huya, free and clear of any Liens. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time, will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(f) Merger Sub has no secured creditors and has granted no fixed or floating security interests that are outstanding.

Section 4.3 Authority.

(a) Each of Huya and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Huya Board, acting upon the unanimous recommendation of the Huya Special Committee, has duly and validly authorized the execution, delivery and performance of this Agreement and approved the consummation of the transactions contemplated hereby, and has at a meeting duly called and held at which a majority of the directors present at such meeting voted in favor of such resolutions in accordance with the Huya Memorandum and Articles of Association and the applicable listing and corporate governance rules and regulations of the New York Stock Exchange, (i) approved, and declared advisable this Agreement, the Merger and the other transactions contemplated hereby; and (ii) determined that such transactions are advisable and fair to, and in the best interests of, Huya and the Huya Shareholders (other than Tencent). The sole director of Merger Sub, and Huya as the sole shareholder of Merger Sub, has duly and validly authorized and approved by the sole director resolution and by special resolution the execution, performance and delivery of this Agreement, the Plan of Merger and the consummation of the transactions contemplated hereby, including the Merger, and taken all corporate actions required to be taken by the sole director of Merger Sub and by Huya as the sole shareholder of Merger Sub for the consummation of the transactions contemplated hereby. No other corporate proceedings on the part of Huya or Merger Sub are necessary to authorize and approve this Agreement, the Merger or the Plan of Merger or to consummate the transactions contemplated hereby, including the Share Issuance. This Agreement has been duly and validly executed and delivered by each of Huya and Merger Sub and, assuming the due authorization, execution and delivery by DouYu and Tencent, constitutes a valid, legal and binding agreement of each of Huya and Merger Sub, enforceable against each of Huya and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) No vote of the Huya Shareholders is required by Law, the Huya Memorandum and Articles of Association or otherwise in order for Huya to authorize and approve this Agreement, the Share Issuance or to consummate the transactions contemplated hereby.

Section 4.4 SEC Reports; Financial Statements.

(a) Huya has timely (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) filed or furnished, as applicable, all forms, reports and documents required to be filed or furnished by it with the SEC pursuant to the Securities Act or the Exchange Act (such forms, reports and documents so filed, furnished or provided, including any amendments thereto, collectively, the “Huya SEC Reports”). Each of the Huya SEC Reports, as of its filing date and except to the extent corrected by a subsequent Huya SEC Report, has complied or, if filed or furnished after the date hereof and before the Effective Time, will comply, as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed or amended, as the case may be. No Subsidiary of Huya is subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act. The Huya SEC Reports did not contain, when filed or furnished (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of Huya has failed in any respect to make the certifications required of him or her under section 302 or section 906 of the Sarbanes-Oxley Act of 2002, in each case with respect to the Huya SEC Reports.

(b) The audited and unaudited consolidated financial statements of Huya and the unaudited financial data included in the earnings release for the quarters ended March 31, 2020 and June 30, 2020, included or incorporated by reference in the Huya SEC Reports (collectively, “Huya Financial Information”) fairly present (except as may be indicated in the notes thereto), or in the case of Huya SEC Reports filed or furnished after the date of this Agreement, will fairly present, to the extent practicable, in all material respects, the financial position and the results of operations, shareholders’ equity and cash flows of Huya and its consolidated Subsidiaries as of the times and for the periods then ended (subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments that are not material in the aggregate). Such Huya Financial Information have been prepared in accordance with GAAP, except as specifically indicated in the notes thereto.

(c) Huya is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(d) Huya has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) as required under Rule 13a-15 or 15d-15 of the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information relating to Huya, including its Subsidiaries, required to be included in reports filed or furnished under the Exchange Act is accumulated and communicated to Huya’s management, including the chief executive officer and chief financial officer of Huya, to allow timely decisions regarding required disclosure. Neither Huya nor, to Huya’s knowledge, Huya’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of Huya’s internal controls and procedures which could reasonably adversely affect Huya’s ability to record, process, summarize or report financial data, in each case which has not been subsequently remediated.

Section 4.5 No Undisclosed Liabilities. Neither Huya nor any of its Subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, required to be recorded or reflected on a balance sheet under GAAP, and there is no existing condition, situation or set of circumstances which could be expected to result in such material liability or obligation, except for liabilities or obligations (a) reflected, accrued or reserved against in Huya’s consolidated balance sheets or in the notes thereto included in the Huya SEC Reports filed or furnished prior to the date hereof, (b) incurred since the date of the most recent balance sheet included in the Huya SEC Reports in the ordinary course of business consistent with past practices, (c) disclosed in Section 4.5 of the Huya Disclosure Schedule, (d) arising under this Agreement or the performance by Huya of its obligations hereunder, or (e) arising, directly or indirectly, in connection with the COVID-19 pandemic (or any mutation or variation of the underlying virus thereof or related health condition).

Section 4.6 Absence of Changes. Except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and any COVID-19 Measures and except as disclosed in Section 4.6 of the Huya Disclosure Schedule, since the Review Date, Huya and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice and there has not been:

(a) any circumstance, event, occurrence or development which has had, or would reasonably be expected to have, individually or in the aggregate, a Huya Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution with respect to any share capital of Huya or any of its Subsidiaries (except for dividends or other distributions by any Subsidiary to Huya or to any wholly-owned Subsidiary of Huya) or (ii) any redemption, repurchase or other acquisition of any share capital of Huya or any of its Subsidiaries, other than the payment of Huya Closing Dividend pursuant to Section 7.16(a);

(c) any material change in any method of accounting or accounting practice by Huya or any of its Subsidiaries;

(d) any making or revocation of any material Tax election, any settlement or compromise of any material Tax liability, or any change (or request to any Taxing Authority to change) any material aspect of the method of accounting of Huya or any of its Subsidiaries for Tax purposes;

(e) except to the extent required by applicable Law or otherwise contemplated in this Agreement, any increase in the compensation or benefits payable or to become payable to any of its directors, officers or employees (except for increases for non-officer employees in the ordinary course of business and consistent with past practice);

(f) except to the extent required by applicable Law or otherwise contemplated in this Agreement, (i) any establishment, adoption, entry into, termination or amendment of any bonus, profit sharing, equity, thrift, pension, retirement, deferred compensation, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any director, officer or employee, (ii) any grant or increase in any severance, change in control, termination or similar compensation or benefits payable to any director, officer or employee, or (iii) any acceleration of the time of payment or vesting of, or the lapsing of restrictions with respect to, or any funding or otherwise securing the payment of, any compensation or benefits payable or to become payable to any director, officer or employee under any benefit or compensation plan, agreement or arrangement;

(g) any amendment to the Huya Memorandum and Articles of Association or any similar governing instrument of any of the Subsidiaries of Huya or any amendment to or termination of any of the Huya VIE Contracts;

(h) any incurrence of material indebtedness for borrowed money (other than short term debt incurred in the ordinary course of business and consistent with past practice) or any guarantee of such indebtedness for another Person (other than wholly-owned Subsidiaries of Huya) or any issue or sale of debt securities, warrants or other rights to acquire any debt security of Huya or any of its Subsidiaries;

(i) any adoption of, resolution to approve or petition or similar proceeding or order in relation to, a plan of complete or partial liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization of Huya or any of its Subsidiaries;

(j) any receiver, trustee, administrator or other similar Person appointed in relation to the affairs of Huya or its property or any part thereof; or

(k) any agreement to do any of the foregoing.

Section 4.7 Consents and Approvals; No Violations.

(a) Except such as shall have been obtained prior to the Closing and except for (i) such filings and approvals as may be required by any federal securities Laws, including compliance with any applicable requirements of the Securities Act and the Exchange Act, (ii) compliance with the rules and regulations of the New York Stock Exchange and approval of listing of newly issued Huya ADSs to be issued in the Merger on the New York Stock Exchange, (iii) the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands and publication of notice of the Merger in the Cayman Islands Governmental Gazette, in each case as required by the Cayman Companies Law, and (iv) any PRC Regulatory Filing, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Huya or Merger Sub of this Agreement or the consummation by Huya or Merger Sub of the transactions contemplated hereby, including the Merger and the Share Issuance.

(b) The execution, delivery and performance of this Agreement by Huya or Merger Sub does not, and the consummation by Huya or Merger Sub of the transactions contemplated hereby, including the Merger and the Share Issuance, will not, constitute or result in (i) any breach of any provision of the Huya Memorandum and Articles of Association or of the respective governing documents of Merger Sub or any of Huya’s Subsidiaries, (ii) a violation or breach of, or (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration of any obligation or the creation of any Lien (other than any Lien created as a result of any actions taken by DouYu)) under, any of the terms, conditions or provisions of any Contract or obligation to which Huya or Merger Sub or any of Huya’s Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound (collectively, the “Huya Agreements”) or (iii) violate any Law or Judgment applicable to Huya or Merger Sub or any of Huya’s Subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Huya Material Adverse Effect or prevent or materially impair the ability of Huya and Merger Sub to consummate the Merger and the other transactions contemplated hereby.

Section 4.8 Property. None of Huya or its Subsidiaries owns any real property. Huya or one of its Subsidiaries is the lessee of all leases reflected on Section 4.8 of the Huya Disclosure Schedule, free and clear of all Liens (other than Permitted Liens), and is in occupancy of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Huya, the lessor, except as do not have or would not reasonably be expected to have, individually or in the aggregate, a Huya Material Adverse Effect.

Section 4.9 Legal Proceedings. Except as listed in Section 4.9 of the Huya Disclosure Schedule, neither Huya nor any of its Subsidiaries, nor, to the knowledge of Huya, any of their respective directors or officers, is a party to any, and there are no pending or, to the knowledge of Huya, threatened, Proceedings of any nature against Huya, any of its Subsidiaries or their respective directors or officers or to which any of their equity interests or material properties or assets is subject, which (a) has material effects on the financial position or profitability of Huya and its Subsidiaries, taken as a whole, or (b) challenges or seeks to enjoin, alter, prevent or materially delay the Merger. There is no material Judgment outstanding against Huya, any of its Subsidiaries, any of their equity interests, material properties or assets, or any of their directors and officers (in their capacity as directors and officers).

Section 4.10 Permits; Compliance with Applicable Laws.

(a) Except as listed in Section 4.10(a) of the Huya Disclosure Schedule, each of Huya and its Subsidiaries hold all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of all Governmental Entities necessary for it to own, lease, operate and use its properties and assets or to carry on its business (the “Huya Permits”), and (i) all of the Huya Permits are valid, in full force and effect, and are not subject to any pending or, to the knowledge of Huya, threatened Proceedings by any Governmental Entity to suspend, cancel, modify, terminate or revoke any such Huya Permit, (ii) each of Huya and its Subsidiaries is in material compliance with the terms and requirements of the Huya Permits, and (iii) neither Huya nor any of its Subsidiaries is in material default under, and to the knowledge of Huya, no condition exists that with notice or lapse of time or both would constitute a material default under or would reasonably be expected to result in any suspension, cancellation, modification, termination or revocation of, any such Huya Permit.

(b) Neither Huya nor any of its Subsidiaries is or has been in material violation of any Law applicable to Huya or its Subsidiaries (including FCPA, the PRC Anti-Bribery Laws and applicable rules and regulations of relevant PRC Governmental Entities), except for violations which would not reasonably be expected to have, individually or in the aggregate, a Huya Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Huya or its Subsidiaries is pending or, to Huya’s knowledge, threatened in writing, nor, to Huya’s knowledge, has any Governmental Entity indicated an intention in writing to conduct the same, in each case with respect to a material violation of applicable Law.

(c) None of Huya, any of its Subsidiaries or any of their respective directors, officers or employees or, to Huya’s knowledge, any agent, or any other person acting for or on behalf of Huya or any Subsidiary has (individually and collectively, a “Huya Affiliate”), (i) made any bribe, influence payment, kickback, payoff, or any other type of payment that would be unlawful under any applicable Law; (ii) offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any Governmental Official for the purpose of (A) improperly influencing any act or decision of such Government Official in his official capacity, (B) improperly inducing such Government Official to do or omit to do any act in relation to his lawful duty, (C) securing any improper advantage, or (D) inducing such Government Official to improperly influence or affect any act or decision of any Governmental Entity, in each case, in order to assist Huya, any Subsidiary, or any Huya Affiliate in obtaining or retaining business for or with, or in directing business to, any Person; or (iii) accepted or received any unlawful contributions, payments, gifts, or expenditures. Huya and its Subsidiaries have effective disclosure controls and procedures and an internal accounting controls system applicable to it and its Subsidiaries which are designed to provide reasonable assurances that violations of the FCPA, the PRC Anti-Bribery Laws or any similar Law will be prevented, detected and deterred.

(d) Huya is aware of, and has been advised as to, the content of the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Tax Administration, the State Administration of Industry and Commerce, the China Securities Regulatory Commission and SAFE on August 8, 2006 and effective as of September 8, 2006. Neither Huya nor any of its Subsidiaries is or has been in material violation of the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors.

(e) Huya has taken reasonable steps to comply with SAFE Circular 7 and has taken reasonable steps to cause its beneficiary shareholders who are PRC residents to comply with SAFE Circular 37 with respect to their interests in Huya.

(f) Except as would not reasonably be expected to have a Huya Material Adverse Effect, Huya and its Subsidiaries have in the past two (2) years complied with all Laws applicable to data privacy, data security or personal information (“Data Protection Laws”), as well as its and their own rules, policies and procedures relating to privacy, data protection, and the collection, retention, protection, use and other processing of personal information. No action or claim has been asserted or threatened against any of Huya or its Subsidiaries alleging a material violation of any Data Protection Law and, to the knowledge of Huya, there does not exist any basis therefor. Except as would not reasonably be expected to have a Huya Material Adverse Effect, the transactions contemplated by this Agreement will not result in the violation of any Data Protection Law or the rules, policies and procedures relating to privacy, data protection, and the collection, retention, protection, use and other processing of personal information of Huya or its Subsidiaries.

Section 4.11 Employee Benefit Plans.

(a) Each employee benefit plan, program or arrangement (whether written or unwritten) for the benefit of any Huya Employee (including without limitation, any stock option, stock purchase, stock appreciation rights or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, unemployment or severance compensation plan, or employment or consulting agreement) that Huya or any of its Subsidiaries maintains, sponsors, participates in, is a party to or contributes to (each, a “Huya Benefit Plan”), is disclosed in the Huya SEC Reports or listed in Section 4.11(a) of the Huya Disclosure Schedule, other than any Huya Benefit Plan mandated by applicable Law to which the sole liability of Huya and its Subsidiaries is to make contributions required by Law including plans or programs maintained by a Governmental Entity requiring the payment of social insurance taxes or similar contributions by Huya or its Subsidiaries to a fund of a Governmental Entity with respect to wages of an employee (each of such plan, a “Statutory Huya Benefit Plan”). True and complete copies of each such Huya Benefit Plan other than a Statutory Huya Benefit Plan, including all amendments thereto have been provided or made available to DouYu.

(b) Except as permitted by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with another event) will (i) result in any payment becoming due to any Huya Employee under any of the Huya Benefit Plans or otherwise; (ii) increase any compensation or benefits due to any Huya Employee under any of the Huya Benefit Plans or otherwise; (iii) result in any acceleration of the time of payment or vesting of any compensation or benefits due to any Huya Employee under any Huya Benefit Plan or otherwise; or (iv) result in Huya being obligated to grant any options, restricted share units or other rights to purchase or acquire Huya Share to any Huya Employees after the date hereof.

(c) Except as disclosed in the Huya SEC Reports and severance benefits provided for under applicable Law, Huya and its Subsidiaries do not maintain any Huya Benefit Plan that provides benefits in the nature of severance to any Huya Employees. No Huya Benefit Plan provides welfare benefits, including, death or medical benefits (whether or not insured), beyond retirement or termination of service, other than coverage mandated solely by applicable Law.

(d) With respect to each Huya Benefit Plan, neither Huya nor any of its Subsidiaries has received any notice, letter or other written or oral communications from any Governmental Entity regarding any material non-compliance of employee social benefits requirements.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Huya Material Adverse Effect, there are no pending or, to the knowledge of Huya, threatened Proceedings by or on behalf of any Huya Employee or beneficiary covered under any such Huya Benefit Plan, as applicable, or otherwise involving any such Huya Benefit Plan (other than routine claims for benefits). Each Huya Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law.

Section 4.12 Labor Matters. There are no collective bargaining agreements which pertain to Huya Employees. Except as would not, individually or in the aggregate, be reasonably likely to have a Huya Material Adverse Effect, as of the date hereof: (i) there are no pending labor disputes between Huya or any of its Subsidiaries, on the one hand, and any Huya Employee, on the other hand, (ii) each of Huya and its Subsidiaries is in compliance with all applicable Laws relating to employment, termination, wages and hours and social security, in each case, with respect to each of the Huya Employees (including those on layoff, disability or leave of absence, whether paid or unpaid); and (iii) neither Huya nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits for Huya Employees other than coverage mandated by applicable Law.

Section 4.13 Taxes.

(a) Each of Huya and its Subsidiaries has duly and timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns are true, complete and accurate in all material respects. All material Taxes shown to be due and payable on such Tax Returns have been timely paid.

(b) The most recent Huya Financial Information reflects an adequate reserve for all Taxes payable by Huya and its Subsidiaries for all Taxable periods and portions thereof through the date of such Huya Financial Information. To Huya’s knowledge, no material deficiency with respect to Taxes has been proposed, asserted or assessed against Huya or any of its Subsidiaries, other than any deficiency which has been paid or is being contested in good faith in appropriate Proceedings and for which adequate reserves have been established in the Huya SEC Reports. No material Liens for Taxes exist with respect to any asset of Huya or any of its Subsidiaries, except for Permitted Liens or Liens for which adequate reserves have been established in the Huya SEC Reports.

(c) All material amounts of Taxes required to be withheld by Huya and each of its Subsidiaries have been timely withheld, and to the extent required by applicable Law, all such withheld amounts have been timely paid over to the appropriate Governmental Entity.

(d) No audit, investigation, suit or other administrative or court proceedings are pending, in progress or, to the knowledge of Huya, threatened with respect to any Taxes or Tax assets of Huya or any of its Subsidiaries, and no written notice thereof has been received.

(e) No written claim has been made by a Taxing Authority in a jurisdiction where neither Huya nor any of its Subsidiaries files Tax Returns for a particular type of Tax that Huya or any Subsidiary is or may be subject to this type of Tax or required to file a Tax Return with respect to such type of Tax in that jurisdiction.

(f) Neither Huya nor any of its Subsidiaries has participated in any transaction that is treated as a tax shelter or similar transaction under Applicable Law.

(g) Neither Huya nor any of its Subsidiaries (i) has been a member of Tax Group other than a Tax Group of which Huya was the common parent or (ii) has any liability for the Taxes of any other Person (other than Huya or any of its Subsidiaries) (x) as a transferee or successor, (y) pursuant to any tax sharing agreement or other contractual obligation (other than pursuant to customary provisions of contractual agreements entered into in the ordinary course of business the principal subject of which does not relate to Taxes) or (z) as a result of such other Person having being at any time a member of a Tax Group of which Huya or any Subsidiary thereof was also a member.

Section 4.14 Material Contracts.

(a) Except for this Agreement and the Reassignment Agreement, Section 4.14 of the Huya Disclosure Schedule sets forth a true and complete list of all of the following types of Contracts that currently remain in effect (x) to which Huya or any of its Subsidiaries is a party or which binds or affects their respective properties or assets, and (y) have not been filed with or furnished to the SEC as an exhibit to the Huya SEC Reports:

(i) any Contract that would be required to be filed or furnished by Huya pursuant to Item 19 and paragraph 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act;

(ii) any Contract granting a right of first refusal, first offer or first negotiation;

(iii) any Contract relating to (A) the formation, creation, operation, management or control of a partnership, joint venture, limited liability company or similar arrangement, (B) strategic cooperation or partnership arrangements, or (C) other similar agreements outside the ordinary course of business involving a sharing of profits, losses, costs or liabilities, in each case, more than RMB20,000,000, by Huya or any of its Subsidiaries;

(iv) any Contract for the acquisition, sale or lease (including leases in connection with financing transactions) of material properties or assets of Huya (by merger, purchase or sale of assets or stock or otherwise);

(v) any Contract with any Governmental Entity;

(vi) any Contract granting or evidencing a Lien on any material properties or assets of Huya or any of its Subsidiaries, other than a Permitted Lien;

(vii) any Contract involving the capital expenditure by Huya or its Subsidiaries, or relating to indebtedness for borrowed money or any financial guaranty, in each case, more than RMB20,000,000;

(viii) any Contract involving a loan (other than accounts receivable from trade debtors in the ordinary course of business) or advance to (other than travel and entertainment allowances to the employees of the Company and any of its Subsidiaries extended in the ordinary course of business), or investment in, any Person, in each case, more than RMB20,000,000, other than a wholly-owned Subsidiary of Huya or any Contract relating to the making of any such loan, advance or investment that is material to the financial status of Huya;

(ix) any non-competition Contract or other Contract that purports to limit, curtail or restrict in any material respect the ability of Huya or any of its Subsidiaries to compete in any geographic area, industry or line of business;

(x) any Contract that contains a put, call or similar right pursuant to which Huya or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests or assets of any Person that have fair market value or purchase price of more than RMB20,000,000;

(xi) any Contracts involving any resolution or settlement of any actual or threatened material litigation, arbitration, claim or other dispute, more than RMB5,000,000;

(xii) any Contract (other than Contracts granting Huya Options / Huya RSU Awards) giving the other party the right to terminate such Contract as a result of this Agreement or the consummation of the transactions contemplated by this Agreement, including the Merger;

(xiii) any Contract that contains restrictions with respect to (A) payment of dividends or any distribution with respect to equity interests of Huya or any of its Subsidiaries, (B) pledging of share capital of Huya or any of its Subsidiaries or (C) issuance of guaranty by Huya or any of its Subsidiaries;

(xiv) any material Huya IP Agreements with an aggregate contract value exceeding RMB20,000,000;

(xv) Contracts with top twenty streamers and top twenty talent agencies, in each case, in terms of contract value; or

(xvi) any other Contract, a breach or termination of which could reasonably be expected to have a Huya Material Adverse Effect.

Each Contract of the type described in this Section 4.14(a), together with any Contract that has been filed or furnished by Huya pursuant to Item 19 and paragraph 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act, is referred to herein as a “Huya Material Contract”. A true and complete copy of each Huya Material Contract in effect as of the date hereof has been made available to DouYu (including, where applicable, pursuant to agreed-upon procedures to protect competitively sensitive information) or publicly filed with the SEC.

(b) Each Huya Material Contract constitutes the valid and legally binding obligation of Huya or its applicable Subsidiary, enforceable in accordance with its terms and is in full force and effect, subject to Bankruptcy and Equity Exception. There is no material breach or default under any Huya Material Contract either by Huya or, to Huya’s knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Huya or, to Huya’s knowledge, any other party. No party to any such Huya Material Contract has given notice to Huya of or made a claim against Huya with respect to any material breach or default thereunder.

Section 4.15 Insurance Matters. Section 4.15 of the Huya Disclosure Schedule sets forth a list of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets, liabilities, operations and directors and officers of Huya and its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Huya Material Adverse Effect, all such policies, programs and arrangements are in full force and effect, no notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder. Neither Huya nor any of its Subsidiaries knows of any threatened termination of, or material alteration of coverage under, any of its respective insurance policies.

Section 4.16 Intellectual Property.

(a) List of Intellectual Property. Huya has provided to DouYu and Tencent with a true and complete list of all Huya Owned Intellectual Property that is Registered, indicating for each such item, as applicable, the application or registration number, date and jurisdiction of filing or issuance, and the identity of the current applicant or registered owner.

(b) Ownership; Sufficiency. Except as would not have a Huya Material Adverse Effect, (i) Huya and its Subsidiaries own or have sufficient rights to use all Intellectual Property that is necessary for the operation of their business as currently conducted; (ii) Huya and its Subsidiaries solely and exclusively own all right, title and interest in the Huya Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens); and (iii) Huya and its Subsidiaries have a valid license to use the Huya Licensed Intellectual Property in connection with and as used in the operation of their business as currently conducted.

(c) Validity and Enforceability. Except as would not have a Huya Material Adverse Effect, each Huya Owned Intellectual Property that is Registered is (i), to the knowledge of Huya, valid, subsisting (or in the case of applications, applied for) and enforceable, (ii) currently in compliance with any and all legal requirements necessary to maintain the validity and enforceability thereof, and (iii) not subject to any outstanding Judgment adversely affecting Huya’s or its Subsidiaries’ use thereof or rights thereto, or that would impair the validity or enforceability thereof. There has been no action or claim asserted or, to the knowledge of Huya, threatened challenging the ownership, scope, validity or enforceability of any Huya Owned Intellectual Property that is Registered, except as would not materially affect the business of Huya and its Subsidiaries, taken as a whole.

(d) Infringement. Except as would not have a Huya Material Adverse Effect, (i) neither Huya nor any of its Subsidiaries has received any notice in writing that Huya or any such Subsidiary, the operation of the business of Huya and its Subsidiaries or the use or other exploitation of Huya Intellectual Property in connection therewith has, in the last two (2) years, infringed, misappropriated or otherwise violated the Intellectual Property rights of any other Person; and (ii) to the knowledge of Huya, no Person (including current and former officers, employees, consultants and contractors of Huya or any of its Subsidiaries) is engaging, or has engaged in the last two (2) years, in any activity that infringes, misappropriates or otherwise violates any Huya Intellectual Property.

(e) Protection Measures. Huya and its Subsidiaries have taken reasonable measures at a level that is not below industry standards to maintain the confidentiality and value of all material confidential information used or held for use in the operation of the business of Huya and its Subsidiaries, including the source code for any Huya Software and all other material confidential Huya Intellectual Property. To the knowledge of Huya, (i) no material confidential information, trade secrets or other material confidential Huya Intellectual Property has been disclosed by Huya or its Subsidiaries to any Person except pursuant to non-disclosure and/or license agreements that obligate such Person to keep such confidential information, trade secrets or other confidential Huya Intellectual Property confidential and (ii) no party thereto is in material default of any such agreement.

(f) Public Software. Except as would not have a Huya Material Adverse Effect, no Public Software has been used by Huya or any of its Subsidiaries in connection with any Huya Software or any IT Asset of Huya or any of its Subsidiaries in a manner that requires the licensing, disclosure or distribution of any source code of any Huya Software or limits the receipt of consideration in connection with the use, licensing or distribution of such Huya Software or IT Asset of Huya or any of its Subsidiaries.

(g) IT Assets. Except as would not have a Huya Material Adverse Effect, (i) the IT Assets owned by, licensed to or otherwise used for the benefit of Huya and its Subsidiaries (including Huya Software) (collectively, “Huya IT Systems”) are sufficient for the operation of their business as currently conducted; (ii) the Huya IT Systems are free from bugs or other defects and, to the knowledge of Huya, do not contain any viruses; (iii) Huya and its Subsidiaries have implemented reasonable backup, security and disaster recovery measures and technology to protect the confidentiality, integrity and security of such Huya IT Systems (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, at a level that is not below industry practices; (iv) there have been no security breaches in the Huya IT Systems owned by Huya or its Subsidiaries and, to the knowledge of Huya, the Huya IT Systems owned by third parties to the extent used by or on behalf of Huya or its Subsidiaries; and (v) there have been no disruptions in any Huya IT Systems that have adversely affected the business of Huya or its Subsidiaries.

Section 4.17 PRC Subsidiaries.

(a) True and complete copies of each of the constitutional documents and certificates and related contracts and agreements of Huya’s Subsidiaries formed in the PRC (the “Huya PRC Subsidiaries”) have been provided or made available to DouYu and have been duly approved or issued (as applicable) by competent PRC Governmental Entities.

(b) All filings and registrations with the PRC Governmental Entities required to be made in respect of the Huya PRC Subsidiaries and their operations, including, but not limited to, the registrations with the Ministry of Commerce, the State Administration of Industry and Commerce, SAFE, tax bureau and customs authorities have been duly completed in accordance with the relevant rules and regulations, except where failure to make such filings and registration has not had, or would not reasonably be expected to have, a Huya Material Adverse Effect.

(c) The portion of the contributed registered capital of each Huya VIE has been contributed in accordance with applicable Law or the constitutional documents of such Huya VIE.

(d) No approvals are required to be obtained for the performance by the respective parties of their obligations and the transactions contemplated under the Huya VIE Contracts other than those already obtained or contemplated by the Huya VIE Contracts.

(e) The execution, delivery and performance by each of the relevant parties of their respective obligations under each of the Huya VIE Contracts, and the consummation of the transactions contemplated thereunder, did not, do not and will not (i) result in any violation of their respective articles of association, their respective business licenses or constitutive documents; (ii) result in any violation of any applicable PRC Laws, or (iii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any Judgment of any court of the PRC having jurisdiction over the relevant parties to the Huya VIE Contracts, as the case may be, any agreement or instrument to which any of them is expressed to be a party or which is binding on any of them.

(f) (i) Pursuant to the Huya VIE Contracts, taken as a whole, and to the extent permitted by applicable Laws, Huya has effective control over each Huya VIE and has consolidated the financial results of each Huya VIE in accordance with GAAP, and (ii) each of the Huya VIE Contracts constitutes a valid and legally binding obligation of the parties named therein enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(g) Huya has effective control of and is the primary beneficiary of each Huya VIE. Except as provided in the Huya VIE Contracts, nominee equity holders’ equity interests in any Huya VIE are not subject to any Liens (other than Permitted Liens) or any third-party rights or claims. There are no disputes, disagreements, claims or any legal proceedings of any material nature, raised by any Governmental Entity or any other Person, against or affecting any of Huya, Huya VIEs or any of Huya VIE’s shareholders that: (i) challenge the validity or enforceability of any part or all of the Huya VIE Contracts taken as whole; (ii) challenge the Huya VIE structure or the ownership structure as set forth in the Huya VIE Contracts; (iii) claim any ownership, share, equity or interest in Huya or Huya VIEs, or claim any compensation for not being granted any ownership, share, equity or interest in Huya or Huya VIEs; or (iv) claim any of the Huya VIE Contracts or the ownership structure thereof or any arrangements or performance of or in accordance with the Huya VIE Contracts was, is or will be in violation of any PRC Laws, in each case in the preceding clauses (i) through (iv), where such dispute, disagreement, claim or legal proceeding has a materially disproportionate adverse effect on Huya, Huya VIEs or any of their shareholders as compared to other similarly situated enterprises in the PRC which adopt a similar “variable interest entity” structure that allows one entity to exercise voting control and have a substantial economic interest in another entity where such first entity does not, directly or indirectly, own a majority of the equity interests of the second entity.

Section 4.18 Interested Party Transactions. Except for (a) employment agreements and indemnification agreements filed, furnished or incorporated by reference as an exhibit to a Huya SEC Report filed or furnished prior to the date hereof, (b) the Huya Share Incentive Plan, and (c) any Contracts between Huya or any of its Subsidiaries on the one hand, and Tencent or any of its Subsidiaries, on the other hand, with an aggregate contract value not exceeding RMB5,000,000, Section 4.18 of the Huya Disclosure Schedule sets forth a correct and complete list of the contracts or agreements under which there are any existing or future liabilities between Huya or any of its Subsidiaries, on the one hand, and any (i) present executive officer or director of Huya as of the date of this Agreement or (ii) record or beneficial owner of more than five percent (5%) of the Huya Shares as reflected in filings of Schedules 13G or 13D with the SEC with respect to Huya prior to the date of this Agreement, on the other hand, in each case, with an aggregate contract value exceeding RMB5,000,000.

Section 4.19 Opinion of Financial Advisor. Citigroup Global Markets Inc. (the “Huya Financial Advisor”) has delivered to the Huya Special Committee its written opinion to the effect that, as of the date of such opinion and subject to the various assumptions, qualifications and limitations set forth therein, the Exchange Ratio is fair from a financial point of view to Huya.

Section 4.20 Brokers. No broker, finder or investment banker (other than the Huya Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Huya or Merger Sub or any of their respective Affiliates.

Section 4.21 Non-Reliance. In connection with the due diligence investigation of DouYu and its Subsidiaries by Huya, Merger Sub, their Affiliates and their respective Representatives, Huya, Merger Sub, their Affiliates and their respective Representatives have received and may continue to receive after the date hereof from DouYu and its Affiliates and their respective Representatives certain estimates, projections, forecasts and other forward looking information, as well as certain business plan information, regarding DouYu and its Subsidiaries and their businesses and operations. Huya and Merger Sub hereby acknowledge and agree (a) that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward looking statements, as well as in such business plans, with which Huya and Merger Sub are familiar, (b) that Huya and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward looking information or business plans), and (c) that Huya and Merger Sub will have no claim against DouYu or any of its Subsidiaries, or any of their respective Affiliates, Representatives or any other Person, with respect thereto. Accordingly, Huya and Merger Sub hereby acknowledge and agree that none of DouYu or any of its Subsidiaries, nor any of their respective Affiliates, Representatives, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward looking statements or business plans.

Section 4.22 No Additional Representations. Except for the representations and warranties made by Huya and Merger Sub in this Article IV, none of Huya, Merger Sub or any other person makes any other express or implied representation or warranty with respect to Huya or any of its Subsidiaries (including Merger Sub) or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to DouYu, Tencent or any of their respective Affiliates (other than Huya) or Representatives, notwithstanding the delivery or disclosure to DouYu, Tencent or any of their respective Affiliates (other than Huya) or Representatives of any documentation, forecasts or other information in connection with the transactions contemplated hereby, and each of DouYu and Tencent acknowledges the foregoing.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF TENCENT

Tencent hereby represents and warrants to DouYu and Huya that:

Section 5.1 Organization. Tencent is an exempted company with limited liability incorporated under the laws of the Cayman Islands.

Section 5.2 Authority. (a) Tencent has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions applicable to Tencent contemplated hereby, and has obtained all necessary internal approvals for the execution, delivery and performance of this Agreement by Tencent and the consummation of the transactions applicable to Tencent contemplated hereby. No other corporate proceedings on the part of Tencent are necessary to authorize and approve this Agreement or to consummate the transactions applicable to Tencent contemplated hereby. This Agreement has been duly and validly executed and delivered by Tencent and, assuming the due authorization, execution and delivery by DouYu, Huya and Merger Sub, constitutes a valid, legal and binding agreement of Tencent, enforceable against Tencent in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.3 Ownership. As of the date of this Agreement, Tencent and its Affiliates, taken together, are the beneficial owners of (i) 12,068,104 DouYu Shares and (ii) 112,012,054 Huya Class B Shares, and own such DouYu Shares and Huya Class B Shares, in each case, free and clear of all liens, encumbrances, equities or claims.

Section 5.4 Consents and Approvals; No Violations.

(a) Except such as shall have been obtained prior to the Closing and except for any PRC Regulatory Filing or such filings and approvals as may be required by any federal securities Laws, including compliance with any applicable requirements of the Securities Act and the Exchange Act, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Tencent of this Agreement or the consummation by Tencent of the transactions applicable to it contemplated hereby.

(b) The execution, delivery and performance of this Agreement by Tencent does not, and the consummation by Tencent of the transactions applicable to it contemplated hereby will not, constitute or result in (i) any breach of any provision of the Amended and Restated Memorandum and Articles of Association of Tencent, as in effect as of the date of this Agreement, (ii) a violation or breach of, or (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration of an obligation or the creation of any Liens) under, any of the terms, conditions or provisions of any Contract or obligation to which Tencent is a party or by which it or its properties or assets may be bound or (iii) violate any Law or Judgment applicable to Tencent or any of its properties or assets.

Section 5.5 No Additional Representations. Except for the representations and warranties made by Tencent in this Article V, neither Tencent nor any other person makes any other express or implied representation or warranty with respect to Tencent or its business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to DouYu, Huya, Merger Sub or any of their respective Affiliates (other than Tencent) or Representatives, notwithstanding the delivery or disclosure to DouYu, Huya, Merger Sub or any of their respective Affiliates (other than Tencent) or Representatives of any documentation, forecasts or other information in connection with the transactions contemplated hereby, and each of DouYu, Huya and Merger Sub acknowledges the foregoing.

ARTICLE VI.

COVENANTS RELATED TO CONDUCT OF BUSINESS

Section 6.1 Conduct of Business of DouYu. Except as required by applicable Law (including COVID-19 Measures) or as expressly contemplated by any of the Transaction Agreements, during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement in accordance with Article IX, DouYu will, and will cause each of its Subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with past practice and keep available the service of its current officers and employees and preserve its relationships with customers, advertisers, licensors, suppliers and others having business dealings with it; provided, that, during any period of full or partial suspension of operations related to the COVID-19 pandemic, DouYu may, in connection with the COVID-19 pandemic, take such actions as are reasonably necessary (A) to protect the health and safety of DouYu’s or its Subsidiaries’ employees and other individuals having business dealings with DouYu or its Subsidiaries or (B) to respond to third-party supply or service disruptions caused by the COVID-19 pandemic, including, but not limited to, the COVID-19 Measures, and any such actions taken (or not taken) as a result of, in response to, or otherwise related to the COVID-19 pandemic shall be deemed to be taken in the “ordinary and usual course of business” for all purposes of this Section 6.1 and not be considered a breach of this Section 6.1; provided, further, that DouYu shall provide Huya with written notice of such actions taken in connection with the COVID-19 pandemic; provided, further, that following any such suspension, to the extent that DouYu or any of its Subsidiaries took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the ordinary and usual course of business consistent with past practice, to resume conducting its business in the ordinary and usual course of business consistent with past practice in all material respects as soon as reasonably practicable. Without limiting the generality of the foregoing, and except as required by applicable Law, as otherwise contemplated in this Agreement or Section 6.1 of the DouYu Disclosure Schedule, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article IX, DouYu will not, and will not permit its Subsidiaries to, without the prior written consent of Huya and Tencent (which consent shall not be unreasonably withheld or delayed):

(a) amend the DouYu Memorandum and Articles of Association or any of the DouYu VIE Contracts;

(b) authorize for issuance, issue, sell, pledge, dispose of, transfer, deliver or agree or commit to issue, sell, pledge, dispose of, transfer or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any share capital or any other securities convertible into or exchangeable for any share capital or any equity equivalents (including, without limitation, any stock options or stock appreciation rights), other than the issuance of DouYu Shares upon the vesting of DouYu RSU Awards outstanding as of the date hereof;

(c) (i) split, combine, subdivide or reclassify any of its share capital; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its share capital (other than the DouYu Closing Dividend); (iii) enter into any agreement with respect to the voting of its share capital, (iv) make any other actual, constructive or deemed distribution in respect of any of its share capital or otherwise make any payments to shareholders in their capacity as such; or (v) redeem, repurchase or otherwise acquire any of its share capital or any share capital of any of its Subsidiaries;

(d) place DouYu or any of its Subsidiaries into liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization, redomiciliation or other reorganization (other than the Merger);

(e) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of DouYu’s Subsidiaries, other than as a result of any internal restructuring;

(f) except pursuant to a Contract existing on the date of this Agreement (i) incur, modify, renew or assume any long-term or short-term debt or issue any debt securities in an amount exceeding RMB5,000,000 in the aggregate, except for borrowings under existing lines of credit in the ordinary and usual course of business consistent with past practice; (ii) prepay any debt, borrowings or obligations in excess of RMB5,000,000 in the aggregate prior to their stated maturity; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary and usual course of business consistent with past practice and in amounts not material to DouYu and its Subsidiaries, taken as a whole, except for guarantees of obligations of wholly-owned Subsidiaries of DouYu, (iv) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly-owned subsidiaries of DouYu, DouYu VIEs in accordance with DouYu VIE Contracts and for advances for travel and other expenses to officers, directors and employees made in the ordinary course of business consistent with past practice); (v) pledge or otherwise encumber shares of capital stock of DouYu or its Subsidiaries; or (vi) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any Lien thereupon other than Permitted Liens;

(g) except as may be required as a result of a change in Law or in GAAP or for the purpose of execution of this Agreement and consummation of the transactions contemplated hereby, change any of the accounting principles used by it;

(h) (i) abandon, permit to lapse, dispose of, license, sublicense, assign, transfer, create or incur any Lien (other than Permitted Lien) on or grant to any Person any rights to any DouYu Intellectual Property, (ii) make any material change in the ownership or right to register any DouYu Intellectual Property, or (iii) enter into any Contract with respect to or otherwise binding upon any DouYu Intellectual Property, in each case any of the foregoing in (i) to (iii), other than consistent with past practice in the ordinary course of business;

(i) waive the benefits of, reduce the restriction periods or agree to modify in a manner adverse to DouYu or any of its Subsidiaries any non-competition, confidentiality, standstill or similar agreement to which DouYu or any of its Subsidiaries is a party;

(j) acquire, sell, lease, transfer or otherwise dispose of any assets in an amount exceeding RMB5,000,000 in the aggregate (including but not limited to domain names, trademarks and content licenses), except in the ordinary course of business consistent with past practice;

(k) (i) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein that, taken together, have an acquisition or investment amount exceeding RMB50,000,000 or (ii) authorize any new capital expenditures, except that, in the aggregate, would not exceed RMB50,000,000 during each fiscal quarter or except as specifically budgeted in DouYu’s current plan approved by the DouYu Board prior to the date hereof that was made available to Huya;

(l) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in an amount exceeding RMB5,000,000 in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by Governmental Entities; provided that DouYu or its applicable Subsidiary shall notify Huya promptly after such payment, discharge or satisfaction as required by Governmental Entities;

(m) settle or compromise any pending or threatened suit, action or claim in an amount exceeding RMB5,000,000 (other than responding to takedown notices or other notices or accusations of potential infringement in a manner consistent with past practice in the ordinary course of business);

(n) (i) cancel, materially modify, terminate or grant a waiver of any rights under any DouYu Material Contract in a manner adverse to DouYu or any of its Subsidiaries, (ii) enter into a new Contract that (A) would be a DouYu Material Contract if in existence as of the date of this Agreement or (B) contains, unless required by applicable Law, a change of control provision in favor of the other party or parties thereto or would otherwise require a payment to or give rise to any rights to such other party or parties in connection with the transactions contemplated by this Agreement or (iii) waive, release, cancel, convey or otherwise assign any material rights or claims under any such DouYu Material Contract or new Contract;

(o) enter into any new lines of business that has any significant effects on the financial position of DouYu and its Subsidiaries, taken as a whole; or

(p) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Section 6.1(a) through Section 6.1(o).

Section 6.2 Conduct of Business of Huya. Except as required by applicable Law (including COVID-19 Measures) or as expressly contemplated by any of the Transaction Agreements, during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement in accordance with Article IX, Huya will, and will cause each of its Subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with past practice and keep available the service of its current officers and employees and preserve its relationships with customers, advertisers, licensors, suppliers and others having business dealings with it; provided, that, during any period of full or partial suspension of operations related to the COVID-19 pandemic, Huya may, in connection with the COVID-19 pandemic, take such actions as are reasonably necessary (A) to protect the health and safety of Huya’s or its Subsidiaries’ employees and other individuals having business dealings with Huya or its Subsidiaries or (B) to respond to third-party supply or service disruptions caused by the COVID-19 pandemic, including, but not limited to, the COVID-19 Measures, and any such actions taken (or not taken) as a result of, in response to, or otherwise related to the COVID-19 pandemic shall be deemed to be taken in the “ordinary and usual course of business” for all purposes of this Section 6.2 and not be considered a breach of this Section 6.2; provided, further, that Huya shall provide DouYu with written notice of such actions taken in connection with the COVID-19 pandemic; provided, further, that following any such suspension, to the extent that Huya or any of its Subsidiaries took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the ordinary and usual course of business consistent with past practice, to resume conducting its business in the ordinary and usual course of business consistent with past practice in all material respects as soon as reasonably practicable. Without limiting the generality of the foregoing, and except as required by applicable Law, as otherwise contemplated in this Agreement or Section 6.2 of the Huya Disclosure Schedule, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article IX, Huya will not, and will not permit its Subsidiaries to, without the prior written consent of DouYu and Tencent (which consent shall not be unreasonably withheld or delayed):

(a) amend the Huya Memorandum and Articles of Association or any of the Huya VIE Contracts;

(b) authorize for issuance, issue, sell, pledge, dispose of, transfer, deliver or agree or commit to issue, sell, pledge, dispose of, transfer or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any share capital or any other securities convertible into or exchangeable for any share capital or any equity equivalents (including, without limitation, any stock options or stock appreciation rights), other than the issuance of Huya Class A Shares upon the exercise or vesting of Huya Options and Huya RSU Awards outstanding as of the date hereof;

(c) (i) split, combine, subdivide or reclassify any of its share capital; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its share capital (other than the Huya Closing Dividend); (iii) enter into any agreement with respect to the voting of its share capital, (iv) make any other actual, constructive or deemed distribution in respect of any of its share capital or otherwise make any payments to shareholders in their capacity as such; or (v) redeem, repurchase or otherwise acquire any of its share capital or any share capital of any of its Subsidiaries;

(d) place Huya or any of its Subsidiaries into liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization redomiciliation or other reorganization (other than the Merger);

(e) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Huya’s Subsidiaries, other than as a result of any internal restructuring;

(f) except pursuant to a Contract existing on the date of this Agreement (i) incur, modify, renew or assume any long-term or short-term debt or issue any debt securities in an amount exceeding RMB5,000,000 in the aggregate, except for borrowings under existing lines of credit in the ordinary and usual course of business consistent with past practice; (ii) prepay any debt, borrowings or obligations in excess of RMB5,000,000 in the aggregate prior to their stated maturity; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary and usual course of business consistent with past practice and in amounts not material to Huya and its Subsidiaries, taken as a whole, except for guarantees of obligations of wholly-owned Subsidiaries of Huya; (iv) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly-owned subsidiaries of Huya, Huya VIEs in accordance with Huya VIE Contracts and for advances for travel and other expenses to officers, directors and employees made in the ordinary course of business consistent with past practice); (v) pledge or otherwise encumber shares of capital stock of Huya or its Subsidiaries; or (vi) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any Lien thereupon other than Permitted Liens;

(g) except as may be required as a result of a change in Law or in GAAP or for the purpose of execution of this Agreement and consummation of the transactions contemplated hereby, change any of the accounting principles used by it;

(h) (i) abandon, permit to lapse, dispose of, license, sublicense, assign, transfer, create or incur any Lien (other than Permitted Lien) on or grant to any Person any rights to, any Huya Intellectual Property, (ii) make any material change in the ownership or right to register any Huya Intellectual Property, or (iii) enter into any Contract with respect to or otherwise binding upon any Huya Intellectual Property , in each case any of the foregoing in (i) to (iii), other than consistent with past practice in the ordinary course of business;

(i) waive the benefits of, reduce the restriction periods or agree to modify in a manner adverse to Huya or any of its Subsidiaries any non-competition, confidentiality, standstill or similar agreement to which Huya or any of its Subsidiaries is a party;

(j) acquire, sell, lease, transfer or otherwise dispose of any assets in an amount exceeding RMB5,000,000 in the aggregate (including but not limited to domain names, trademarks and content licenses), except in the ordinary course of business consistent with past practice;

(k) (i) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein that, taken together, have an acquisition or investment amount exceeding RMB50,000,000 or (ii) authorize any new capital expenditures, except that, in the aggregate, would not exceed RMB50,000,000 during each fiscal quarter or except as specifically budgeted in Huya’s current plan approved by the Huya Board prior to the date hereof that was made available to DouYu;

(l) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in an amount exceeding RMB5,000,000 in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or required by Governmental Entities; provided that Huya or its applicable Subsidiary shall notify DouYu promptly after such payment, discharge or satisfaction as required by Governmental Entities;

(m) settle or compromise any pending or threatened suit, action or claim in an amount exceeding RMB5,000,000 (other than responding to takedown notices or other notices or accusations of potential infringement in a manner consistent with past practice in the ordinary course of business);

(n) (i) cancel, materially modify, terminate or grant a waiver of any rights under any Huya Material Contract in a manner adverse to Huya or any of its Subsidiaries, or (ii) enter into a new Contract that (A) would be a Huya Material Contract if in existence as of the date of this Agreement or (B) contains, unless required by applicable Law, a change of control provision in favor of the other party or parties thereto or would otherwise require a payment to or give rise to any rights to such other party or parties in connection with the transactions contemplated by this Agreement, or (iii) waive, release, cancel, convey or otherwise assign any material rights or claims under any such Huya Material Contract or new Contract;

(o) enter into any new lines of business that has any significant effects on the financial position of DouYu and its Subsidiaries, taken as a whole; or

(p) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Section 6.2(a) through Section 6.2(o).

Section 6.3 Access to Information.

(a) Subject to applicable Law, between the date hereof and the Effective Time, each of the Parties will (i) give the other Parties, Tencent and their respective authorized Representatives reasonable access during normal business hours to all of its employees, officers, agents, contracts and properties and to all of its books and records, (ii) permit the other Parties, Tencent and their respective authorized Representatives to make such inspections as they may reasonably require and (iii) will cause its officers and officers of its Subsidiaries to furnish the other Parties, Tencent and their respective authorized Representatives with such financial and operating data and other information with respect to its and its Subsidiaries’ respective businesses, properties and personnel as the other Parties, Tencent and their respective authorized Representatives may from time to time reasonably request; provided that no investigation pursuant to this Section 6.3(a) shall affect or be deemed to modify any of the representations or warranties made by any Party in this Agreement. For the avoidance of doubt, no Party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) waive the attorney-client privilege of such Party or any of its Subsidiaries (provided that such Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of attorney-client privilege), (ii) contravene any applicable Law (including any applicable antitrust or competition Laws) or requirements of Governmental Entities (provided that such Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such law or requirement) (iii) breach the terms of a confidentiality agreement with a third party entered into prior to the date hereof (provided that such Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure) or (iv) result in the other Parties, Tencent or their respective Subsidiaries receiving information that is competitively sensitive. If any information is withheld by a Party or any of its Subsidiaries pursuant to the proviso to the preceding sentence, such withholding Party shall inform the other Parties and Tencent as to the general nature of what, and pursuant to which clause of the proviso in the preceding sentence such information, is being withheld.

(b) Between the date hereof and the Effective Time, each of DouYu and Huya shall furnish to the other and to Tencent, (i) concurrently with the delivery thereof to management of DouYu or Huya, as applicable, such monthly financial statements and data as are regularly prepared for distribution to such management and (ii) at the earliest time they are available, such financial statements as are prepared for the DouYu SEC Reports or the Huya SEC Reports, as applicable, in each case, other than such information that will result in the other Parties, Tencent or their respective Subsidiaries receiving information that is competitively sensitive.

ARTICLE VII.

ADDITIONAL AGREEMENTS

Section 7.1 Preparation of and Filing of the Form F-4, the Proxy Statement and the Schedule 13E-3.

(a) As promptly as practicable following the date of this Agreement, (i) Huya and DouYu shall jointly prepare (with the reasonable cooperation of Tencent) the proxy statement/prospectus to be filed with the SEC in connection with approval of the Merger by the DouYu Shareholders (the “Proxy Statement) and the registration statement on Form F-4 to be filed with the SEC by Huya in connection with the issuance of the Huya Class A Shares constituting the Merger Consideration (the “Share Issuance”) (as amended or supplemented from time to time and including any document incorporated by reference therein, the “Form F-4”), in which the Proxy Statement will be included as a prospectus, and (ii) DouYu, Huya and Tencent shall jointly prepare and file with the SEC the Rule 13e-3 transaction statement on Schedule 13E-3 relating to the Required DouYu Vote and the transactions contemplated hereby (as amended or supplemented, the “Schedule 13E-3”). Each of DouYu and Huya shall use its reasonable best efforts to have the Form F-4 declared effective by the SEC under the Securities Act as promptly as practicable after such filing (including by responding to any comments of the SEC) and keep the Form F-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement or, if earlier, until the termination of this Agreement in accordance with Article IX. DouYu shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the DouYu Shareholders as promptly as practicable after the Form F-4 is declared effective by the SEC under the Securities Act (such date when the Proxy Statement is mailed to the DouYu Shareholders, the “Proxy Mailing Date”). Each of the Parties and Tencent shall cooperate and consult with each other in connection with the preparation and filing of the Form F-4, the Proxy Statement and the Schedule 13E-3, as applicable, including promptly furnishing to each other in writing upon request any and all information relating to a Party, Tencent or their respective Affiliates as may be required to be set forth therein, as applicable, under applicable Law. No filing of, or amendment or supplement to, the Form F-4, the Proxy Statement or the Schedule 13E-3 will be made by any of DouYu, Huya or Tencent, as applicable, without providing the others a reasonable opportunity to review and comment thereon.

(b) Each of the Parties and Tencent agrees that none of the information supplied or to be supplied in writing by or on behalf of such Party, Tencent or their respective Subsidiaries specifically for inclusion or incorporation by reference in (i) the Form F-4, at the time it (and any amendment or supplement to it) is filed with the SEC by Huya or at the time it becomes effective under the Securities Act, (ii) the Proxy Statement, on the date it is first mailed to the DouYu Shareholders and at the time of the DouYu Shareholders Meeting, or (iii) the Schedule 13E-3 at the time it (and any amendment or supplement to it) is filed with the SEC, shall contain untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Each of the Parties and Tencent further agrees that all documents that it is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable. If at any time prior to the Effective Time any information relating to DouYu, Huya, Tencent, or any of their respective Affiliates, directors or officers, is discovered by DouYu, Huya or Tencent that should be set forth in an amendment or supplement to, the Form F-4, the Proxy Statement or the Schedule 13E-3, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the others and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Laws, disseminated to the DouYu Shareholders. DouYu, Huya and Tencent, as applicable, shall notify each other promptly of the receipt of any comments, written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Form F-4, the Proxy Statement or the Schedule 13E-3 or for additional information and each of DouYu, Huya and Tencent shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Form F-4, the Proxy Statement, the Schedule 13E-3, as applicable, or the transactions contemplated by this Agreement and (ii) all orders of the SEC relating to the Form F-4 or the Schedule 13E-3, as applicable.

(c) Huya shall use its reasonable best efforts to cause any Huya ADSs to be issued in connection with the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

Section 7.2 Acquisition Proposals Relating to DouYu.

(a) DouYu will not, nor will it permit any of its Subsidiaries to, nor will it authorize or permit any officer, director or employee or any investment banker, attorney, accountant or other advisor or representative (each, a “Representative”) of DouYu or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage any inquiry or the making of any proposal or offer or any other effort or attempt that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to DouYu or any of its Subsidiaries, or take any other action to facilitate, any Acquisition Proposal, or (iii) enter into any letter of intent, agreement or agreement in principle with respect to an Acquisition Proposal. Immediately after the execution and delivery of this Agreement, DouYu will, and will cause its Subsidiaries and Affiliates and their respective Representatives to, cease and terminate any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any possible Acquisition Proposal, shall promptly cause to be returned or destroyed all confidential information provided by or on behalf of DouYu or any of its Subsidiaries to such Person and shall notify each such Person or its Representatives that the DouYu Board no longer seeks or requests the making of any Acquisition Proposal, and withdraws any consent theretofore given to the making of an Acquisition Proposal. For the purpose of this Agreement, “Acquisition Proposal” means any proposal or offer made by any Person (other than Huya, Merger Sub or any Affiliate thereof) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (A) beneficial ownership (as defined under section 13(d) of the Exchange Act) of ten percent (10%) or more of any class of share capital of DouYu pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (B) any one or more assets or businesses of DouYu and its Subsidiaries that constitute ten percent (10%) or more of the revenues or assets of DouYu and its Subsidiaries, taken as a whole.

(b) The DouYu Board will not (i) fail to recommend that the DouYu Shareholders vote in favor of this Agreement and the Merger (the “DouYu Board Recommendation”) or fail to include the DouYu Board Recommendation in the Proxy Statement or (ii) withhold, withdraw, qualify or modify, or publicly announce its intent to withhold, withdraw, qualify or modify, in a manner adverse to Huya or Merger Sub, the DouYu Board Recommendation (actions described in this clause (ii) referred to as a “DouYu Change of Recommendation”). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Required DouYu Vote is obtained, but not after, the DouYu Board may effect a DouYu Change of Recommendation if the DouYu Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would constitute a breach of the directors’ fiduciary duties under applicable Law; provided, however, that prior to taking such action or announcing the intention to do so, (i) DouYu has complied in all material respects with this Section 7.2, (ii) the DouYu Board has given Huya at least ten (10) Business Days’ prior written notice of its intention to take such action and a description of the reasons for taking such action, (iii) DouYu has negotiated, and has caused its Representatives to negotiate, in good faith with Huya during such notice period to enable Huya to revise the terms of this Agreement in such a manner that would obviate the need for taking such action and (iv) following the end of such notice period, the DouYu Board (acting upon recommendation of the DouYu Special Committee) shall have considered in good faith any revisions to this Agreement proposed in writing by Huya in a manner that would form a binding contract if accepted by DouYu, and shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to effect a DouYu Change of Recommendation would constitute a breach of the directors’ fiduciary duties under applicable Law.

(c) Nothing in this Section 7.2 shall (i) permit DouYu to terminate this Agreement, (ii) release DouYu from the obligation of holding the DouYu Shareholders Meeting (as defined below) pursuant to Section 7.3 or (iii) affect any other obligations of DouYu under this Agreement.

Section 7.3 DouYu Shareholders Meetings.

(a) As soon as practicable after the SEC declares the Form F-4 effective and confirms that it has no further comments on the Schedule 13E-3 and the Proxy Statement, but in any event no later than ten (10) days thereafter, DouYu shall (i) establish a record date for determining DouYu Shareholders entitled to vote at the DouYu Shareholder Meeting (the “Record Date”) and shall not change such Record Date or establish a different record date for the DouYu Shareholder Meeting without the prior written consent of Huya and Tencent, unless required to do so by applicable Laws; and in the event that the date of the DouYu Shareholder Meeting as originally called is for any reason adjourned or otherwise delayed, DouYu agrees that unless Huya and Tencent shall have otherwise approved in writing or as required by applicable Laws or stock exchange requirement, DouYu shall, if possible, implement such adjournment or other delay in such a way that DouYu does not need to establish a new Record Date for the DouYu Shareholder Meeting, as so adjourned or delayed, (ii) mail or cause to be mailed the Proxy Statement to the holders of DouYu Shares (and concurrently furnish the Proxy Statement under Form 6-K), including DouYu Shares represented by DouYu ADSs, as of the Record Date, for the purpose of voting upon the authorization and approval of this Agreement, the Plan of Merger and the transactions contemplated herein and (iii) instruct the DouYu Depositary to (A) fix the Record Date as the record date for determining the holders of DouYu ADSs who shall be entitled to give instructions for the exercise of the voting rights pertaining to the DouYu Shares represented by DouYu ADSs (the “DouYu Record ADS Holders”), (B) provide all proxy solicitation materials to all DouYu Record ADS Holders and (C) vote all DouYu Shares represented by DouYu ADSs in accordance with the instructions of such corresponding DouYu Record ADS Holders. Subject to Section 7.3(b), without the prior written consent of Huya and Tencent, the authorization and approval of this Agreement, the Plan of Merger and the transactions contemplated herein, including the Merger, are the only matters (other than procedural matters) that shall be proposed to be voted upon by the DouYu Shareholders at the DouYu Shareholder Meeting.

(b) As soon as practicable but in any event no later than thirty (30) days after the date of mailing the Proxy Statement, DouYu shall hold the DouYu Shareholder Meeting. Subject to Section 7.2, (i) the DouYu Board shall recommend to holders of the DouYu Shares that they authorize and approve this Agreement, the Plan of Merger and the transactions contemplated herein, including the Merger, and shall include such recommendation in the Proxy Statement and (ii) DouYu shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the authorization and approval of this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby and shall take all other action necessary or advisable to secure the Required DouYu Vote. Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement is validly terminated in accordance with Article IX, (x) DouYu’s obligations pursuant to this Section 7.3 shall not be limited or otherwise affected by the commencement, public proposal, public disclosure or communication to DouYu or any other Person of any Acquisition Proposal, and (y) DouYu’s obligations pursuant to this Section 7.3 shall not be limited or otherwise affected by any DouYu Change of Recommendation.

Section 7.4 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, and subject at all times to each Person’s and its directors’ duty to act in a manner consistent with their fiduciary duties, each of DouYu, Huya and Tencent, as applicable, will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law promptly to consummate the Merger and the other transactions contemplated by this Agreement, including preparing, executing and filing promptly all documentation to effect all necessary notices, reports, applications and other filings and to obtain promptly all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or Governmental Entity in order to consummate the Merger and the other transactions contemplated by this Agreement, except to the extent such actions, things, notices, reports, applications, filings, consents, registrations, approvals, permits or authorizations are related to any PRC Regulatory Filings with respect to which Tencent has the right to waive the condition prescribed in Section 8.2(g); provided, that except to the extent related to such PRC Regulatory Filings, DouYu, Huya and Tencent will cooperate with each other in determining whether any action by or in respect of, or filing with, any Governmental Entity is required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and seeking any such actions, consents, approvals or waivers or making any such filings. Each of Huya, DouYu and Tencent will furnish, and cause their Affiliates to furnish, to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the Merger and the other transactions contemplated hereby.

(b) Without limiting the generality of anything contained in this Section 7.4, each of DouYu, Huya and Tencent, as applicable, will, and will cause their Affiliates to: (i) give each other prompt notice of the making or commencement of any request, inquiry, investigation, action or other Proceeding by or before any Governmental Entity with respect to the Merger or any other transaction contemplated hereby; (ii) keep each other informed as to the status of any such request, inquiry, investigation, action or other Proceeding; and (iii) promptly inform each other of any communication to or from any Governmental Entity regarding the Merger and the other transactions contemplated hereby. Each of DouYu, Huya and Tencent will consult and cooperate, and will cause its Affiliates to consult and cooperate, with each other and will consider in good faith the views of each other in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger or any of the other transactions contemplated hereby. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or other Proceeding, each of DouYu, Huya and Tencent will permit, and will cause its Affiliates to permit, authorized Representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or other Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or other Proceeding.

(c) To the extent it is determined by Tencent in good faith that any PRC Regulatory Filings are required to be made with respect to the transactions contemplated hereby to any competent Governmental Entity, unless Tencent waive the condition prescribed in Section 8.2(g) in accordance with Section 8.2(g) with respect to any such PRC Regulatory Filings, each of Huya, DouYu and Tencent will, and will cause its Affiliates to, (i) make, and cooperate and coordinate with each other in the making of, such PRC Regulatory Filings as promptly as practicable with or to each such competent Governmental Entity, (ii) supply each other or each other’s outside counsel with any information that may be required or requested by any such Governmental Entity in connection with such PRC Regulatory Filings, (iii) supply any additional information that may be required or requested by such Governmental Entity in which any such PRC Regulatory Filings are made under any such applicable PRC Laws as promptly as practicable, and (iv) use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under any such applicable PRC Laws as soon as reasonably practicable.

(d) Notwithstanding the foregoing, nothing contained in this Agreement will require, or be construed to require, Huya, Tencent or any of their respective Affiliates to, and neither DouYu nor any of its Subsidiaries shall, proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate, before or after the Effective Time, any of the assets, licenses, operations, rights, products or businesses held by any of them prior to the Effective Time, or any interest therein, or to agree to any material change (including through a licensing arrangement) or restriction on, or other impairment of Huya’s or any of its Affiliates’ (including, after the Effective Time, DouYu or its Subsidiaries) ability to own, manage or operate, any such assets, licenses, operations, rights, products or businesses, or any interest therein, or Huya’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the shares of the Surviving Corporation (any of the actions referred to in this Section 7.4(d), a “Non-Required Remedy”).

Section 7.5 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Huya and DouYu. Thereafter, each of Huya and DouYu will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to obtaining the approval of such other Party (such approval not to be unreasonably withheld or delayed), except with respect to any action taken by the DouYu Board or the DouYu Special Committee pursuant to, and in accordance with, Section 7.2 and Section 7.3 or as may be required by Law or by any applicable listing agreement with or rules of a securities exchange, as determined by Huya or DouYu, as the case may be.

Section 7.6 Indemnification; Directors’ and Officers’ Insurance.

(a) Each of Huya and the Surviving Corporation agrees that, from and after the Effective Time, it will indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of DouYu or its Subsidiaries (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director or officer of DouYu or its Subsidiaries or services performed by such persons at the request of DouYu or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including, for the avoidance of doubt, in connection with (i) the transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law. The Articles of Association will contain provisions with respect to rights to indemnification, advancement of expenses and limitations on, or exculpation from, liabilities, for acts or omissions that are at least as favorable to the directors, officers or employees of DouYu as those contained in the DouYu Memorandum and Articles of Association, except to the extent prohibited by the Cayman Companies Law or any other applicable Law, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law. Huya shall, and shall cause the Surviving Corporation to, for a period of six (6) years from the Effective Time, honor and fulfill in all respects the obligations of DouYu, to the fullest extent permitted by Law, under the indemnification agreements between DouYu and the Indemnified Parties as in effect on the date hereof arising out of or related to such Indemnified Parties’ service as a director or officer of DouYu or its Subsidiaries in such capacity or services performed by such persons at the request of DouYu or its Subsidiaries at or prior to the Effective Time.

(b) Huya or the Surviving Corporation shall have the right, but not the obligation, to assume and control the defense of any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 7.6 (each, a “Claim”) unless there is a conflict of interest between Huya and the Surviving Corporation, on the one hand, and the Indemnified Party, on the other (for the avoidance of doubt, conflict of interest shall be deemed to exist in the event of any threatened or actual litigation, claim or proceeding relating to the transactions contemplated by this Agreement), but in any event, no such Claim shall be settled or compromised without Huya’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that none of Huya or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any such Claim for which indemnification has been sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent. Each of Huya, the Surviving Corporation and the Indemnified Parties shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c) For a period of six (6) years after the Effective Time, Huya shall cause the Surviving Corporation to maintain DouYu’s existing policies of directors’ and officers’ liability insurance for the benefit of those persons who are covered by such policies at the Effective Time (or Huya may substitute therefor policies of at least the same coverage with respect to matters occurring prior to the Effective Time); provided that in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.6(c) more than an amount per year equal to 300% of annual premiums for the existing DouYu directors’ and officers’ liability insurance as set forth in Section 7.6(c) of the DouYu Disclosure Schedule, and if the cost of such insurance policy exceeds such amount, then the Surviving Corporation shall obtain a policy with the greatest coverage for a cost not exceeding such amount.

(d) If Huya or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Huya or the Surviving Corporation shall assume all of the obligations set forth in this Section 7.6.

(e) The provisions of this Section 7.6 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 7.6.

Section 7.7 Notification of Certain Matters. Each of DouYu, Huya and Tencent shall, upon obtaining knowledge of any of the following, give prompt notice to the others of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of such Person contained in this Agreement, which is qualified as to materiality, to be untrue or inaccurate, or any representation or warranty of such Person not so qualified, to be untrue or inaccurate in any material respect, at or prior to the Effective Time, (ii) any material failure of any of DouYu, Huya or Tencent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any condition to the obligations of DouYu, Huya, Merger Sub or Tencent, as applicable to effect the transactions contemplated hereby not to be satisfied, (iv) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by such Person or any of its Subsidiaries between the date of this Agreement and the Effective Time, under any contract or agreement material to the financial condition, properties, businesses, results of operations or prospects of such Person and its Subsidiaries taken as a whole to which such Person or any of its Subsidiaries is a party or is subject, (v) any notice or other communication from any Governmental Entity in connection with the Merger, (vi) (x) any Proceedings (or communications indicating that the same may be contemplated) commenced or threatened against any of DouYu, Huya, Merger Sub or Tencent or any of their respective Subsidiaries, as the case may be, which, in each case, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.9 or Section 4.9, or which relate to the consummation of the Merger, or (y) any disputes, disagreements, claims or any legal proceedings of any nature, which, in each case, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.16 or Section 4.16, (vii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (viii) any event or occurrence that has, or would reasonably be expected to have, a DouYu Material Adverse Effect or a Huya Material Adverse Effect with respect to DouYu or Huya, as the case may be; provided, however, that the delivery of any notice pursuant to this Section 7.7 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the Person receiving such notice.

Section 7.8 Fees and Expenses. Subject to Section 9.5(b), Section 9.5(c) and Section 9.5(g), whether or not the Merger is consummated, all Expenses (as hereinafter defined) incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid by the Person incurring such Expenses. As used in this Agreement, “Expenses” includes all reasonable and documented out-of-pocket expenses (including, without limitation, all filing costs and reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Person and its Affiliates) incurred by a Person or on its behalf in connection with, or related to, the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereby, and the filing, printing and mailing of the Form F-4, the Proxy Statement and the Schedule 13E-3.

Section 7.9 Delisting of Stock. Huya and DouYu shall use reasonable efforts to cause the delisting of DouYu Shares from the NASDAQ Global Select Market and the deregistration of the DouYu Shares under the Exchange Act as promptly as practicable after the Effective Time in compliance with applicable Law.

Section 7.10 Anti-Takeover Statutes. If any “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Huya and DouYu shall use their respective reasonable best efforts (a) to take all actions necessary so that no Takeover Statute is or becomes applicable to any of the transactions contemplated by this Agreement, and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or lawfully minimize the effects of any Takeover Statute on the Merger or the other transactions contemplated by this Agreement.

Section 7.11 Resignations. To the extent requested by Huya in writing at least three (3) Business Days prior to the Closing, on the Closing Date, DouYu shall cause to be delivered to Huya duly signed resignations, effective as of the Effective Time, of the directors of DouYu and its Subsidiaries as requested by Huya. The Parties and Tencent expect and agree that both Huya and DouYu shall maintain stability of its respective core management team after the Effective Time.

Section 7.12 Governance Matters

(a) Huya shall take all actions necessary in accordance with the applicable Laws and Huya Memorandum and Articles of Association to cause (i) Mr. Shaojie Chen to be appointed a director on the Huya Board, and (ii) Mr. Shaojie Chen and Mr. Rongjie Dong to be appointed Co-Chief Executive Officers of Huya, in each case effective as of the Effective Time.

(b) Huya shall take all actions necessary in accordance with the applicable Laws and Huya Memorandum and Articles of Association to cause (i) the name of Huya to be changed to a name mutually agreed by Tencent, Huya and DouYu within three (3) months after the Effective Time and (ii) the ticker symbol of Huya to be changed to a symbol mutually agreed by Tencent, Huya and DouYu within fifteen (15) Business Days after the Effective Time.

(c) The provisions of this Section 7.12 shall survive the consummation of the Merger.

Section 7.13 DouYu Corporate Structure Matters.

(a) On or prior to the Closing, DouYu shall cause:

(i) (A) to be delivered to Huya and Tencent duly signed resignations of each legal representative and director of each DouYu VIE, (B) to be appointed as legal representatives and directors of each DouYu VIE Persons designated by Tencent and (C) to be completed the registration of such resignation and appointment as described in the foregoing clauses (A) and (B) with the relevant Governmental Entities;

(ii) each shareholder of Wuhan Ouyue to execute and deliver to Huya and Tencent (A) all documents necessary for such shareholder to transfer, free of any third-party rights, claims or Liens (except for Permitted Liens and as provided in the DouYu VIE Contracts (to the extent applicable to Wuhan Ouyue)), all such shareholder’s equity interests in Wuhan Ouyue to qualified Person(s) designated by Huya and Tencent for a nominal consideration of RMB 1 and (B) all documents as may be required to effect the registration of such transfer with the relevant Governmental Authorities, including the documents set forth on Section 7.13(a)(ii) of the DouYu Disclosure Schedule;

(iii) each shareholder of Wuhan DouYu (other than those set forth on Section 7.13(a)(v) of the DouYu Disclosure Schedule) to (A) execute and deliver to Huya and Tencent all documents necessary for such shareholder to transfer, free of any third-party rights, claims or Liens (except for Permitted Liens and as provided in the DouYu VIE Contracts (to the extent applicable to Wuhan DouYu)), all such shareholder’s equity interests in Wuhan DouYu to Person(s) designated by Huya and Tencent for a nominal consideration of RMB 1 and all documents as may be required to effect the registration of such transfer with the relevant Governmental Entities (the “Registration Documents”), including the documents set forth on Section 7.13(a)(iii)(A) of the DouYu Disclosure Schedule and (B) execute such other documents and take such other actions in connection with the transfer described in the foregoing clause (A) as set forth on Section 7.13(a)(iii)(B) of the DouYu Disclosure Schedule;

(iv) to be submitted to the relevant Governmental Entities the Registration Documents; and

(v) each shareholder of Wuhan DouYu set forth on Section 7.13(a)(v) of the DouYu Disclosure Schedule to execute and deliver to Huya and Tencent an undertaking to cooperate with Huya and Tencent and use best efforts to transfer all equity interests in Wuhan DouYu held by such nominee shareholder to qualified Person(s) designated by Huya and Tencent, based on a transfer plan mutually agreed by such shareholder, Huya and Tencent, free of any third-party rights, claims or Liens (except for Permitted Liens and as provided under the DouYu VIE Contracts), as soon as practicable and in any event within one (1) year after the Closing Date.

(b) All Taxes, costs or expenses arising out of or in connection with the actions carried out in accordance with Section 7.13(a) shall be borne by the party incurring such Taxes, costs or expenses.

(c) DouYu shall take all steps necessary and appropriate to cause the changes of directors, officers and governing documents for any of DouYu’s Subsidiaries upon the reasonable request of Huya, provided that any such changes shall only be effective at or after the Effective Time.

Section 7.14 Participation in Litigation.

(a) Prior to the Effective Time, each of Huya, DouYu and Tencent shall give prompt notice to the others of any actions, suits, claims or proceedings commenced or, to such party’s knowledge, threatened against such party that relate to this Agreement and the transactions contemplated hereby.

(b) Each of Huya, DouYu and Tencent shall give the others the opportunity to participate in the defense or settlement of any shareholder litigation against itself and/or its directors relating to the transactions contemplated hereby, and no such litigation shall be settled or compromised without the others’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(c) DouYu shall suspend Proceedings pending as of the date hereof, and shall not, and shall cause its Subsidiaries not to, bring new Proceedings after the date hereof, against Huya or any of Huya’s Subsidiaries or to which any of their equity interests, properties or assets is subject. Huya shall suspend Proceedings pending as of the date hereof, and shall not, and shall cause its Subsidiaries not to, bring new Proceedings after the date hereof, against DouYu or any of DouYu’s Subsidiaries or to which any of their equity interests, properties or assets is subject.

Section 7.15 Tax Treatment. For United States federal income tax purposes, the Parties intend that the Merger be treated as a “reorganization” within the meaning of Section 368(a) of the Code (and that this Agreement shall be adopted as a “plan of reorganization” within the meaning of U.S. Treasury Regulations Sections 1.368-2(g) and 1.368-3(a)), and the Parties shall use reasonable best efforts to cause the Merger to qualify for such treatment. Notwithstanding anything herein to the contrary, in the event a legal opinion relating to the intended tax treatment set forth in this Section 7.15 is required to be issued by counsel in connection with any conditions to consummate the transactions contemplated by this Agreement, each of the Parties will use reasonable best efforts and will cooperate with one another to obtain such opinion, including providing representations and warranties of the sort customarily provided by parties as the basis for a legal opinion that a transaction qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 7.16 Closing Dividends.

(a) On or around the Closing Date and in no event later than twenty (20) days after the Closing Date, Huya shall pay, or cause to be paid, in accordance with the terms of the Huya Memorandum and Articles of Association and applicable Law, a dividend to each Huya Shareholder as of the close of business on the record date that is after the date when the Required DouYu Vote is obtained and prior to the Closing Date and determined by an authorized officer of Huya with respect to such dividend (the “Huya Dividend Record Date”) in an amount per Huya Share held by such Huya Shareholders equal to (i) US$200,000,000 divided by (ii) the number of Huya Shares issued and outstanding as of the close of business on the Huya Dividend Record Date (the “Huya Closing Dividend”).

(b) On or around the Closing Date and in no event later than twenty (20) days after the Closing Date, DouYu shall pay, or cause to be paid, in accordance with the terms of the DouYu Memorandum and Articles of Association and applicable Law, a dividend to each DouYu Shareholder as of the close of business on the record date that is after the date when the Required DouYu Vote is obtained and prior to the Closing Date and determined by an authorized officer of DouYu with respect to such dividend (the “DouYu Dividend Record Date”) in an amount per DouYu Share held by such DouYu Shareholders equal to (i) US$60,000,000 divided by (ii) the number of DouYu Shares issued and outstanding as of the close of business on the DouYu Dividend Record Date (the “DouYu Closing Dividend”).

Section 7.17 Voting of DouYu Shares by Tencent.

(a) Tencent will, at the DouYu Shareholders Meeting or any other meeting of the DouYu Shareholders or any vote of DouYu Shares relating to the approval of this Agreement and the Merger, however called, (i) appear at such DouYu Shareholders Meeting or otherwise cause its representative(s) to appear at such DouYu Shareholders Meeting or otherwise cause its DouYu Shares to be counted as present thereat for purposes of determining whether a quorum is present, and (ii) vote, or cause to be voted, or provide written consent with respect to, all DouYu Shares then owned beneficially or of record by it or any of its Subsidiaries, as of the record date for such meeting, (1) in favor of the approval of this Agreement (as it may be amended or otherwise modified from time to time), the terms and conditions hereof and the transactions contemplated hereby, including the Merger, the approval of the execution and delivery by DouYu of this Agreement, and the approval of any actions required in furtherance of this Agreement and the transactions contemplated hereby, including the Merger, (2) against any transaction, proposal, agreement or action made in opposition to the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated by this Agreement, including the Merger, or in competition or inconsistent with the transactions contemplated by this Agreement, including the Merger, (3) against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to (A) materially impede, frustrate, prevent, nullify, interfere with, delay, postpone, discourage or adversely affect the transactions contemplated by this Agreement, including the Merger, (B) result in a breach of any presentation, warranty, covenant or any other obligation or agreement by DouYu under this Agreement, or (C) result in any of the conditions to the consummation of the Merger not being fulfilled, (4) in favor of any adjournment or postponement of such DouYu Shareholders Meeting at which any of the matters described in clauses (1) through (3) of this Section 7.17(a)(ii) is to be considered (and any adjournment or postponement thereof) as may be reasonably requested by Huya; and (5) in favor of any other matter necessary to effect the transactions contemplated hereby, including the Merger.

(b) Prior to the earlier of (i) the DouYu Shareholders Meeting or (ii) any other meeting of the DouYu Shareholders or any vote of DouYu Shares relating to the approval of this Agreement and the Merger, however called, Tencent will not, and will cause each of its Subsidiaries not to, directly or indirectly, transfer, assign or otherwise dispose of any DouYu Shares owned by Tencent or its Subsidiaries.

Section 7.18 Reassignment Agreement. Neither Tencent nor DouYu shall waive any of the conditions to closing under the Reassignment Agreement or amend any provisions of the Reassignment Agreement without Huya’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, this Section 7.18 shall not survive any termination of this Agreement in accordance with its terms.

Section 7.19 Exemption from Dissenter Rights.

(a) Provided that the Required DouYu Vote has been obtained, DouYu shall give written notice to each Purported Dissenting Shareholder as soon as practicable, and in any event within ten (10) days, after the DouYu Shareholders Meeting that the Required DouYu Vote has been obtained (the date such notice has been given to all Purported Dissenting Shareholder, the “Notice Date”), and shall prompt notify Huya and Tencent after the Notice Date has occurred.

(b) DouYu shall take, or cause to be taken, all necessary and appropriate actions to maintain the listing of DouYu Shares on the NASDAQ Global Select Market for a minimum of twenty (20) days after the Notice Date.

Section 7.20 Tencent Indemnity. In the event that Tencent (but not Huya) waives the condition set forth in Section 8.2(g) and the Closing occurs, Tencent shall indemnify, defend and hold harmless Huya, the Surviving Corporation and their Subsidiaries (the “Tencent Indemnitees”) from and against all liabilities, losses, damages, claims, causes of action, costs and expenses actually suffered or incurred by, or imposed upon, the Tencent Indemnitees to the extent resulting from or in connection with Tencent’s waiver of the condition set forth in Section 8.2(g), provided that in no event shall the aggregate liability of Tencent in relation to claims brought against Tencent pursuant to this Section 7.20 exceed US$1,000,000.

Section 7.21 Termination of DouYu Share Incentive Plan. DouYu shall take all actions necessary in accordance with applicable Laws and DouYu Memorandum and Articles of Association to terminate the DouYu Share Incentive Plan, effective as of the Effective Time, and shall take all actions necessary to complete the cancellation of registration with SAFE within the period as required by applicable Laws.

Section 7.22 Compensation Matters.

(a) Unless otherwise approved by Tencent, DouYu will not, and will not permit its Subsidiaries to (i) enter into, adopt, amend, extend or terminate any bonus, profit sharing, compensation, severance, termination, equity, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, labor, collective bargaining, employment, severance or other benefit or compensation agreement, trust, plan, fund, award or arrangement for the benefit or welfare of any director, officer or employee (including without limitation the DouYu Restricted Share Unit Scheme and the DouYu Share Incentive Plan) in any manner (other than the entry into or amendment of employment or labor contracts with newly hired employees or the termination of employment agreements or labor contracts with terminated employees in the ordinary course of business consistent with past practice), (ii) except as required under any agreement, plan or arrangement in effect on the date hereof, grant or increase in any manner the compensation (including severance, termination or similar compensation) or benefits payable or to become payable to any director, officer or employee (including, without limitation, the granting of stock options or other equity awards), or (iii) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits payable or to become payable to the beneficiaries of DouYu RSU Trust, any director, officer or employee under any benefit or compensation plan, agreement or arrangement.

(b) Notwithstanding anything to the contrary in this Agreement, DouYu shall be entitled to take all necessary actions to cause all outstanding and unvested DouYu RSU Awards held by the individuals set forth on Section 7.22(b) of the DouYu Disclosure Schedule (the “Accelerating RSU Holders”) as of the Proxy Mailing Date (the “Accelerating RSUs”) to become fully vested prior to the Effective Time (the “Vesting Acceleration”), provided that the Vesting Acceleration shall not be permitted or effected with respect to an Accelerating RSU Holder unless such Accelerating RSU Holder shall have, on or prior to the Proxy Mailing Date, duly executed and delivered to Tencent, Huya and DouYu a lockup undertaking and a securities account monitoring agreement, in each case on terms and conditions mutually agreed by and among Tencent, Huya and such Accelerating RSU Holder and reflecting the principles set forth in Exhibit B to this Agreement.

(c) Unless otherwise approved by Tencent, Huya will not, and will not permit its Subsidiaries to (i) enter into, adopt, amend, extend or terminate any bonus, profit sharing, compensation, severance, termination, equity, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, labor, collective bargaining, employment, severance or other benefit or compensation agreement, trust, plan, fund, award or arrangement for the benefit or welfare of any director, officer or employee (including without limitation the Huya Share Incentive Plan) in any manner (other than the entry into or amendment of employment or labor contracts with newly hired employees or the termination of employment agreements or labor contracts with terminated employees in the ordinary course of business consistent with past practice), (ii) except as required under any agreement, plan or arrangement in effect on the date hereof, grant or increase in any manner the compensation (including severance, termination or similar compensation) or benefits payable or to become payable to any director, officer or employee (including, without limitation, the granting of stock options or other equity awards), or (iii) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits payable or to become payable to any director, officer or employee under any benefit or compensation plan, agreement or arrangement.

Section 7.23 Corporate Actions. DouYu hereby agrees that it will not, and will not permit its Subsidiaries to, enter into any transaction document in connection with the corporate action set forth in Section 7.23 of the DouYu Disclosure Schedule without prior approval of the DouYu Board and prior written consent of Tencent during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement in accordance with Article IX. Huya hereby agrees that it will not, and will not permit its Subsidiaries to, enter into any transaction document in connection with the corporate action set forth in Section 7.23 of the Huya Disclosure Schedule without prior approval of the Huya Board and prior written consent of Tencent during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement in accordance with Article IX. For the avoidance of doubt, any corporate actions taken pursuant to this Section 7.23 or any entry into the transaction documents pursuant to this Section 7.23 and any performance of such transaction documents shall not constitute any breach of Section 6.1 by DouYu or Section 6.2 by Huya, as applicable.

ARTICLE VIII.

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 8.1 Conditions to Each Party’s Obligations to Effect the Merger. The obligation of each of DouYu, Huya and Merger Sub to consummate the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Effective Time of each of the following conditions, provided that any or all of the conditions set forth in Section 8.1 may be waived, in whole or in part, in an instrument in writing signed on behalf of each of DouYu, Huya and Tencent, to the extent permitted by applicable Law:

(a) The Required DouYu Vote shall have been obtained.

(b) The Form F-4 shall have become effective under the Securities Act, and shall not be the subject of any stop order, or any proceedings to seek a stop order, suspending the effectiveness of the Form F-4.

(c) The Huya ADSs issuable as Merger Consideration pursuant to this Agreement shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

(d) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any final and non-appealable order, judgment, writ, injunction, decree, decision, ruling, verdict which (i) is in effect and (ii) permanently enjoins or prohibits the consummation of the transactions contemplated hereby, or imposes a Non-Required Remedy.

Section 8.2 Conditions to the Obligations of Huya and Merger Sub. The obligation of each of Huya and Merger Sub to consummate the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived, in whole or in part, in an instrument in writing signed on behalf of each of Huya and Tencent, to the extent permitted by applicable Law, provided that, subject to Section 7.20, the condition set forth in Section 8.2(g) may be waived, in whole or in part, solely in an instrument in writing signed on behalf of Tencent:

(a) The representations and warranties of DouYu (i) set forth in the first sentence of Section 3.1(a), Section 3.2(a), Section 3.3, Section 3.17(g) and Section 3.20 shall be true and correct in all respects save for de minimis inaccuracies as of the date of this Agreement and as of the Closing Date as if made on and as of such date and time (except for representations and warranties made as of a specified date, only as of the specified date) and (ii) set forth in this Agreement (other than those Sections specifically identified in clause (i)), shall be true and correct interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the defined term “DouYu Material Adverse Effect,” except where the failure of such representations and warranties to be true and correct, in the aggregate, does not constitute a DouYu Material Adverse Effect, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct, or true and correct in all material respects, as the case may be, only as of the specified date).

(b) DouYu shall have performed or complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by it prior to or at the time of the Closing.

(c) Since the date of this Agreement, there shall not have been any DouYu Material Adverse Effect.

(d) The actions described in Section 7.13(a) shall have been completed in accordance with the provisions thereof.

(e) DouYu shall have delivered to Huya a certificate, dated as of the Effective Time, signed by an executive officer of DouYu, certifying as to the fulfillment of the conditions specified in Sections 8.2(a), 8.2(b), 8.2(c) and 8.2(d).

(f) The holders of no more than 10% of DouYu Shares shall have provided any notice of objection, written demand for appraisal or taken any other action that purports to exercise any rights pursuant to Section 238.

(g) All PRC Regulatory Filings to be made or obtained in connection with the Merger and the other transactions contemplated hereby prior to Closing shall have been duly made or obtained, or the statutory clearance or non-objection period in respect of any such regulatory filing or notification has expired and no objection has been raised with respect to the Merger, in each case in accordance with applicable PRC Laws.

(h) DouYu shall have, within 20 days immediately following the date on which the Required DouYu Vote is obtained, given written notice thereof to each Purported Dissenting Shareholder, and the listing of DouYu Shares on the NASDAQ Global Select Market shall have been maintained for a minimum of twenty (20) days after the Notice Date.

(i) All closing conditions under the Reassignment Agreement shall have been satisfied or waived as of the Closing, which waiver shall be subject to prior written consent of Huya pursuant to Section 7.18 and the closing of the Reassignment (as defined in the Reassignment Agreement) shall have occurred in accordance with the Reassignment Agreement substantially concurrently with the Closing.

Section 8.3 Conditions to the Obligations of DouYu. The obligation of DouYu to consummate the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived, in whole or in part, in an instrument in writing signed on behalf of DouYu and Tencent, to the extent permitted by applicable Law:

(a) The representations and warranties of Huya and Merger Sub (i) set forth in the first sentence of Section 4.1(a), Section 4.2(a), Section 4.3, Section 4.17(g) and Section 4.20 shall be true and correct in all respects save for de minimis inaccuracies as of the date of this Agreement and as of the Closing Date as if made on and as of such date and time (except for representations and warranties made as of a specified date, only as of the specified date) and (ii) set forth in this Agreement (other than those Sections specifically identified in clause (i)), shall be true and correct interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the defined term “Huya Material Adverse Effect,” except where the failure of such representations and warranties to be true and correct, in the aggregate, does not constitute a Huya Material Adverse Effect, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct, or true and correct in all material respects, as the case may be, only as of the specified date).

(b) Huya and Merger Sub shall have performed or complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by it prior to or at the time of the Closing.

(c) Since the date of this Agreement, there shall not have been any Huya Material Adverse Effect.

(d) Huya shall have delivered to DouYu a certificate, dated as of the Effective Time, signed by a designated director of Huya and a designated director of Merger Sub, certifying as to the fulfillment of the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(c).

ARTICLE IX.

TERMINATION; AMENDMENT; WAIVER

Section 9.1 Termination by Mutual Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Required DouYu Vote, by mutual written consent of DouYu and Huya.

Section 9.2 Termination by Any of Huya, DouYu or Tencent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by any of Huya, DouYu or Tencent if:

(a) the Merger shall not have been consummated by July 12, 2021 (the “Outside Date”); provided that if, as of the Outside Date, all of the conditions set forth in Article VIII have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing) or duly waived by the party or parties entitled to the benefit of such condition, except for any condition set forth in Section 8.2(g) (to the extent not waived by Tencent), then the Outside Date shall automatically be extended, without further action of the Parties until the three (3)-month anniversary of the Outside Date; provided, further, that the right to terminate this Agreement under this Section 9.2(a) shall not be available to a party if the failure of the Merger to have been consummated on or before the Outside Date was primarily due to the breach or failure of such party to perform in a material respect any of its obligations under this Agreement;

(b) any order, judgment, writ, injunction, decree, decision, ruling, verdict having the effect set forth in Section 8.1(d) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to a party if the issuance of such final, non-appealable order, judgment, writ, injunction, decree, decision, ruling, verdict was primarily due to the breach or failure of such party to perform in a material respect any of its obligations under this Agreement; or

(c) the Required DouYu Vote is not obtained at the DouYu Shareholders Meeting or any adjournment thereof at which this Agreement has been voted upon; provided that DouYu shall not be permitted to terminate this Agreement pursuant to this Section 9.2(c) if DouYu has not paid the No Vote Termination Fee required to be paid to Huya pursuant to Section 9.5(b).

Section 9.3 Termination by Huya or Tencent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Huya or Tencent if:

(a) the representations and warranties of DouYu shall not be true and correct or DouYu shall have breached or failed to perform any of its covenants or agreements contained in this Agreement, which failure to be true and correct, breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.2 and (ii) cannot be cured by the Outside Date, or if capable of being cured, shall not have been cured within thirty (30) days following receipt by DouYu of written notice of such breach or failure to perform from Huya or Tencent stating Huya’s or Tencent’s intention, as applicable, to terminate this Agreement pursuant to this Section 9.3(a) and the basis for such termination (or, if earlier, the Outside Date); provided, that Huya shall not have the right to terminate this Agreement pursuant to this Section 9.3(a) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in any condition to Closing set forth in Section 8.3, not being satisfied; or

(b) (i) all of the conditions set forth in Section 8.1 and Section 8.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied, (ii) Huya and Tencent have confirmed by notice to DouYu that all conditions set forth in Section 8.2 have been satisfied or that they are willing to waive any unsatisfied conditions in Section 8.2 and (iii) DouYu fails to consummate the Merger within three (3) Business Days following the date the Closing should have occurred pursuant to Section 1.3.

Section 9.4 Termination by DouYu or Tencent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by DouYu or Tencent if:

(a) the representations and warranties of Huya or Merger Sub shall not be true and correct or Huya or Merger Sub shall have breached or failed to perform any of their covenants or agreements contained in this Agreement, which failure to be true and correct, breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.3 and (ii) cannot be cured by the Outside Date, or if capable of being cured, shall not have been cured within thirty (30) days following receipt by Huya and Merger Sub of written notice of such breach or failure to perform from DouYu or Tencent stating DouYu’s or Tencent’s intention, as applicable, to terminate this Agreement pursuant to this Section 9.4(a) and the basis for such termination (or, if earlier, the Outside Date); provided, that DouYu shall not have the right to terminate this Agreement pursuant to this Section 9.4(a) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in any condition to Closing set forth in Section 8.2 not being satisfied; or

(b) if (i) all of the conditions set forth in Section 8.1 and Section 8.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied, (ii) DouYu and Tencent has confirmed by notice to Huya that all conditions set forth in Section 8.3 have been satisfied or that it is willing to waive any unsatisfied conditions in Section 8.3 and (iii) Huya or Merger Sub fail to consummate the Merger within three (3) Business Days following the date the Closing should have occurred pursuant to Section 1.3.

Section 9.5 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, written notice thereof shall be given to the other Party or Parties and Tencent specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and of no effect with no liability on the part of any Party hereto or Tencent (or of any of their respective Representatives); provided, however, that (i) this Section 9.5, Section 7.8 and Article X (in each case, subject to the terms thereof) shall remain in full force and effect and survive termination of this Agreement, (ii) nothing herein shall relieve any Party or Tencent of any liability or damages resulting from any willful and material breach of any representations, warranties, covenant or agreement contained in this Agreement prior to such termination and (iii) nothing herein shall relieve any Party or Tencent from liability for fraud.

(b) In the event that (i) this Agreement is terminated (A) by DouYu, Huya or Tencent pursuant to Section 9.2(c) or (B) by DouYu, Huya or Tencent if the Required DouYu Vote is not obtained prior to the Outside Date, in each case of (A) and (B) other than as a result of Tencent’s breach of Section 7.17, (ii) the DouYu Board has effected a DouYu Change of Recommendation and (iii) this Agreement is not at such time able to be terminated by Huya or Tencent pursuant to Section 9.3, DouYu shall pay Huya the No Vote Termination Fee in cash in same day funds (x) in the event this Agreement is terminated by Huya or Tencent, as promptly as possible (but in any event within two (2) Business Days) after such termination, (y) in the event this Agreement is terminated by DouYu, prior to such termination.

(c) In the event that this Agreement is terminated by Huya or Tencent pursuant to Section 9.3, DouYu shall pay Huya in cash in same-day funds as promptly as possible (but in any event within two (2) Business Days) after such termination the Termination Fee. The Parties acknowledge and agree that in no event shall DouYu be required to pay the No Vote Termination Fee or the Termination Fee on more than one occasion, whether or not the No Vote Termination Fee or the Termination Fee may be payable under more than one provision of this Agreement, at the same or at different times or upon the occurrence of different events.

(d) In the event that this Agreement is terminated by DouYu or Tencent pursuant to Section 9.4, Huya shall pay DouYu in cash in same-day funds as promptly as possible (but in any event within two (2) Business Days) after such termination the Termination Fee. The Parties acknowledge and agree that in no event shall Huya be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement, at the same or at different times or upon the occurrence of different events.

(e) (i) Subject to Section 9.5(g) and Section 10.9, Huya’s receipt of the No Vote Termination Fee or the Termination Fee from DouYu pursuant to Section 9.5(b) and Section 9.5(c) shall be the sole and exclusive remedy of Huya and its Subsidiaries against the DouYu Related Parties (other than the DouYu Voting Shareholders pursuant to the terms of the DouYu Voting Agreements) for any loss suffered as a result of any breach of any covenant or agreement or the failure of the Merger to be consummated, and upon payment of such amount, none of the DouYu Related Parties (other than the DouYu Voting Shareholders pursuant to the terms of the DouYu Voting Agreements) shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement and, (ii) subject to Section 9.5(g) and Section 10.9, DouYu’s receipt of the Termination Fee from Huya pursuant to Section 9.5(d) shall be the sole and exclusive remedy of DouYu and its Subsidiaries against the Huya Related Parties for any loss suffered as a result of any breach of any covenant or agreement or the failure of the Merger to be consummated, and upon payment of such amount, none of the Huya Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. For the avoidance of doubt, subject to Section 9.5(g), (A) under no circumstances will Huya be entitled to monetary damages in excess of the amount of the No Vote Termination Fee or the Termination Fee, as applicable, and (B) under no circumstances will DouYu be entitled to monetary damages in excess of the amount of the Termination Fee.

(f) The Parties expressly acknowledge and agree that, with respect to any termination of this Agreement under circumstances in which the No Vote Termination Fee or the Termination Fee is payable pursuant to this Section 9.5, payment of the No Vote Termination Fee or the Termination Fee, as required hereunder, shall constitute liquidated damages with respect to any claim for damages or any other claim which DouYu or Huya, as the case may be, would otherwise be entitled to assert against the other party or its assets, employees or equity holders (without limiting any claims otherwise available to Huya against the DouYu Voting Shareholders pursuant to the DouYu Voting Agreements) or any other DouYu Related Party or Huya Related Party, as the case may be, with respect to any such termination of this Agreement. The Parties expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any such termination of this Agreement under circumstances in which the No Vote Termination Fee or the Termination Fee is payable pursuant to this Section 9.5, the right to such payment (A) constitutes a reasonable estimate of the damages that will be suffered by reason of any such termination of this Agreement, and (B) shall be in full and complete satisfaction of any and all damages arising as a result of any such termination of this Agreement.

(g) Each of the Parties and Tencent acknowledges that the agreements contained in this Section 9.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other parties would not have entered into this Agreement; accordingly, if DouYu or Huya, as the case may be, fails to promptly pay the amount due pursuant to this Section 9.5, and, in order to obtain such payment, Huya or DouYu, as the case may be, commences a suit which results in a judgment against the other party for amounts set forth in this Section 9.5, such paying party shall pay the other party its reasonable and documented costs and expenses (including attorneys’ fees) in connection with such suit.

(h) For the avoidance of doubt, if this Agreement is terminated pursuant to Section 9.2(b) or Section 9.2(a) due to failure to satisfy the closing condition under Section 8.1(d), neither Huya nor DouYu is under any obligation to pay the Termination Fee.

(i) For the avoidance of doubt, Tencent is not entitled to receive the No Vote Termination Fee or the Termination Fee from either Huya or DouYu.

ARTICLE X.

MISCELLANEOUS

Section 10.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule or instrument delivered pursuant to this Agreement shall survive beyond the Effective Time. None of the covenants and agreements in this Agreement shall survive beyond the Effective Time, other than the covenants and agreements contained in Section 7.12, Section 7.20, this Article X, the agreements of DouYu, Huya and Merger Sub contained in Article II and those other covenants and agreements of the Parties or Tencent which by their terms apply or contemplate performance after the Effective Time.

Section 10.2 Entire Agreement; Assignment. This Agreement (including the DouYu Disclosure Schedule, the Huya Disclosure Schedule and the other exhibits and annexes thereto) and the other Transaction Agreements constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties and Tencent with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, but not limited to, by merger or consolidation) or otherwise by any of the Parties or Tencent without the prior written consent of the other Parties and Tencent; provided, however, that prior to the Effective Time, Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Huya, but no such assignment shall relieve Huya or Merger Sub of its obligations hereunder if such assignee does not perform such obligations. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties, Tencent and their respective successors and assigns.

Section 10.3 Notices. All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given (i) when delivered or sent if delivered in person, (ii) on the next Business Day in the place of receipt if transmitted by overnight courier service providing proof of delivery, or (iii) on the date delivered if sent by email or facsimile transmission prior to 5:00 p.m. local time in the place of receipt (if thereafter then the next Business Day) (provided, that confirmation of email receipt or facsimile transmission is obtained), in each case, as follows (or to such other Persons or addressees as may be designated in writing by the party to receive such notice provided that such designation shall only be effective on the date specified in such designation or five Business Days after the designation is given, whichever is later):

if to Huya or to Merger Sub, to:

Huya Inc.

Building A3, E-Park

280 Hanxi Road

Panyu District, Guangzhou 511446

People’s Republic of China

Attention: Catherine Xiaozheng Liu

Email:

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

46/F, Jing An Kerry Center, Tower 2

No.1539 Nanjing West Road

Shanghai, China 200042

Attention: Haiping Li

Email:

if to DouYu, to:

DouYu International Holdings Limited

20/F, Building A, New Development International Center,

No. 473 Guanshan Avenue,

Hongshan District, Wuhan, Hubei Province,

People’s Republic of China

Attention: Mingming Su

Email:

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP

2201 China World Office 2, 1 Jian Guo Men Wai Avenue

Chaoyang District, Beijing

People’s Republic of China

Attention: Howard Zhang

                 He Li

Facsimile:

Email:

if to Tencent, to:

c/o Tencent Holdings Limited

Level 29, Three Pacific Place

1 Queen’s Road East

Wanchai, Hong Kong

People’s Republic of China

Attention: Compliance and Transactions Department

Email:

with copies to:

Tencent Binhai Towers, No.33 Haitian 2nd Road

Nanshan District, Shenzhen

P.R. China 518054

Attention: Mergers and Acquisitions Department

Email:

Latham & Watkins LLP

18th Floor, One Exchange Square

8 Connaught Place, Central

Hong Kong

Attention: Qiuning (Frank) Sun

                 Benjamin Su

Facsimile:

Email:

Section 10.4 Governing Law. This Agreement and any dispute, controversy or claim arising out of or in connection with it or its subject matter shall be governed by, and construed in accordance with, the Laws of the State of New York without regard to its conflicts of laws rules that would mandate the application of the Laws of another jurisdiction, except that the following matters arising out of or relating to this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands in respect of which the Parties hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the undertaking, property and liabilities of each of Merger Sub and DouYu in the Surviving Corporation, the cancellation of DouYu Shares (including DouYu Shares represented by DouYu ADSs), the limitation on rights of dissenters provided for in Section 239 of the Cayman Companies Law, the fiduciary or other duties of the Huya Board, the DouYu Board and the sole director of Merger Sub and the internal corporate affairs of Huya, DouYu, Tencent and Merger Sub.

Section 10.5 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) shall be finally settled by arbitration. The place and seat of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules then in force (the “HKIAC Rules”). The number of arbitrators shall be three (3) and the arbitrators shall be appointed in accordance with the HKIAC Rules. The language to be used in the arbitration proceedings shall be English. The award of the arbitral tribunal shall be final, conclusive and binding upon the Parties. Judgment upon any award may be entered and enforced in any court having jurisdiction over a Party or any of its assets. For the purpose of the enforcement of an award, the Parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement, including any defenses based on lack of personal jurisdiction or inconvenient forum.

Section 10.6 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 10.7 No Third Party Beneficiaries. Except as expressly set forth in Section 7.6, this Agreement shall be binding upon and inure solely to the benefit of Huya, Merger Sub, DouYu, Tencent and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.8 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.9 Specific Performance. The Parties and Tencent agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed by Huya, Merger Sub, DouYu or Tencent, as applicable, in accordance with their specific terms or were otherwise breached by Huya, Merger Sub, DouYu or Tencent, as applicable. Subject to the preceding sentence, it is accordingly agreed that each of Huya, Merger Sub, DouYu and Tencent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy, this being in addition to any other remedy to which they are entitled at Law or in equity. None of Huya, Merger Sub, DouYu or Tencent shall be required to provide any bond or other security in connection with an injunction or injunctions sought in accordance with this Agreement to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Notwithstanding anything herein to the contrary, while Huya and Merger Sub may pursue both a grant of specific performance and the payment of the No Vote Termination Fee or the Termination Fee, as applicable, pursuant to Section 9.5(b) and Section 9.5(c) or DouYu may pursue both a grant of specific performance and the payment of the Termination Fee pursuant to Section 9.5(d), under no circumstances shall Huya and Merger Sub, on the one hand, or DouYu, on the other hand, be permitted or entitled to receive both a grant of specific performance and any money damages, including all or any portion of the No Vote Termination Fee or the Termination Fee, as applicable.

Section 10.10 Amendment. This Agreement may be amended by action taken by DouYu, Huya, Merger Sub and Tencent at any time before or after approval of the Merger by the Required DouYu Vote, but after any such approval no amendment shall be made which requires the approval of the DouYu Shareholders under applicable Law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the Parties.

Section 10.11 Extension; Waiver. At any time prior to the Effective Time, DouYu, Huya and Tencent may agree to (a) extend the time for the performance of any of the obligations or other acts of DouYu, Huya, Merger Sub or Tencent, (b) waive any inaccuracies in the representations and warranties of DouYu, Huya, Merger Sub or Tencent contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance by DouYu, Huya, Merger Sub or Tencent with any of the agreements or conditions contained herein. Any agreement on the part of DouYu, Huya and Tencent hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of DouYu, Huya and Tencent. The failure of DouYu, Huya or Tencent to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 10.12 Interpretation.

(a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

(b) The Parties and Tencent have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and Tencent and no presumption or burden of proof shall arise favoring or disfavoring any Party or Tencent by virtue of the authorship of any provisions of this Agreement.

Section 10.13 Certain Definitions.

(a) “Affiliate” means, as to any Person, (i) any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise and (ii) with respect to any natural Person, any member of the immediate family of such natural Person.

(b) “Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, New York, the Cayman Islands, Hong Kong or PRC.

(c) “Code” means the United States Internal Revenue Code of 1986, as amended.

(d) “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Entity or industry group in connection with or in response to the COVID-19 pandemic.

(e) “DouYu Employees” means current, former, or retired employees, officers, consultants, independent contractors providing individual services or directors of DouYu or any Subsidiary of DouYu.

(f) “DouYu Intellectual Property” means DouYu Owned Intellectual Property and DouYu Licensed Intellectual Property.

(g) “DouYu IP Agreements” means all (i) licenses or sublicenses of, or covenants not to be sued under, Intellectual Property granted to DouYu or any of its Subsidiaries, (ii) licenses, or sublicenses of, or covenants not to be sued under, Intellectual Property granted by DouYu or any of its Subsidiaries to third parties, and (iii) agreements restricting the right of DouYu or any of its Subsidiaries to enforce any DouYu Owned Intellectual Property, or pursuant to which DouYu or any of its Subsidiaries permit other Persons to use or otherwise exploit any DouYu Intellectual Property.

(h) “DouYu Licensed Intellectual Property” means all Intellectual Property owned or purported to be owned by third parties and licensed to DouYu or any of its Subsidiaries pursuant to DouYu IP Agreements.

(i) “DouYu Material Adverse Effect” means any change, condition, circumstance, effect, event, development or occurrence that, individually or in the aggregate, has a Material Adverse Effect on DouYu or its Subsidiaries.

(j) “DouYu Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by DouYu or its Subsidiaries.

(k) “DouYu Related Party” means DouYu and its Subsidiaries and any of their respective former, current and future officers, employees, directors, partners, shareholders, management members or Affiliates (excluding any Huya Related Party).

(l) “DouYu Restricted Share Unit Scheme” means the Amended and Restated Restricted Share Unit Scheme of DouYu.

(m) “DouYu RSU Awards” means an award of restricted share units granted pursuant to the DouYu Restricted Share Unit Scheme.

(n) “DouYu Share Incentive Plan” means the 2019 Share Incentive Plan of DouYu.

(o) “DouYu Shareholders Meeting” the meeting of the holders of DouYu Shares for the purpose of seeking the Required DouYu Vote, including any adjournment or postponement thereof, or any other occasion where a vote, consent or other approval (including by written consent) of the DouYu Shareholders is sought.

(p) “DouYu Software” means all Software owned by, under obligation of assignment to, or purported to be owned by any of DouYu or its Subsidiaries.

(q) “DouYu Special Committee” means a committee of the DouYu Board consisting of the independent directors of DouYu.

(r) “DouYu VIE Contracts” means all the contracts listed in Section 10.13 of the DouYu Disclosure Schedule.

(s) “DouYu VIEs” means Wuhan Ouyue and Wuhan DouYu.

(t) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(u) “Huya Employees” means the current, former, or retired employees, officers, consultants, independent contractors providing individual services or directors of Huya or any Subsidiary of Huya, excluding DouYu Employees.

(v) “Huya Intellectual Property” means Huya Owned Intellectual Property and Huya Licensed Intellectual Property.

(w) “Huya IP Agreements” means all (i) licenses, or sublicenses of, or covenants not to be sued under, Intellectual Property granted to Huya or any of its Subsidiaries, (ii) licenses, or sublicenses of, covenants not to be sued under, Intellectual Property granted by Huya or any of its Subsidiaries to third parties, and (iii) agreements restricting the right of Huya or any of its Subsidiaries to enforce any Huya Owned Intellectual Property, or pursuant to which Huya or any of its Subsidiaries permit other Persons to use or otherwise exploit any Huya Intellectual Property.

(x) “Huya Licensed Intellectual Property” means all Intellectual Property owned or purported to be owned by third parties and licensed to Huya or any of its Subsidiaries pursuant to Huya IP Agreements.

(y) “Huya Material Adverse Effect” means any change, condition, circumstance, effect, event, development or occurrence that, individually or in the aggregate, has a Material Adverse Effect on Huya or its Subsidiaries.

(z) “Huya Option” means an option to purchase Huya Class A Shares granted under the Huya Share Incentive Plan.

(aa) “Huya Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by Huya or its Subsidiaries.

(bb) “Huya Related Party” means Huya, Merger Sub, or any of their respective former, current and future general or limited partners, shareholders, managers, members, agents, directors, officers, employees or Affiliates.

(cc) “Huya RSU Awards” means an award of restricted share units granted pursuant to the Huya Share Incentive Plan.

(dd) “Huya Share Incentive Plan” means the Amended and Restated 2017 Share Incentive Plan of Huya.

(ee) “Huya Software” means all Software owned by, under obligation of assignment to, or purported to be owned by any of Huya or its Subsidiaries.

(ff) “Huya Special Committee” means a committee of the Huya Board consisting of the independent directors of Huya.

(gg) “Huya VIE Contracts” means all the contracts listed in Section 10.13 of the Huya Disclosure Schedule.

(hh) “Huya VIEs” means Guangzhou Huya Information Technology Co., Ltd., Guangzhou Yaoguo Information Technology Co., Ltd. and Guangzhou Dachafan Entertainment Co., Ltd.

(ii) “Intellectual Property” means in any and all jurisdictions worldwide, whether or not registered, any and all (i) patents, statutory invention registrations and invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (ii) trademarks, service marks, certification marks, brand names, corporate names, domain names, uniform resource locators, trade dress, trade names, logos and other identifiers of source, including the goodwill symbolized thereby or associated therewith, (iii) works of authorship (including Software), copyrights, and all renewals, extensions, reversions and restorations thereof, (iv) confidential and proprietary information, including trade secrets and confidential and proprietary know-how, inventions, improvements, processes, models and methodologies, customers and supplier lists, pricing and cost information and business and marketing plans and proposals, (v) rights in Software, (vi) rights of publicity, privacy and rights to personal information, (vii) registrations, applications, and renewals for any of the foregoing in (i)-(vi), and (viii) all rights in the foregoing and in other similar intangible assets, and (ix) claims or causes of action arising out of or related to an past, present and future infringement, misappropriation or other violation of any of the foregoing in (i)-(viii).

(jj) “IT Assets” means all Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.

(kk) “know” or “knowledge” means, with respect to any Party, the knowledge of such Party’s executive officers after reasonable inquiry, including inquiry of such Party’s counsel and other officers or employees of such Party responsible for the relevant matter.

(ll) “Law” means any United States federal, state or local, non-United States national, provincial or local, or multinational law, statute or ordinance, common law, or any rule, regulation, directive, treaty provision, governmental guidelines or interpretations having the force of law, permits and orders of any Governmental Entity.

(mm) “Lien” means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

(nn) “Material Adverse Effect” means, when used with respect to any Person, any change, condition, circumstance, effect, event, development or occurrence that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole, or (y) prevents or materially impedes, interferes with or hinders a party’s ability to consummate the transactions contemplated hereby, including the Merger, on or before the Outside Date; provided, however, that any adverse changes, conditions, circumstances, effects, events, developments or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, conditions, effects, events or occurrences generally affecting the economy, the financial or capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated by this Agreement or, except specifically for purposes of determining whether there is a breach of the representations and warranties made by the applicable parties in Section 3.7(b) and Section 4.7(b) and the satisfaction of the closing conditions set forth in Section 8.2(a) and Section 8.3(a) with respect to such representations and warranties, the performance of this Agreement; (iii) any change in the market price or trading volume of the shares of common stock or other equity securities of such Person (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, such Person or its Subsidiaries operate, including the engagement by the any countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon another country, or any territories, possessions, or diplomatic or consular offices of another country or upon such other country’s military installations, equipment or personnel; (v) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disasters, epidemic, pandemic (including the COVID-19 pandemic (or any mutation or variation of the underlying virus thereof or related health condition)), act of God or other force majeure events; (vi) changes in any applicable Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vii) any Proceedings commenced by or involving any current or former member, partner or stockholder of such Person or any of its Subsidiaries arising out of or related to this Agreement or the transactions contemplated by this Agreement; (viii) any failure of a Person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); and (ix) with respect to DouYu and Huya, any effect to the extent resulting from a change, condition, circumstance, effect, event, development or occurrence that has a Material Adverse Effect on (a) Huya and its Subsidiaries or (b) DouYu and its Subsidiaries, respectively; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v), (vi), (viii) and (ix) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such changes, conditions, effects, events or occurrences have had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such Person and its Subsidiaries operate.

(oo) “No Vote Termination Fee” means US$44,000,000.

(pp) “Off-the-Shelf Software” means, with respect to any Person, all Software that is commercially available off-the-shelf Software that (i) has not been modified or customized for such Person, and (ii) is licensed to such Person for a one-time or annual fee of US$10,000 or less.

(qq) “Permitted Liens” means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith by appropriate proceedings; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests arising or incurred in the ordinary course of business in respect of amounts that are not yet due and payable; (iii) Liens securing indebtedness or liabilities that are reflected in the DouYu SEC Reports or the Huya SEC Reports, as applicable, filed or furnished prior to the date hereof; (iv) Liens that would be disclosed by a current survey or physical inspection of the real property; (v) non-exclusive licenses granted in the ordinary course of business and (vi) any other Liens that have been incurred or suffered in the ordinary course of business and that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien.

(rr) “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

(ss) “PRC Regulatory Filings” means, collectively, filings, permits, authorizations, consents and approvals as may be required under any applicable PRC Laws.

(tt) “PRC” means the People’s Republic of China.

(uu) “Public Software” means any Software that is distributed as freeware, shareware, open source Software (e.g., Linux) or under similar licensing or distribution models that (i) require the licensing or distribution of source code of such Software to any other Person, (ii) prohibit or limit the receipt of consideration in connection with licensing, sublicensing or distributing any such Software, (iii) allow any Person to decompile, disassemble or otherwise reverse-engineer any such Software, or (iv) require the licensing of any such Software to any other Person for the purpose of making derivative works. For the avoidance of doubt, “Public Software” includes Software licensed or distributed under any of the following licenses or distribution models (or licenses or distribution models similar thereto): (i) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the BSD License; (vi) the Apache License; and (vii) any other license or distribution model described by the Open Source Initiative in its Open Source Definition as set forth on www.opensource.org.

(vv) “Registered” means issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Entities or Internet domain name registrar.

(ww) “SAFE Circular 37” means the Notice on Issues Relating to the Administration of Foreign Exchange in Overseas Investment and Financing and Reverse Investment Activities of Domestic Residents Conducted via Special Purpose Vehicles issued by SAFE on July 14, 2014, which became effective as of July 14, 2014, or any successor rule or regulation under PRC Law.

(xx) “SAFE Circular 7” means the Notice on Issues Relating to the Administration of Foreign Exchange for Domestic Individuals Participating in Stock Incentive Plan of Overseas Listed Company issued by SAFE on February 15, 2012, which became effective as of February 15, 2012, or any successor rule or regulation under PRC Law.

(yy) “SEC” means the Securities and Exchange Commission of the United States.

(zz) “Software” means all (i) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code, (ii) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (iii) development and design tools, library functions and compilers, (iv) technology supporting websites, and the contents and audiovisual displays of websites, and (v) media, documentation and other works of authorship, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

(aaa) “Subsidiary” means, when used with reference to any Person, (i) of which such party or any other Subsidiary of such party is a general or managing partner, or (ii) the outstanding voting securities or interests of which, having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, are directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, and, when used with reference to DouYu or Huya, of which DouYu or Huya, as applicable, consolidates in its consolidated financial statements as a variable interest entity in accordance with GAAP.

(bbb) “Tax Returns” means all returns, declarations, statements, claims, reports, schedules, forms, information returns and other similar documents, including any attachment thereto or amendment thereof, required to be filed with any Taxing Authority with respect to Taxes.

(ccc) “Tax” or “Taxes” includes all forms of taxation, governmental fees or other like assessments or charges of any kind whatsoever (including withholding on amounts payable by or to any Person) whenever created or imposed, and whether of the PRC, the United States or elsewhere, and whether imposed by a local, municipal, governmental, provincial, state, foreign, federal or other Governmental Entity responsible for the imposition of any such taxation, fee or assessment (a “Taxing Authority”), including (i) all interest, penalties and additions imposed with respect to such amounts and any liability for any of the foregoing as transferee, (ii) liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of any Tax Group or a party to any tax sharing agreement, in each case as a result of which liability of a Party or a Subsidiary thereof to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of a Party or a Subsidiary thereof for the payment of any amount described in clause (i) or (ii) in this definition as a result of any tax indemnity or similar agreement or arrangement (other than pursuant to customary provisions of contractual agreements entered into in the ordinary course of business, the principal subject of which does not relate to Taxes).

(ddd) “Termination Fee” means US$177,000,000.

(eee) “Transaction Agreements” means this Agreement, the Reassignment Agreement and the DouYu Voting Agreements.

(fff) “UGC Agreements” means agreements with individual end-users who provide user-generated content.

(ggg) “US$” means the legal currency of the United States of America.

(hhh) “Wuhan DouYu” means Wuhan DouYu Internet Technology Co., Ltd.

(iii) “Wuhan Ouyue” means Wuhan Ouyue Online TV Co., Ltd.

Section 10.14 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

[Remainder of page left intentionally blank; signature pages follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Huya Inc.

By:	/s/ Hongqiang Zhao
Name: Hongqiang Zhao
Title: Director

Tiger Company Ltd.

By:	/s/ Rongjie Dong
Name: Rongjie Dong
Title: Director

[Merger Agreement Signature Page]

DouYu International Holdings Limited

By:	/s/ Zhaoming Chen
Name: Zhaoming Chen
Title: Chairman of Special Committee

[Merger Agreement Signature Page]

Nectarine Investment Limited, solely for purposes of the Specified Provisions

By:	/s/ Ma Huateng
Name: Ma Huateng
Title: Director

[Merger Agreement Signature Page]

EXHIBIT A

PLAN OF MERGER

THIS PLAN OF MERGER is made on [ 🌑 ], 2020.

BETWEEN

(1)

Tiger Company Ltd., an exempted company incorporated under the laws of the Cayman Islands on September 11, 2020, with its registered office situated at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Merger Sub”); and

(2)

DouYu International Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands on January 5, 2018, with its registered office situated at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“DouYu” or the “Surviving Corporation” and together with Merger Sub, the “Constituent Companies”).

WHEREAS

(a)

Merger Sub and DouYu have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the “Agreement”) dated October 12, 2020 made between Huya Inc. (“Huya”), Merger Sub, DouYu and, solely for purposes of Sections 1.3, 6.1, 6.2, 6.3, 7.1, 7.3, 7.4, 7.7, 7.11, 7.12, 7.13, 7.14, 7.17, 7.18, 7.19, 7.20, 7.22 and Articles III, IV, V, VIII, IX and X thereto, Nectarine Investment Limited, a copy of which is attached as Appendix I to this Plan of Merger and under the provisions of Part XVI of the Companies Law (2020 Revision) of the Cayman Islands (the “Companies Law”).

(b)	This Plan of Merger is made in accordance with section 233 of the Companies Law.

(c)	Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement.

W I T N E S E T H

CONSTITUENT COMPANIES

1.	The Constituent Companies to the Merger are Merger Sub and DouYu.

NAME OF THE SURVIVING CORPORATION

2.	The name of the Surviving Corporation shall be DouYu International Holdings Limited.

REGISTERED OFFICE

3.	The Surviving Corporation shall have its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY 1-1104, Cayman Islands.

AUTHORISED AND ISSUED SHARE CAPITAL

4.

Immediately prior to the Effective Date (as defined below), the authorized share capital of Merger Sub was US$100,000 divided into 1,000,000,000 ordinary shares of US$0.0001 par value per share, of which 1 share has been issued.

5.

Immediately prior to the Effective Date, the authorized share capital of DouYu was US$100,000 divided into (A) 500,000,000 ordinary shares of a nominal or par value of US$0.0001 each (“DouYu Shares”), and (B) 500,000,000 shares of a nominal or par value of US$0.0001 each as the board of directors of DouYu may determine in accordance with the Fourth Amended and Restated Memorandum and Articles of Association of DouYu, of which [ 🌑 ] DouYu Shares are issued and outstanding. No other shares of DouYu were issued and outstanding immediately prior to the Effective Date.

6.	On the Effective Date (as defined below), the authorized share capital of the Surviving Corporation shall be US$100,000 divided into 1,000,000,000 ordinary shares of US$0.0001 par value per share.

7.	On the Effective Date (as defined below), and in accordance with the terms and conditions of the Agreement:

(a)

Each DouYu Share issued and outstanding immediately prior to the Effective Date, other than (i) the DouYu Shares represented by DouYu ADSs, (ii) the Excluded Shares, and (iii) any Purported Dissenters Shares (as defined in the Agreement), shall be cancelled in exchange for the right of the holder of the relevant DouYu Share to receive 7.30 validly issued, fully paid, non-assessable Class A ordinary shares, par value US$0.0001 per share, of Huya (the “Per Share Merger Consideration”).

(b)

Each American depositary share of DouYu, each of which represents one-tenth (1/10) of a DouYu Share (the “DouYu ADSs”), issued and outstanding immediately prior to the Effective Date, together with the DouYu Shares represented by such DouYu ADSs, shall be cancelled in exchange for the right of the holder of the relevant DouYu ADS, at the direction of the DouYu Depositary, to receive 0.730 American depositary shares of Huya, each of which represents one Huya Class A Share (the “Huya ADSs”) (such number of Huya ADSs, the “Per ADS Merger Consideration” and together with the Per Share Merger Consideration, the “Merger Consideration”).

(c)

Each of the Excluded Shares shall, by virtue of the Merger and without any action on the part of its holder, automatically be cancelled, shall no longer be issued or outstanding and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

(d)	Each of the Purported Dissenters Shares shall be cancelled in exchange for the right to receive the applicable consideration due and owing as provided in Section 2.6 of the Agreement.

(e)

Each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Date, shall be converted into one validly issued, fully paid and non-assessable ordinary share with a par value of US$0.0001 each of the Surviving Corporation.

8.	On the Effective Date, the ordinary shares of the Surviving Corporation shall:

(a)	be entitled to one vote per share;

(b)	be entitled to such dividends as the board of directors of the Surviving Corporation may from time to time declare;

(c)

in the event of a winding-up or dissolution of the Surviving Corporation, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets; and

(d)	generally be entitled to enjoy all of the rights and restrictions attaching to ordinary shares;

in each case as set out in the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Corporation (as defined below).

EFFECTIVE DATE

9.

In accordance with section 233(13) of the Companies Law, the Merger shall be effective on the date that this Plan of Merger is registered by the Registrar of Companies of the Cayman Islands (the “Effective Date”).

PROPERTY

10.

On the Effective Date, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Corporation which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM AND ARTICLES OF ASSOCIATION

11.

The memorandum of association and articles of association of the Merger Sub shall be the memorandum of association and articles of association of the Surviving Corporation, amended and restated in the form attached as Appendix II to this Plan of Merger on the Effective Date (the “Amended and Restated Memorandum and Articles”).

DIRECTORS BENEFITS

12.	There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS OF THE SURVIVING CORPORATION

13.	The names and addresses of the directors of the Surviving Corporation are as follows:

NAME	ADDRESS
[ 🌑 ]	[ 🌑 ]
[ 🌑 ]	[ 🌑 ]

SECURED CREDITORS

14. (a)	Merger Sub has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger; and

(b)	DouYu has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

RIGHT OF TERMINATION

15.	This Plan of Merger may be terminated by the board of directors of both the Surviving Corporation and Merger Sub pursuant to the terms and conditions of the Agreement.

APPROVAL AND AUTHORIZATION

16.	This Plan of Merger has been approved by the board of directors of each of DouYu and Merger Sub pursuant to section 233(3) of the Companies Law.

17.	This Plan of Merger has been authorised by the shareholders of each of DouYu and Merger Sub pursuant to section 233(6) of the Companies Law.

COUNTERPARTS

18.	This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

19.	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

For and on behalf of Tiger Company Ltd.:

[Name]
Director

For and on behalf of DouYu International Holdings Limited:

[Name]
Director

A-1

EXHIBIT B

PRINCIPLES OF LOCKUP UNDERTAKING AND SECURITIES ACCOUNT MONITORING AGREEMENT

(a) During the period between the Proxy Mailing Date and the Closing Date (the “Pre-Closing Lockup Period”): each Accelerating RSU Holder shall not offer, lend, pledge, sell, contract to sell, sell or grant any option or contract to purchase, or otherwise transfer or dispose of (either conditionally or unconditionally, or directly or indirectly, or otherwise) (any of the foregoing actions, “Transfer”) any Doug ADS received by such Accelerating RSU Holder as a result of the Vesting Acceleration of any portion of the Accelerating RSUs (each, a “Restricted Doug ADS”), and such Restricted Doug ADS shall be repurchased and cancelled by Doug for no consideration upon the occurrence of any event that would have caused the corresponding portion of the Accelerating RSUs to be forfeited in accordance with the terms thereof as of the date of the Merger Agreement; provided that, with respect to any Vested Restricted Doug ADS, the foregoing restrictions shall cease to apply on the date when the corresponding Scheduled Vested Portion of the relevant Accelerating RSUs would have become fully vested pursuant to the vesting schedule applicable to such Accelerating RSUs as of the date of the Merger Agreement.

(b) During the period between the Closing Date and July 16, 2022 (the “Post-Closing Lockup Period”): (i) such Accelerating RSU Holder shall not Transfer any Henry ADS received in exchange for any Restricted Doug ADS held by such Accelerating RSU Holder other than any Vested Restricted Doug ADS (such Henry ADS, a “Restricted Henry ADS”), and (ii):

A.

in the event such Accelerating RSU Holder’s employment or service with Henry or any of its Affiliates is terminated without the occurrence of any triggering event as mutually agreed by and among Tom, Henry and such Accelerating RSU Holder (each, a “Triggering Event”):

1.

if such employment or service is terminated by such holder, including by reason of resignation or non-renewal of employment or service agreement upon its expiration as elected by such holder, each Unvested Restricted Henry ADS held by such Accelerating RSU Holder as of the date of such termination shall be repurchased and cancelled by Henry for no consideration, provided that this Clause (B)(a)(i) of this paragraph 2 shall not apply in any of the following events (the “Good Leaver Events”): such termination of employment or service primarily results from (1) the death, illness or disability of such Accelerating RSU Holder, (2) diminution of title, position, duties, responsibilities, authorities, offices or reporting line of such Accelerating RSU Holder as a result of the Merger, (3) reduction in compensation and/or benefits of such Accelerating RSU Holder as a result of the Merger or (4) change of principal location of employment as a result of the Merger;

2.

if such employment or service is terminated other than by such holder or terminated by such holder in any of the Good Leaver Events, the lockup restriction described in Clause (A) of this paragraph 2 shall continue to apply until the end of the Post-Closing Lockup Period but Henry shall not be entitled to repurchase any of such holder’s Restricted Henry ADSs as a result of such termination;

B.

in the event such Accelerating RSU Holder’s employment or service with Henry or any of its Affiliates is terminated upon occurrence of a Triggering Event, each Unvested Restricted Henry ADS held by such Accelerating RSU Holder as of the date of such termination shall be repurchased and cancelled by Henry for no consideration without prejudice to any other rights and remedies Henry or any of its Affiliates may have.

(c) In the event the Merger Agreement is terminated in accordance with the terms thereof, Doug and each Accelerating RSU Holder shall, promptly after such termination, take all necessary actions to unwind the Vesting Acceleration with respect to all Accelerating RSUs held by such Accelerating RSU Holder except for such portion thereof that would have become fully vested as of the date of such termination pursuant to the vesting schedule applicable to such Accelerating RSUs as of the date of the Merger Agreement.

(d) Each Accelerating RSU Holder shall deposit, or cause to be deposited, all his Restricted Doug ADSs and Restricted Henry ADSs into the securities account provided under the relevant securities account monitoring agreement, and the relevant financial institution with which such securities account is opened shall monitor all transactions involving the securities deposited in such account to effect the restrictions provided under the lockup agreement and shall not permit any such transaction without the prior written consent of a person designed by Tom.

(e) Any costs and expenses incurred by Henry and its Affiliates (including, after the Closing, Doug and Doug’s Affiliates) in connection with the entry into and performance of the obligations under the lockup undertaking and the securities account monitoring agreement shall be borne by the Accelerating RSU Holders in proportion to their respective interests in the total number of Restricted Doug ADSs held by all Accelerating RSU Holders.

(f) For the purpose of this Exhibit B:

“Scheduled Unvested Portion” of any Accelerating RSUs held by an Accelerating RSU Holder means, with respect to any date after the Closing, the portion of such Accelerating RSUs that would remain unvested as of such date pursuant to the vesting schedule applicable to such Accelerating RSUs as of the date of the Merger Agreement.

“Scheduled Vested Portion” of any Accelerating RSUs held by an Accelerating RSU Holder means the portion of such Accelerating RSUs that would have become fully vested before or on the Closing Date pursuant to the vesting schedule applicable to such Accelerating RSUs as of the date of the Merger Agreement.

“Unvested Restricted Henry ADS” means, with respect to any date after the Closing, any Restricted Henry ADS received by an Accelerating RSU Holder in exchange for any Restricted Doug ADS received by such Accelerating RSU Holder in connection with, and as a result of the Vesting Accelerating of, the Scheduled Unvested Portion of the Accelerating RSUs of such Accelerating RSU Holder as of such date.

“Vested Restricted Doug ADS” means any Restricted Doug ADS received by an Accelerating RSU Holder in connection with, and as a result of the Vesting Accelerating of, the Scheduled Vested Portion of the Accelerating RSUs of such Accelerating RSU Holder.